Exhibit 10.1

Execution Version

TENTH AMENDMENT dated as of April 23, 2026 (this “Amendment”) to the Credit Agreement dated as of August 27, 2018 (as amended as of October 1, 2018, March 31, 2021, August 19, 2022, June 29, 2023, July 27, 2023, April 4, 2024, October 8, 2024, September 15, 2025, February 26, 2026 and as the same may have been further amended, supplemented or otherwise modified immediately prior to giving effect to this Amendment on the Tenth Amendment Effective Date (as defined below), the “Existing Credit Agreement”), among ULTRA CLEAN HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), any Subsidiary Borrowers (as defined therein) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”), is entered into by and among the Parent Borrower, the other Loan Parties party hereto, the Tenth Amendment Revolving Lenders (as defined below) party hereto, the Consenting Lenders (as defined below) and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Parent Borrower has notified the Administrative Agent and the Lenders party hereto of its request that (i) the existing Revolving Facility under and as defined in the Existing Credit Agreement (the “Existing Revolving Facility”) be refinanced and replaced in full with new revolving credit commitments in an original aggregate principal amount of $250,000,000 (such new, refinancing and replacing revolving credit commitments, the “Tenth Amendment Revolving Commitments” and, together with the revolving loans and other extensions of credit thereunder from time to time, the “Tenth Amendment Revolving Facility”) and (ii) pursuant to Section 10.1 of the Existing Credit Agreement (x) the maturity date applicable to the Existing Revolving Facility (after giving effect to this Amendment and the refinancing and replacement thereof with the Tenth Amendment Revolving Facility), be extended and (y) the Existing Credit Agreement be amended to permit the incurrence of the Tenth Amendment Revolving Facility and that certain other terms of the Existing Credit Agreement be modified on the terms set forth herein and in the Amended Credit Agreement (as defined below);

WHEREAS, (i) pursuant to Section 10.1 of the Existing Credit Agreement, each of the Revolving Lenders party hereto that is also a party to the Existing Credit Agreement immediately prior to the Tenth Amendment Effective Date (each such existing Revolving Lender in such capacity, a “Consenting Lender”) has agreed to (x) extend the maturity date of its existing Revolving Commitments by providing  Tenth Amendment Revolving Commitments (as defined below) and (y) amend the Existing Credit Agreement to permit the incurrence of the Tenth Amendment Revolving Facility and to make such other requested modifications to the Existing Credit Agreement, in each case, effective as of the Tenth Amendment Effective Date and subject to the terms and conditions set forth herein and in the Amended Credit Agreement and (ii) each Person (including each Consenting Lender) that executes and delivers this Amendment as a “Tenth Amendment Revolving Lender” (each such Person in such capacity, a “Tenth Amendment Revolving Lender”) has agreed to (x) provide Tenth Amendment Revolving Commitments in an aggregate amount not to exceed the amount set forth opposite such Tenth Amendment Revolving Lender’s name on Schedule 1.1A hereto (which Tenth Amendment Revolving Commitments shall refinance and replace in full the Existing Revolving Facility) and (y) become, if not already, a “Lender” and a “Revolving Lender” under the Amended Credit Agreement, in each case, effective as of the Tenth Amendment Effective Date and subject to the terms and conditions set forth herein and in the Amended Credit Agreement;

WHEREAS, prior to the date hereof, the Parent Borrower has prepaid in full all previously-incurred Term Loans, together with all accrued and unpaid interest thereon, and all fees premiums and other amounts, if any, with respect thereto; and

WHEREAS, in furtherance of the foregoing, and pursuant to Section 10.1 of the Existing

Credit Agreement, the Administrative Agent, the Parent Borrower, the other Loan Parties party hereto, the Consenting Lenders (which Consenting Lenders constitute all Lenders under the Existing Credit Agreement on the Tenth Amendment Effective Date) and the Tenth Amendment Revolving Lenders (including all the Consenting Lenders) (which Tenth Amendment Revolving Lenders constitute all Lenders under the Amended Credit Agreement on the Tenth Amendment Effective Date) desire to memorialize the terms of the Tenth Amendment Revolving Facility and the other amendments to the Existing Credit Agreement as set forth herein and in the Amended Credit Agreement as of the Tenth Amendment Effective Date.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1. Definitions. Unless otherwise defined herein, terms defined in the Existing Credit Agreement and used herein shall have the meanings given to them in the Existing Credit Agreement. In addition, as used in this Amendment, the term “Transactions” shall mean, collectively, (i) the execution, delivery and performance by the Loan Parties of this Amendment and the establishment of the Tenth Amendment Revolving Facility and the borrowing (if any) of Tenth Amendment Revolving Loans (as defined below) on the Tenth Amendment Effective Date, (ii) the amendments to the Existing Credit Agreement made in connection with the foregoing, (iii) the consummation of the Refinancing (as defined below) and (iv) the payment of all fees, premiums, expenses and other transaction costs incurred in connection with the foregoing.

SECTION 2. Tenth Amendment Revolving Facility; Refinancing of Existing Revolving Facility.

(a) Subject to the terms and conditions of this Amendment (including the satisfaction (or waiver by the Tenth Amendment Revolving Lenders) of the conditions set forth in Section 4) and the Amended Credit Agreement, each of the Tenth Amendment Revolving Lenders hereby commits, severally and not jointly, to (x) provide its Tenth Amendment Revolving Commitments to the Borrowers on the Tenth Amendment Effective Date and (y) make revolving loans on account of its Tenth Amendment Revolving Commitments from time to time on and after the Tenth Amendment Effective Date (such revolving loans, the “Tenth Amendment Revolving Loans”), in each case pursuant to, and subject to the terms and conditions of, this Amendment and the Amended Credit Agreement. Each Tenth Amendment Revolving Lender’s Tenth Amendment Revolving Commitment and L/C Commitment as of the Tenth Amendment Effective Date (after giving effect to this Amendment) shall be as set forth in Schedule 1.1A and 1.1C, respectively, to the Amended Credit Agreement as of such date immediately upon giving effect to this Amendment.

(b)  Each Tenth Amendment Revolving Lender party hereto (other than a Consenting Lender in its capacity as such) hereby agrees to become a “Lender”, a “Tenth Amendment Revolving Lender” and a “Revolving Lender”, and/or an “Issuing Lender”, as applicable, for all purposes under the Amended Credit Agreement and, in connection therewith (i) confirms that it has received a copy of the Existing Credit Agreement and copies of such other Loan Documents, financial statements referred to therein and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Existing Credit Agreement and/or the Amended Credit Agreement, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and/or the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees

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that it will perform in accordance with their terms all of the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Revolving Lender and/or as an Issuing Lender, as applicable.

(c)  Each party hereto acknowledges and agrees that, effective as of the Tenth Amendment Effective Date, (i) all Tenth Amendment Revolving Commitments shall be “Revolving Commitments” and “Commitments” for all purposes in connection with this Amendment, the Amended Credit Agreement and the other Loan Documents and (ii) all Tenth Amendment Revolving Loans funded on and after the Tenth Amendment Effective Date shall be “Revolving Loans” and “Loans” for all purposes in connection with this Amendment, the Amended Credit Agreement and the other Loan Documents.

(d)  Each of the parties hereto hereby agrees that in implementing the foregoing modifications and increases to the existing Revolving Facility with the Tenth Amendment Revolving Facility pursuant to this Amendment that (i) on the Tenth Amendment Effective Date each Consenting Lender will automatically and without further act be deemed to have assigned to each other Tenth Amendment Revolving Lender, and each such Tenth Amendment Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Consenting Lender’s participations under the Existing Credit Agreement in outstanding Letters of Credit such that, immediately after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (after giving effect to this Amendment) participations in Letters of Credit under the Amended Credit Agreement shall be held in accordance with their respective revised Revolving Percentages (after giving effect to this Amendment on such date); and (ii) the Administrative Agent may take any and all actions as may be reasonably necessary to give effect to the foregoing. By executing and delivering a signature page to this Amendment, each Consenting Lender irrevocably (x) agrees to the terms of this Amendment, the Amended Credit Agreement and the other Loan Documents executed in connection herewith or therewith and the transactions contemplated hereby or thereby notwithstanding anything to the contrary in the Existing Credit Agreement and (y) waives any claim for any loss, cost or expense due and payable to it pursuant to Section 2.20 of the Existing Credit Agreement in connection with the Refinancing and the other Transactions contemplated hereby.

(e)  The Administrative Agent and the Lenders party hereto hereby agree that, together with the borrowing notice delivered pursuant to Section 4 of this Amendment, the execution and delivery of this Amendment constitutes all timely notices required under the Existing Credit Agreement in connection with the prepayment, refinancing and replacement of the Existing Revolving Facility and the incurrence of the Tenth Amendment Revolving Facility contemplated hereby, and the Administrative Agent and such Lenders hereby waive any other notice requirement in connection with the prepayment, refinancing and/or replacement of the Existing Revolving Facility and the establishment of, and the incurrence of Indebtedness under, the Tenth Amendment Revolving Commitments contemplated hereby on the Tenth Amendment Effective Date.

SECTION 3. Amendments to Existing Credit Agreement. Each of the parties hereto agrees that, effective on the Tenth Amendment Effective Date, the Existing Credit Agreement shall be amended to: (a) restate the Existing Credit Agreement in its entirety in the form attached as Exhibit A hereto; (b) replace in its entirety Exhibit B of the Existing Credit Agreement with Exhibit B attached hereto; (c) replace in their entirety Schedules 1.1A and 1.1C of the Existing Credit Agreement with Schedules 1.1A and 1.1C, respectively, attached hereto; (d) delete Schedule 1.1D of the Existing Credit Agreement in its entirety; and (e) replace in their entirety 4.13, 4.15, 4.19(a), 7.2(e), 7.3(f), 7.5(l) and 7.7(k) of the Existing Credit Agreement with 4.13, 4.15, 4.19(a), 7.2(e), 7.3(f), 7.5(l) and 7.7(k), respectively, attached hereto (the Existing Credit Agreement as so amended pursuant to clauses (a) through (e) above, the “Amended Credit Agreement”).

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SECTION 4. Amendment Effective Date. This Amendment shall become effective as of the first date set forth above (the “Tenth Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived by the Tenth Amendment Revolving Lenders):

(a) the Administrative Agent (or its counsel) shall have received a counterpart signature page of this Amendment duly executed by the Parent Borrower, each other Loan Party party hereto, the Administrative Agent, each Consenting Lender (and, when taken together, constituting all Lenders under the Existing Credit Agreement on such date) and each Tenth Amendment Revolving Lender;

(b)  the Administrative Agent (or its counsel) shall have received a customary opinion from (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel to the Loan Parties and (ii) Morris, Nichols, Arsht & Tunnell LLP, in its capacity as special Delaware counsel to the Loan Parties, in each case, dated as of the Tenth Amendment Effective Date and addressed to the Administrative Agent and each Tenth Amendment Revolving Lender;

(c)  substantially concurrently with the establishment of the Tenth Amendment Revolving Facility, (i) all Revolving Loans (if any) outstanding under the Existing Credit Agreement (together with any accrued but unpaid interest thereon to, but not including, the Tenth Amendment Effective Date, and all fees or premiums, if any, with respect thereto) shall be repaid or paid, as applicable, in full with the proceeds of Tenth Amendment Revolving Loans (if any) or, at the option of the Parent Borrower, cash on hand of the Parent Borrower and (ii) all Revolving Commitments under the Existing Revolving Facility shall be refinanced and replaced in full by the Tenth Amendment Revolving Commitments, in each case pursuant to the terms of Section 2 of this Amendment (collectively, the “Refinancing”);

(d)  the Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Tenth Amendment Effective Date, substantially in the form of Exhibit C to the Existing Credit Agreement, with appropriate insertions and attachments, certifying as to the matters referred to in clauses (f) and (g) of this Section 4, and including without limitation (x) the certificate of incorporation (or equivalent) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and (y) a true and complete copy of its by-laws or operating, management, partnership or similar agreement (or, in each case of clauses (x) and (y) above, a certification that true and complete copies of such documents or agreements have been previously attached to a certificate delivered to the Administrative Agent under the Existing Credit Agreement and that such documents or agreements have not been amended except as otherwise attached to such certificate delivered to the Administrative Agent on the Tenth Amendment Effective Date and certified therein as being the only amendments thereto as of such date), and (ii) a good standing certificate as of a recent date for each Loan Party from its relevant authority of its jurisdiction of organization;

(e)  the Administrative Agent (or its counsel) shall have received a Solvency Certificate dated as of the Tenth Amendment Effective Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Parent Borrower certifying as to the matters set forth therein;

(f)  each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Tenth Amendment Effective Date, immediately prior to and immediately after giving effect to this Amendment and the transactions contemplated hereby, as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date;

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(g)  no Default or Event of Default shall have occurred and be continuing on the Tenth Amendment Effective Date or immediately after giving effect to the transactions contemplated by this Amendment and the Amended Credit Agreement;

(h)  to the extent applicable, the Administrative Agent shall have received written notice from the Parent Borrower for the Borrowing of Tenth Amendment Revolving Loans to be funded on the Tenth Amendment Effective Date;

(i)  each Tenth Amendment Revolving Lender shall have received, at least three Business Days prior to the Tenth Amendment Effective Date, (i) all documentation and other information about the Parent Borrower and the Guarantors that shall have been reasonably requested by such Tenth Amendment Revolving Lender in writing at least 10 Business Days prior to the Tenth Amendment Effective Date and that such Tenth Amendment Revolving Lender reasonably determines is required by United States bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the CDD Rule and (ii) to the extent that the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and any Tenth Amendment Revolving Lender has requested, in a written notice delivered to the Parent Borrower at least 10 days prior to the Tenth Amendment Effective Date, such a certification, at least two days prior to the Tenth Amendment Effective Date, a Beneficial Ownership Certification regarding beneficial ownership as required by the Beneficial Ownership Regulation; and

(j)  (i) to the extent invoiced to the Parent Borrower at least three Business Days prior to the Tenth Amendment Effective Date, all costs and expenses (including, without limitation, reasonable and documented legal fees and expenses of counsel to the Administrative Agent) required to be paid by the Parent Borrower in connection with this Amendment and (ii) all fees required to be paid by the Parent Borrower to the Tenth Amendment Revolving Lenders in connection with this Amendment pursuant to that certain fee letter dated as of the Tenth Amendment Effective Date between the Administrative Agent and the Parent Borrower, in each case of clauses (i) and (ii), shall have been paid or shall have been authorized to be deducted from the proceeds of any funding of Tenth Amendment Revolving Loans.

For purposes of determining whether the conditions specified in this Section 4 have been satisfied on the date hereof, by executing this Amendment, the Administrative Agent and the Tenth Amendment Revolving Lenders (including each Consenting Lender) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Tenth Amendment Revolving Lenders, as the case may be.

SECTION 5. Representations and Warranties.  Each Loan Party hereby represents and warrants to each of the Tenth Amendment Revolving Lenders and the Administrative Agent that, as of the Tenth Amendment Effective Date, (i) such Loan Party has taken all necessary corporate action to authorize (x) the execution and delivery of this Amendment, (y) the performance of this Amendment and the Amended Credit Agreement and (z) the extensions of credit on the terms and conditions of this Amendment and the Amended Credit Agreement, (ii) this Amendment has been duly executed and delivered on its behalf, (iii) this Amendment and the Amended Credit Agreement constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), (iv) both immediately before and immediately after giving effect to this Amendment and the transactions contemplated by this Amendment and the Amended Credit Agreement, no Default or Event of Default has occurred and is continuing and (v) both immediately

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before and immediately after giving effect to this Amendment and the transactions contemplated by this Amendment and the Amended Credit Agreement, each of the representations and warranties made by such Loan Party in or pursuant to the Loan Documents are true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Tenth Amendment Effective Date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

SECTION 6. Effect of Amendment; Reaffirmation.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Each Loan Party hereby approves and consents to the amendments and waivers contemplated by this Amendment and agrees that its obligations under the Existing Credit Agreement and the other Loan Documents to which it is a party shall not be diminished as a result of the execution of this Amendment or the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement. Each Loan Party acknowledges and agrees that all of the Liens and security interests created and arising under any Loan Document remain in full force and effect and continue to secure its Obligations (including without limitation in respect of the Revolving Loans and Revolving Commitments, in each case, as increased hereunder), unimpaired, uninterrupted and undischarged, regardless of the effectiveness of this Amendment and the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement. Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document in similar or different circumstances. Nothing in this Amendment shall be deemed to be a novation of any obligations under the Existing Credit Agreement or any other Loan Document.

(b)  From and after the Tenth Amendment Effective Date, (i) each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Credit Agreement, (ii) each reference in any Loan Document to the “Revolving Lenders”, “Revolving Loans”, “Revolving Commitments” shall be deemed to be a reference that includes the Tenth Amendment Revolving Lenders, the Tenth Amendment Revolving Loans and the Tenth Amendment Revolving Commitments, as applicable, and all other related terms will have correlative meanings mutatis mutandis and (iii) each reference in any Loan Document to the “Lenders”, “Loans” or “Commitments” shall be deemed to include a reference to the Tenth Amendment Revolving Lenders, the Tenth Amendment Revolving Loans and the Tenth Amendment Revolving Commitments, as applicable, and all other related terms will have correlative meanings mutatis mutandis.

(c)  From and after the Tenth Amendment Effective Date, this Amendment shall constitute, and be deemed to be, a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 7. General.

(a) GOVERNING LAW; Waiver of Jury Trial; Jurisdiction. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL

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BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.12 and 10.16 of the Amended Credit Agreement are incorporated herein by reference, mutatis mutandis.

(b)  Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection herewith and the transactions contemplated by this Amendment and the Amended Credit Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(c)  Headings. The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

SECTION 8. Agreements of each New RCF Lender. Each Tenth Amendment Revolving Lender (other than any Consenting Lender in its capacity as such) (each, a “New RCF Lender”) represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated by this Amendment and the Amended Credit Agreement and to become a Lender and, to the extent applicable, an Issuing Lender, in each case under the Amended Credit Agreement, (b) it satisfies the requirements, if any, specified in the Amended Credit Agreement that are required to be satisfied by it in order to become a Lender and, to the extent applicable, an Issuing Lender and (c) if it is a Non-U.S. Lender, such New RCF Lender has separately delivered to the Administrative Agent any documentation required to be delivered by it pursuant to the terms of the Amended Credit Agreement, duly completed and executed by such New RCF Lender.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

ULTRA CLEAN HOLDINGS, INC., as Parent Borrower

By:	/s/ Sheri Savage
	Name:	Sheri Savage
	Title:	Chief Financial Officer

ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC.
QUANTUM GLOBAL TECHNOLOGIES, LLC,
DASH ACQUISITION SUBSIDIARY, LLC

By:	/s/ Sheri Savage
	Name:	Sheri Savage
	Title:	Chief Financial Officer

UCT THERMAL SOLUTIONS, INC.
AMERICAN INTEGRATION TECHNOLOGIES
LLC

By:	/s/ Sheri Savage
	Name:	Sheri Savage
	Title:	Treasurer

HOFFMAN INSTRUMENTATION SUPPLY, INC.

By:	/s/ John Earl
	Name:	John Earl
	Title:	Secretary

[Signature Page to Tenth Amendment]

BARCLAYS BANK PLC, as Administrative Agent, as a Consenting Lender and as a Tenth Amendment Revolving Lender

By:	/s/ Nicholas Sibayan
	Name:	Nicholas Sibayan
	Title:	Vice President

BMO BANK N.A., as a Consenting Lender and as a Tenth Amendment Revolving Lender

By:	/s/ Andreas Bubenzer-Paim
	Name:	Andreas Bubenzer-Paim
	Title:	MD

HSBC BANK USA, N.A., as a Consenting Lender and as a Tenth Amendment Revolving Lender

By:	/s/ Jillian Clemons
	Name:	Jillian Clemons
	Title:	Senior Vice President

[Signature Page to Tenth Amendment]

UBS AG, STAMFORD BRANCH, as a New RCF Lender and as a Tenth Amendment Revolving Lender

By:	/s/Muhammad Afzal
	Name:	Muhammad Afzal
	Title:	Director

By:	/s/Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Director

[Signature Page to Tenth Amendment]

Exhibit A: Amended Credit Agreement

(see attached)

Execution Version

Exhibit A to the Tenth Amendment

Composite copy reflecting amendments made through
the Tenth Amendment dated as of April 23, 2026

CREDIT AGREEMENT

among

ULTRA CLEAN HOLDINGS, INC.

as Parent Borrower,

The Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

as Syndication Agent,

Dated as of August 27, 2018,
as amended October 1, 2018,

as amended March 31, 2021,

as amended August 19, 2022,
as amended June 29, 2023,
as amended July 27, 2023,

as amended April 4, 2024,

as amended October 8, 2024,

as amended September 15, 2025,

as amended February 26, 2026, and

as amended April 23, 2026

BARCLAYS BANK PLC,

as Sole Lead Arranger and Sole Bookrunner for the Term B Facility1

BARCLAYS BANK PLC, BMO BANK N.A., HSBC BANK USA, N.A., and ubs sECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Facility

1 With respect to the Eighth Amendment Replacement Term Loans, the Joint Lead Arrangers and Joint Bookrunners included Barclays Bank PLC, HSBC Securities (USA) Inc. and Sumitomo Mitsui Banking Corporation.

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS	3
1.1 Defined Terms	3
1.2 Other Interpretive Provisions	59
1.3 Limited Condition Transactions	61
1.4 Pro Forma Calculations	62
1.5 Timing of Payment or Performance	62
1.6 Rounding	62
1.7 Cashless Rollovers	62
1.8 Appointment of Borrower Representative	63
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS	63
2.1 Term Commitments	63
2.2 Procedure for Term Loan Borrowing	64
2.3 Repayment of Term Loans	65
2.4 Revolving Commitments	66
2.5 Procedure for Revolving Loan Borrowing	66
2.6 [Reserved].	67
2.7 [Reserved].	67
2.8 Commitment Fees, etc	67
2.9 Termination or Reduction of Revolving Commitments	67
2.10 Optional Prepayments	67
2.11 Mandatory Prepayments and Commitment Reductions	67
2.12 Conversion and Continuation Options	70
2.13 Limitations on Term SOFR Tranches	71
2.14 Interest Rates and Payment Dates	71
2.15 Computation of Interest and Fees	71
2.16 Inability to Determine Interest Rate; Alternate Rate of Interest	72
2.17 Pro Rata Treatment and Payments	74
2.18 Requirements of Law	75
2.19 Taxes	76
2.20 Indemnity	80
2.21 Change of Lending Office	80
2.22 Replacement of Lenders	80
2.23 Defaulting Lenders	81
2.24 Incremental Facilities	82
2.25 Loan Purchases	84
2.26 Loan Modification Offers	86
2.27 Designation of Subsidiary Borrowers	87
SECTION 3. LETTERS OF CREDIT	88
3.1 L/C Commitment	88
3.2 Procedure for Issuance of Letter of Credit	88
3.3 Fees and Other Charges	89
3.4 L/C Participations	89
3.5 Reimbursement Obligation of the Borrowers	90
3.6 Obligations Absolute	90

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3.7 Letter of Credit Payments	91
3.8 Applications	91
SECTION 4. REPRESENTATIONS AND WARRANTIES	91
4.1 Financial Condition	91
4.2 No Change	91
4.3 Existence; Compliance with Law	91
4.4 Power; Authorization; Enforceable Obligations	92
4.5 No Legal Bar	92
4.6 Litigation	92
4.7 [Reserved]	92
4.8 Ownership of Property; Liens	92
4.9 Intellectual Property	92
4.10 Taxes	93
4.11 Federal Regulations	93
4.12 Labor Matters	93
4.13 ERISA	93
4.14 Investment Company Act; Other Regulations	94
4.15 Subsidiaries; Capital Stock	94
4.16 Use of Proceeds	94
4.17 Environmental Matters	94
4.18 Accuracy of Information, etc	95
4.19 Security Documents	95
4.20 Solvency	96
4.21 Senior Indebtedness	96
4.22 [Reserved].	96
4.23 [Reserved]	96
4.24 Anti-Corruption Laws and Sanctions	96
4.25 EEA Financial Institutions	96
SECTION 5. CONDITIONS PRECEDENT	96
5.1 Conditions to Initial Extension of Credit	97
5.2 Conditions to Each Extension of Credit	100
SECTION 6. AFFIRMATIVE COVENANTS	100
6.1 Financial Statements	101
6.2 Certificates; Other Information	102
6.3 Payment of Obligations	103
6.4 Maintenance of Existence; Compliance	103
6.5 Maintenance of Property; Insurance	104
6.6 Inspection of Property; Books and Records; Discussions	104
6.7 Notices	104
6.8 Environmental Laws	105
6.9 Fiscal Year	105
6.10 Additional Collateral, etc	105
6.11 Designation of Subsidiaries	107
SECTION 7. NEGATIVE COVENANTS	108
7.1 Financial Covenants	108
7.2 Indebtedness	109
7.3 Liens	112

7.4 Fundamental Changes	115
7.5 Disposition of Property	115
7.6 Restricted Payments	118
7.7 Investments	119
7.8 Optional Payments and Modifications of Certain Debt Instruments	123
7.9 Transactions with Affiliates	124
7.10 [Reserved]	125
7.11 Swap Agreements	125
7.12 [Reserved]	125
7.13 Negative Pledge Clauses	125
7.14 Clauses Restricting Subsidiary Distributions	125
7.15 Lines of Business	126
7.16 [Reserved]	126
7.17 Use of Proceeds	126
SECTION 8. EVENTS OF DEFAULT	126
8.1 Events of Default	126
8.2 Application of Payments	130
SECTION 9. THE AGENTS	131
9.1 Appointment	131
9.2 Delegation of Duties	131
9.3 Exculpatory Provisions	131
9.4 Reliance by Administrative Agent	132
9.5 Notice of Default	132
9.6 Non-Reliance on Agents and Other Lenders	132
9.7 Indemnification	133
9.8 Agent in Its Individual Capacity	133
9.9 Successor Administrative Agent	133
9.10 Arrangers and Syndication Agent	134
9.11 Credit Bidding	134
9.12 Certain ERISA Matters.	135
9.13 Erroneous Distributions	136
SECTION 10. MISCELLANEOUS	136
10.1 Amendments and Waivers	136
10.2 Notices	140
10.3 No Waiver; Cumulative Remedies	141
10.4 Survival of Representations and Warranties	141
10.5 Payment of Expenses; Limitation of Liability; Indemnification	142
10.6 Successors and Assigns; Participations and Assignments	143
10.7 Adjustments; Set-off	148
10.8 Counterparts; Electronic Execution	149
10.9 Severability	149
10.10 Integration	149
10.11 GOVERNING LAW	149
10.12 Submission To Jurisdiction; Waivers	149
10.13 Acknowledgements	150
10.14 Releases of Guarantees and Liens	151
10.15 Confidentiality	152
10.16 WAIVERS OF JURY TRIAL	153

10.17 USA PATRIOT Act	154
10.18 Intercreditor Agreements	154
10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	154
10.20 Conversion of Currencies	154
10.21 Acknowledgement Regarding Any Supported QFCs	155

SCHEDULES:

1.1A	Revolving Commitments

1.1B	Term B Commitments

1.1C	L/C Commitments

1.1E	Mortgaged Property

4.13	Pension Plans

4.15	Subsidiaries

4.19(a)	UCC Filing Jurisdictions

7.2(e)	Existing Indebtedness

7.3(f)	Existing Liens

7.5(l)	Scheduled Dispositions

7.7(k)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement

B	Form of Compliance Certificate

C	Form of Closing Certificate

D	Form of Joinder Agreement

E	Form of Assignment and Assumption

F	[Reserved]

G	[Reserved]

H	Form of U.S. Tax Compliance Certificate

I-1	[Reserved]

I-2	[Reserved]

J	Auction Procedures

K	Form of Solvency Certificate

CREDIT AGREEMENT (as amended on October 1, 2018, on March 31, 2021 pursuant to the Second Amendment referred to below, on August 19, 2022 pursuant to the Third Amendment referred to below, on June 29, 2023 pursuant to that certain Fourth Amendment to this Credit Agreement, on July 27, 2023 pursuant to the Fifth Amendment referred to below, on April 4, 2024, pursuant to the Sixth Amendment referred to below, on October 8, 2024, pursuant to the Seventh Amendment referred to below, on September 15, 2025, pursuant to the Eighth Amendment referred to below, on February 26, 2026, pursuant to the Ninth Amendment referred to below, on April 23, 2026, pursuant to the Tenth Amendment referred to below, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 27, 2018, among Ultra Clean Holdings, Inc., a Delaware corporation (the “Parent Borrower”), any Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”) and Barclays Bank PLC, as administrative agent.

RECITALS

A.  Pursuant to the terms of the Closing Date Acquisition Agreement (such term and any other capitalized terms used but not defined in these recitals being defined as set forth in Section 1.1), on the Closing Date, Falcon Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), a Wholly Owned Subsidiary of the Parent Borrower, will merge with and into Quantum Global Technologies, LLC, a Delaware limited liability company (the “Target”), with the Target surviving such merger as a Wholly Owned Subsidiary of the Parent Borrower (the “Closing Date Acquisition”).

B.  To consummate the Transactions on the Closing Date, the Parent Borrower requested that (a) the Term B Lenders extend credit in the form of Term B Loans in an original aggregate principal amount of $350,000,000 and (b) the Revolving Lenders establish Revolving Commitments to extend credit in an aggregate principal amount of up to $65,000,000, in each case under this Credit Agreement as in effect on the Closing Date (the “Original Credit Agreement”).

C.  Pursuant to the Amendment Agreement dated as of October 1, 2018 among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent, and the Lenders party thereto, the parties thereto agreed to amend the Original Credit Agreement on the terms set forth therein (this Credit Agreement as so amended as of such date, the “Previously Existing Credit Agreement”).

D.   To, among other things, consummate the Second Amendment Transactions and pursuant to (x) Section 2.24 and the penultimate paragraph of Section 10.1 of the Previously Existing Credit Agreement and (y) that certain Second Amendment dated as of March 31, 2021 (the “Second Amendment Effective Date”), by and among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto (the “Second Amendment”), (a) the Parent Borrower requested that (i) the Closing Date Term B Loans outstanding under the Previously Existing Credit Agreement immediately prior to the Second Amendment Effective Date be refinanced and replaced in full by the Second Amendment Replacement Term Loans by having the Closing Date Term B Loans be either continued as Continued Term Loans (as defined in the Second Amendment) or refinanced and replaced with Second Amendment Replacement Term Loans (as defined below), in each case, as provided herein, in an aggregate principal amount equal to $272,785,500 and (ii) the Second Amendment Incremental Term B Lenders provide Second Amendment Incremental Term Loans in an aggregate principal amount equal to $355,000,000, (b) the Second Amendment Term B Lenders agreed to extend such credit to the Parent Borrower in the form of Second Amendment Term B Loans on the Second Amendment Effective Date (as defined below) in an aggregate principal amount equal to $627,785,500 and (c) the Administrative Agent, the Parent Borrower, the Second Amendment Term B Lenders and the

Revolving Lenders agreed to amend the Previously Existing Credit Agreement as provided in this Agreement as of the Second Amendment Effective Date.

E.  Pursuant to (x)  Sections 2.24, 2.26 and 10.1 of this Agreement as in effect immediately prior to giving effect to the Third Amendment referred to below and (y) that certain Third Amendment dated as of August 19, 2022 (the “Third Amendment Effective Date”), by and among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto (the “Third Amendment”), (a) the Parent Borrower requested that the aggregate principal amount of Revolving Commitments be increased to $150,000,000 on the Third Amendment Effective Date and (b) the Administrative Agent, the Parent Borrower and the Revolving Lenders agreed to make certain additional amendments as provided in the Third Amendment as of the Third Amendment Effective Date.

F.  To, among other things, consummate the Sixth Amendment Transactions and pursuant to (x) Sections 1.7 and 10.1 of this Agreement (as in effect immediately prior to April 4, 2024 (the “Sixth Amendment Effective Date”)) and (y) that certain Sixth Amendment dated as of the Sixth Amendment Effective Date, by and among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto (the “Sixth Amendment”), (a) the Parent Borrower requested that (i) the Second Amendment Term B Loans outstanding under this Agreement (as in effect immediately prior to giving effect to the Sixth Amendment on the Sixth Amendment Effective Date) be refinanced and replaced in full by the Sixth Amendment Replacement Term Loans made on such date in an aggregate principal amount equal to $475,377,928.05 on the terms and conditions set forth in the Sixth Amendment and (ii) the Sixth Amendment Incremental Term Lenders provide Sixth Amendment Incremental Term Loans in an aggregate principal amount equal to $24,622,071.95, (b) the Sixth Amendment Term Lenders agreed to extend such credit to the Parent Borrower in the form of Sixth Amendment Term Loans on the Sixth Amendment Effective Date in an original aggregate principal amount equal to $500,000,000 and (c) the Administrative Agent, the Parent Borrower, the Sixth Amendment Term Lenders and the Revolving Lenders agreed to amend this Agreement (as in effect immediately prior to giving effect to the Sixth Amendment) as provided in this Agreement on and as of the Sixth Amendment Effective Date.

G.  To, among other things, consummate the Seventh Amendment Transactions and pursuant to (x) Sections 1.7 and 10.1 of this Agreement (as in effect immediately prior to October 8, 2024 (the “Seventh Amendment Effective Date”)) and (y) the Seventh Amendment dated as of the Seventh Amendment Effective Date, by and among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto (the “Seventh Amendment”), (a) the Parent Borrower requested that the Sixth Amendment Term B Loans outstanding under this Agreement (as in effect immediately prior to giving effect to the Seventh Amendment on the Seventh Amendment Effective Date) be refinanced and replaced in full by the Seventh Amendment Replacement Term Loans made on such date in an aggregate principal amount equal to $493,750,000.00 on the terms and conditions set forth in the Seventh Amendment, (b) the Seventh Amendment Replacement Term Lenders agreed to extend such credit to the Parent Borrower in the form of Seventh Amendment Replacement Term Loans on the Seventh Amendment Effective Date in an original aggregate principal amount of $493,750,000.00 and (c) the Administrative Agent, the Parent Borrower and the Seventh Amendment Replacement Term Lenders agreed to amend this Agreement (as in effect immediately prior to giving effect to the Seventh Amendment) as provided in this Agreement on and as of the Seventh Amendment Effective Date.

H.  To, among other things, consummate the Eighth Amendment Transactions and pursuant to (x) Sections 1.7 and 10.1 of the Existing Credit Agreement and (y) the Eighth Amendment dated as of September 15, 2025 (the “Eighth Amendment Effective Date”), by and among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto (the “Eighth Amendment”), (a) the Parent Borrower requested that the Seventh Amendment Term B

Loans outstanding under the Existing Credit Agreement on the Eighth Amendment Effective Date be refinanced and replaced in full by the Eighth Amendment Replacement Term Loans made on such date in an aggregate principal amount equal to $484,492,187.50 on the terms and conditions set forth in the Eighth Amendment, (b) the Eighth Amendment Replacement Term Lenders agreed to extend such credit to the Parent Borrower in the form of Eighth Amendment Replacement Term Loans on the Eighth Amendment Effective Date in an original aggregate principal amount of $484,492,187.50 and (c) the Administrative Agent, the Parent Borrower and the Eighth Amendment Replacement Term Lenders agreed to amend the Existing Credit Agreement as provided in this Agreement as of the Eighth Amendment Effective Date.

I.  Pursuant to (x)  Section 10.1 of this Agreement as in effect immediately prior to giving effect to the Tenth Amendment referred to below and (y) that certain Tenth Amendment dated as of April 23, 2026 (the “Tenth Amendment Effective Date”), by and among the Parent Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto (the “Tenth Amendment”), (a) the Parent Borrower requested that the Tenth Amendment Revolving Lenders establish Tenth Amendment Revolving Commitments in an aggregate principal amount $250,000,000 on the Tenth Amendment Effective Date and (b) the Administrative Agent, the Parent Borrower and the Revolving Lenders (which constituted all Lenders as of the Tenth Amendment Effective Date) agreed to make certain additional amendments as provided in the Tenth Amendment.

J.  The Lenders are willing to extend Term Loans and Revolving Extensions of Credit on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Term SOFR published on such day (or, if such day is not a Business Day, the next preceding Business Day) for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.0%; provided that in no event shall ABR be less than 1%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as applicable, shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as applicable, respectively.  If ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Accepting Lenders”:  as defined in Section 2.26(a).

“Acquisition”:  any transaction, or any series of related transactions by which the Parent Borrower or any of its Restricted Subsidiaries directly or indirectly acquires, whether through purchase of assets, merger, amalgamation or otherwise (a) all or a substantially all of the assets of, or any division, line of business or business unit of, any Person, (b) a majority of the outstanding Capital Stock of any Person or (c) all or substantially all of the Capital Stock of a Person.

“Additional Pari Passu Indebtedness”:  any Indebtedness permitted under Section 7.2 (including any Permitted Refinancing Indebtedness, Incremental Facilities or any Incremental Equivalent Debt) that is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations.

“Additional Permitted Amount”:  as defined in the definition of Permitted Refinancing Indebtedness.

“Adjustment Date”:  as defined in the definition of “Applicable Pricing Grid”.

“Administrative Agent”: Barclays Bank PLC, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Fee Letter”: that certain administrative agent fee letter among the Parent Borrower and the Administrative Agent dated as of July 24, 2018.

“Agents”:  the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreed Currency”:  Dollars and any other lawful currency as agreed to by the Parent Borrower, the Administrative Agent and each Revolving Lender from time to time.

“Agreement”:  as defined in the preamble hereto.

“Agreement Currency”:  as defined in Section 10.20(b).

“all-in yield”: as to any Indebtedness, the all-in yield applicable thereto calculated in the reasonable determination of the Administrative Agent in consultation with the Parent Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fee that is not paid directly by a Borrower generally to all relevant lenders ratably; provided, that with respect to any Indebtedness that includes a “SOFR floor” or “Base Rate floor”, that (A) to the extent that Term SOFR (for an Interest Period of three months) or ABR (in each case without giving effect to any floor specified in the definitions thereof on the date on which the all-in yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the all-in yield and (B) to the extent that Term SOFR (for an Interest Period of three months) or ABR (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the all-in yield.

“Anti-Corruption Laws”:  all laws, rules and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the UK Bribery Act of 2010.

“Applicable Creditor”:  as defined in Section 10.20(b).

“Applicable Margin”:  (a) for each Type of Revolving Loan from and after the Tenth Amendment Effective Date, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Term SOFR Loans
Revolving Loans	0.25%	1.25%;

provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Parent Borrower after the Tenth Amendment Effective Date, the Applicable Margin with respect to Revolving Loans will be determined pursuant to the Applicable Pricing Grid; and

(b)  for any other Class of Loans incurred after the Tenth Amendment Effective Date, such per annum rates as shall be agreed to by the applicable Borrower and the applicable Lenders, including as set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or other Loan Document.

“Applicable Pricing Grid”:  with respect to Revolving Loans from and after the Tenth Amendment Effective Date, the table set forth below:

Consolidated Secured Net Leverage Ratio	Applicable Margin for Term SOFR Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Greater than 1.50:1.00	1.75%	0.75%	0.25%

Less than or equal to 1.50:1.00 and greater than 1.00:1.00	1.50%	0.50%	0.20%
Less than or equal to 1.00:1.00	1.25%	0.25%	0.20%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Secured Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing then, at the option of the Required Revolving Lenders, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Secured Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason (but only to the extent no Responsible Officer of the Parent Borrower or any of its Subsidiaries had actual knowledge at the time of delivery thereof) and the result thereof is that the Revolving Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Secured Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Secured Net Leverage Ratio for such period, and any shortfall in the interest theretofore paid by the Borrowers for the relevant period as a result of the inaccurate Consolidated Secured Net Leverage Ratio shall be deemed to be (and shall be) due and payable within five Business Days (or, if an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to any Borrower shall have occurred and be continuing, immediately) following the earlier of (i) written demand therefor by the Administrative Agent and (ii) actual knowledge thereof by a Responsible Officer of the Parent Borrower or any of its Subsidiaries (such non-payment or under-payment, upon the expiration of such five Business Day period, a “Specified Revolver Interest Payment Default”); provided that no Default or Event of Default under any of the Facilities shall (or shall be deemed to) have occurred as a result of such non-payment or under-payment until the expiration of such five Business Day period.

“Applicable Reference Period”:  as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended June 30, 2018).

“Applicable Transactions”:  as defined in the definition of “Pro Forma Basis”.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Arrangers”:  (i) the Sole Lead Arranger and Sole Bookrunner in respect of the Term B Facility as of the Closing Date and the Joint Lead Arrangers and Joint Bookrunners in respect of the

Revolving Facility, in each case identified on the cover page of this Agreement and (ii) with respect to any Facility, each other lead arranger and/or bookrunner identified as such with respect to such Facility as set forth on the cover page hereto or in any Loan Document.

“Asset Sale”:  any Disposition of property or series of related Dispositions of property pursuant to clause (n) or (p) of Section 7.5.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness”:  in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

“Auction Manager”:  as defined in Section 2.25.

“Auction Notice”:  an auction notice given by the Parent Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures”:  the auction procedures with respect to Auction Purchase Offers set forth in Exhibit J hereto.

“Auction Purchase Offer”:  an offer by the Parent Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.

“Available Amount”:  at any time, the excess if any, of:

(a)  the sum (without duplication) of:

(i)  an amount equal to 50% of Cumulative Consolidated Net Income (this clause (ii), the “Available Amount Grower Prong”);

(ii)   the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member);

(iii)  the Net Cash Proceeds of Indebtedness and Disqualified Capital Stock of the Parent Borrower, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Capital Stock, together with the fair market value (as determined in good faith by the Parent Borrower) of any property received upon such exchange or conversion;

(iv)  the Net Cash Proceeds of Dispositions of Investments made using the Available Amount on or after the Closing Date;

(v)  to the extent not already included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made using the Available Amount on or after the Closing Date;

(vi)  the Investments made on or after the Closing Date using the Available Amount of the Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into the Parent Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Parent Borrower or any of its Restricted Subsidiaries;

(vii)  the aggregate amount received after the Closing Date and on or prior to such date by the Parent Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary or a Joint Venture (except to the extent increasing Consolidated Net Income); plus

(viii) the sum of (x) the aggregate amount of the Declined Amounts (calculated from the Closing Date) and (y) the aggregate amount of Retained Asset Sale Proceeds (calculated from the Sixth Amendment Effective Date); minus

(b)  the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 7.6(g), plus all Investments made on or after the Closing Date, prior to such time in reliance on Section 7.7(r), plus all Restricted Debt Payments made on after the Closing Date and prior to such time in reliance on Section 7.8(a)(v), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment, Investment or Restricted Debt Payment.

“Available Amount Grower Prong”:  as defined in the definition of “Available Amount”.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”:  as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.16.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”:  Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan”:  a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Base Incremental Amount”:  as of any date, an amount equal to (a) the greater of (i) $150,000,000 and (ii) 100% of Consolidated EBITDA for the Applicable Reference Period, less (b) the aggregate outstanding principal amount of Incremental Facilities and Incremental Equivalent Debt established after the Tenth Amendment Effective Date in reliance on the Base Incremental Amount, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (z) of the Incremental Availability Amount.

“Benchmark”:  initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or any other then-current Benchmark, as the case may be, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16.

“Benchmark Replacement”:  for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)  [reserved];

(2)  Daily Simple SOFR;

(3)  the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”:  with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes”:  with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”:  the earliest to occur of the following events with respect to any then-current Benchmark:

(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”:  the occurrence of one or more of the following events with respect to any then-current Benchmark:

(1)  a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)  a public statement or publication of information by (x) the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or (y) the administrator of such Benchmark (or such component), in each case, announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative (or as of a specified future date will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks).

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”:  the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”:  a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230.

“Benefit Plan”:  any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”:  as defined in Section 10.7(a).

“BHC Act Affiliate”:  of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  (a) with respect to the Term B Facility, the Parent Borrower and (b) with respect to the Revolving Facility, the Parent Borrower and each Subsidiary Borrower.  The Parent Borrower and the Subsidiary Borrowers are referred to herein collectively as the “Borrowers”.

“Borrowing”:  a Revolving Borrowing and/or a Term Borrowing, as the context may require.

“Borrowing Date”:  any Business Day specified by the applicable Borrower as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations”:  subject to Section 1.2(e), as to any Person, the obligations of such Person as a lessee under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) determined in accordance with GAAP; provided, that the amount of obligations attributable to any such finance lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities (including any Permitted Convertible Debt) convertible into any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Cash Interest Coverage Ratio”:  as of the last day of any Reference Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“CFC”:  (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person.

“CFC Holding Company”:  each Domestic Subsidiary substantially all of the assets of which consist of Capital Stock and/or Indebtedness of one or more (a) CFCs or (b) Persons described in this definition.

“Change of Control”:  (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock of the Parent Borrower representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Parent Borrower, (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Parent Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries or (c) the Parent Borrower ceases to own, directly or indirectly through one or more Wholly Owned Subsidiaries that are Loan Parties, 100% of the Capital Stock of each Subsidiary Borrower except pursuant to a transfer or other Disposition not prohibited hereunder.

“Class”: when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Eighth Amendment Replacement Term Loans, Revolving Loans or other Loans of any other series established as a separate “Class” pursuant to the terms of this Agreement (including Section 2.24, 2.26 or 10.1), (b) any Commitment, refers to whether such

Commitment is a Eighth Amendment Replacement Term B Commitment, Revolving Commitment or a Commitment of any other series established as a separate “Class” pursuant to this Agreement (including Section 2.24, 2.26 or 10.1) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. For the avoidance of doubt, as of the Tenth Amendment Effective Date, the Revolving Commitments as in effect on the Tenth Amendment Effective Date (after giving effect to the Tenth Amendment on such date) and the Revolving Loans made in respect thereof from time to time by the Revolving Lenders are the sole “Class” of Loans and Commitments hereunder as of such date.

“Closing Date”:  August 27, 2018.

“Closing Date Acquisition”:  as defined in the recitals.

“Closing Date Acquisition Agreement”:  the Agreement and Plan of Merger dated as of the Closing Date Acquisition Signing Date (together with all exhibits, schedules and disclosure letters thereto, and as amended, supplemented or otherwise modified in accordance with Section 5.1) by and among the Target, the Parent Borrower, Merger Sub and G-Squared Partners, LLC, as Holder Representative.

“Closing Date Acquisition Signing Date”:  July 24, 2018.

“Closing Date Term B Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Closing Date Term B Loan to the Parent Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Term B Commitment” opposite such Lender’s name on Schedule 1.1B.  The original aggregate amount of the Term B Commitments as of the Closing Date is $350,000,000.

“Closing Date Term B Loan”:  the Term Loans made on the Closing Date pursuant to clause (a) of Section 2.1 (which Term Loans were refinanced in full by the Second Amendment Replacement Term Loans made on the Second Amendment Effective Date).

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, such Lender’s Term B Commitment, Revolving Commitment and/or commitment in respect of any other Class (including in respect of any Incremental Facility, Replacement Term Loans or Replacement Revolving Facility), or any combination thereof (as the context requires) in effect from time to time.

“Commitment Fee Rate”:  (a) initially as of the Tenth Amendment Effective Date, 0.20% per annum, and (b) on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Parent Borrower after the Tenth Amendment Effective Date, the percentage per annum determined pursuant to the Applicable Pricing Grid.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated”: when used with reference to financial statements or financial statement items of the Parent Borrower and its applicable Subsidiaries or any other Person (and its applicable Subsidiaries), such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Cash Taxes”:  for any period, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets”:  at any date, all amounts that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries at such date, but excluding any (a) cash or Cash Equivalents, (b) permitted loans to third parties, (c) deferred bank fees and derivative financial instruments related to Indebtedness, (d) the current portion of current and deferred income Taxes and (e) assets held for sale or pension assets.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein, (c) the current portion of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of current and deferred income Taxes, (f) liabilities in respect of unpaid earnouts, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with any Borrower and/or any Restricted Subsidiary, (i) the current portion of any Capital Lease Obligations, (j) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (k) the current portion of any other long term liability for borrowed money.

“Consolidated EBITDA”:  with respect to the Parent Borrower and its Restricted Subsidiaries for any period, (I) Consolidated Net Income for such period plus, (II) at the election of the Parent Borrower, but without duplication, and to the extent deducted (and not added back) in calculating such Consolidated Net Income for such period (other than with respect to clauses (i)(B) and (l) below), the sum of: (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) (and including, for the avoidance of doubt, Permitted Receivables Fees and the amount of loss or discount on the sale of Permitted Receivables Financing Assets and related assets in connection with any Permitted Receivables Facility), (c) depreciation and amortization expense, (d) non-cash charges, losses, expenses, accruals and provisions, including stock-based compensation and sale of assets not in the ordinary course of business (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period), (e) amortization of intangibles (including, but not limited to, impairment of goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses, (g) any fees and expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness or Capital Stock, or amendment or modification of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Closing Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period (collectively, “Advisory Fees”), (h) the amount of (x) any fees and expenses incurred in connection with the Transactions or the Tenth Amendment Transactions, in each case, including Advisory Fees and (y) any cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management, (i) the amount of (A) any fees, charges and expenses in respect of severance, recruiting, relocation, integration, facilities opening or closing, consulting and other business optimization (including relating to facilities design, upgrade and implementation costs) and restructuring charges, reserves or startup costs or expenses, including any one-time costs incurred in connection with the Transactions and (B) “run rate” cost savings, operating expense reductions, operating improvements and synergies (collectively, “Expected Cost Savings”) that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions and other Investments, Dispositions (including divestitures and the termination or discontinuance of activities constituting a business line), restructurings, insourcing initiatives, cost savings initiatives, plant consolidations, openings and closings, product rationalization and other similar initiatives or Applicable Transactions after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (w) actions in respect of such Expected Cost Savings have been, or will be, taken within 24 months of the applicable Initiative, (x) no Expected Cost Savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (y) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than four fiscal quarters after the applicable Initiative and (z) if requested by the Administrative Agent, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth information and calculations supporting in reasonable detail such Expected Cost Savings; provided, further, that the aggregate amount of all Expected Cost Savings set forth in this clause (B) included in Consolidated EBITDA for any period shall not exceed 25% of Consolidated EBITDA (after giving effect to this clause (B) and all other permitted add-backs and pro forma adjustments) for such period, (j) non-recurring cash expenses recognized for restructuring costs, integration costs and business optimization expenses in connection with any Initiative, (k) expenses and charges relating to non-controlling interests and equity income in non-Wholly Owned Subsidiaries and (l)(1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Disposition of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by the Parent Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, and minus, (III) (A) to the extent included in increasing Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period) and (B) any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Cash Interest Coverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Consolidated Secured Net Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated First Lien Debt”:  at any date, Consolidated Total Debt at such date that is secured by Liens on the Collateral that do not rank junior to the Liens on the Collateral securing the Loans (it being understood that any Consolidated Total Debt that is secured by Liens on all or a portion of the Collateral that are senior to, or pari passu with, the Liens on such Collateral securing the Loans shall be considered Consolidated First Lien Debt).

“Consolidated First Lien Net Leverage Ratio”:  as at the last day of any Reference Period, the ratio of (a)(i) Consolidated First Lien Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Interest Expense”:  for any period, the Consolidated cash interest expense of the Parent Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries, (i) including the interest component attributable to Capital Lease Obligations and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Swap Agreement or any other derivative instrument other than any interest rate Swap Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (I) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (J) any lease, rental or other expense in connection with any lease (other than with respect to any Capital Lease Obligation) and (K) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Swap Agreement or any other derivative instrument and/or any payment obligation arising under any Swap Agreement or derivative instrument other than any interest rate Swap Agreement or interest rate derivative instrument with respect to Indebtedness. For purposes of this definition, (x) interest in respect of any Capital Lease Obligations shall be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in the applicable Capital Lease Obligation in accordance with GAAP and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Swap Agreement or any other derivative instrument with respect to Indebtedness.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a)  the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Restricted Subsidiaries;

(b)  the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Restricted Subsidiary in the form of dividends or similar distributions;

(c)  the undistributed earnings of any Restricted Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;

(d)  any income (or loss) for such period attributable to the early extinguishment of Indebtedness or Swap Obligations;

(e)  the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(f)  all net after-tax extraordinary, nonrecurring, unusual or exceptional gains, losses, income, expenses and charges;

(g)  all net after-tax gains, losses, expenses and charges attributable to business dispositions and asset dispositions, including the sale or other disposition of any Capital Stock of any Person, other than in the ordinary course of business;

(h)  all net after-tax gains, losses, income, expenses or charges from disposed, closed or discontinued operations;

(i)  all non-cash impairment charges and asset write-ups, write-downs and write-offs, including impairment charges or asset write-ups, write-downs or write-offs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP;

(j)  all non-cash compensation charges or expenses, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation;

(k)  all non-cash losses, charges or expenses from earn-out obligations; and

(l)  any charges, fees and expenses incurred during such period (including any financial advisory, accounting, auditor, legal and other consulting or advisory fees, any filing fees and expenses and any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock of the Parent Borrower, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction undertaken but not completed.

“Consolidated Secured Debt”:  at any date, Consolidated Total Debt at such date that is secured by a Lien on the Collateral (it being understood that any Consolidated Total Debt that is secured by Liens on all or a portion of the Collateral shall be considered Consolidated Secured Debt); provided that, solely for purposes of the financial covenant in Section 7.1(a), Consolidated Secured Debt shall include Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Net Leverage Ratio”:  as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate amount of Unrestricted Cash of the Group Members on such day (provided that, solely for purposes of the financial covenant in Section 7.1(a), the aggregate amount of such Unrestricted Cash shall not exceed the greater of (x) $200,000,000 and (y) 100% of Consolidated EBITDA for such Reference Period) to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”:  at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt”:  at any date (without duplication), all Indebtedness constituting Capital Lease Obligations, Purchase Money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Parent Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that, Consolidated Total Debt shall exclude Indebtedness in respect of any Permitted Receivables Facility.

“Consolidated Total Net Leverage Ratio”:  as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contract Consideration”:  as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”:  with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”:  any of the following:

(i)  a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)   a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)  a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”:  as defined in Section 10.21.

“Credit Agreement Refinancing Indebtedness”:  as defined in Section 7.2(a).

“Credit Party”:  the Administrative Agent or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any of the Arrangers.

“Cumulative Consolidated Net Income”:  at any date of determination, an amount (which may not be less than zero) equal to the aggregate cumulative sum of Consolidated Net Income for each fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), as applicable, beginning with the first day of the fiscal quarter in which the Closing Date occurs.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (i) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (1) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (2) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (ii) the applicable Floor for Term SOFR Loans.  If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.

“Daily Simple SOFR Loan”:  a Loan that bears interest at a rate based on Daily Simple SOFR (solely to the extent Daily Simple SOFR is being used as an alternate rate of interest pursuant to Section 2.16).

“Debtor Relief Laws”:  the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”:  as defined in Section 2.11(e).

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”:  has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Non-Cash Consideration”:  the fair market value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Discretionary Guarantor”:  as defined in the definition of “Subsidiary Guarantor”.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)  matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b)  is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c)  is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Parent Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date of the Facilities (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) if any such conversion, exchange or redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date of the Facilities at the time such Capital Stock is issued shall constitute Disqualified Capital Stock.

“Disqualified Lenders”:  (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Parent Borrower prior to the Closing Date and (b) competitors of the Parent Borrower and its Restricted Subsidiaries that are specified in writing to the Administrative Agent by the Parent Borrower from time to time that are reasonably acceptable to the Administrative Agent (provided that any such written specification of a competitor by the Parent Borrower to the Administrative Agent occurring on or after the Closing Date shall be deemed not delivered and not effective unless delivered by the Parent Borrower to the Administrative Agent by email in accordance with Section 10.2 and shall only become effective three Business Days after such delivery). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.

“Dollar Equivalent”:  on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Agreed Currency other than Dollars, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent.  In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which any Borrower delivers a request for Revolving Loans or Letters of Credit or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement.  As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”:  75%; provided, that (a) the ECF Percentage shall be reduced to 50% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.50 to 1.00 but greater than 1.25 to 1.00, (b) the ECF Percentage shall be reduced to 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.25 to 1.00 but greater than 1.00 to 1.00 and (c) the ECF Percentage shall be reduced to 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.00 to 1.00, in each cases of (a), (b) and (c), determined on a Pro Forma Basis in accordance with Section 1.4 (but without giving pro forma effect to the subject Excess Cash Flow prepayment).

“ECF Threshold”:  as defined in Section 2.11(c).

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eighth Amendment”:  as defined in the recitals hereto.

“Eighth Amendment Additional Replacement Term Lender”:  has the meaning assigned to the term “Additional Replacement Term Lender” in the Eighth Amendment.

“Eighth Amendment Effective Date”:  as defined in the recitals hereto.

“Eighth Amendment Replacement Term B Commitment”:  as defined in the Eighth Amendment.

“Eighth Amendment Replacement Term Lender”:  each Lender that holds an Eighth Amendment Replacement Term B Commitment or that holds an Eighth Amendment Replacement Term Loan.

“Eighth Amendment Replacement Term Loan Maturity Date”: February 25, 2028.

“Eighth Amendment Replacement Term Loans”:  as defined in the Eighth Amendment.

“Eighth Amendment Transactions”:  has the meaning assigned to the term “Transactions” in the Eighth Amendment.

“Eligible Assignee”:  (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) except to the extent permitted under Sections 2.25 and 10.6(e), the Parent Borrower, any Subsidiary or any other Affiliate of the Parent

Borrower; provided that solely for purposes of an assignment pursuant to Section 10.6(b), “Eligible Assignee” shall not include any Person that is a Disqualified Lender at the time of such assignment.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it pertains to exposure to hazardous or toxic substances) or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member.  Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member could be liable under the Code or ERISA.

“ERISA Event”:  (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of

ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“Erroneous Distribution”:  as defined in Section 9.13.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”:  any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Parent Borrower, the excess, if any, of:

(a)  the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Parent Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over

(b)  the sum, without duplication, of (i) the amount of all non-cash income included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Parent Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than revolving Indebtedness) incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Capital Stock of the Parent Borrower), (iii) the aggregate amount of Restricted Payments made by the Parent Borrower in cash during such fiscal year pursuant to Section 7.6 (other than pursuant to Section 7.6(c), (f), (g), (h), (i) or (k)) (excluding the principal amount of Indebtedness (other than revolving Indebtedness) incurred in connection with such Restricted Payments and any Restricted Payments made with proceeds of any issuance of Capital Stock of the Parent Borrower), (iv) the aggregate amount of all prepayments of Funded Debt (other than (A) any optional prepayment of Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(c) and (B) any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof) of the

Parent Borrower and its Restricted Subsidiaries made during such fiscal year (excluding any such prepayments financed with the proceeds of any issuance of any long-term Indebtedness (other than revolving Indebtedness)), (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Parent Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes paid during such fiscal year, (ix) to the extent not otherwise deducted from Consolidated Net Income, interest expense of the Parent Borrower and its Restricted Subsidiaries for such year, (x) the aggregate amount of cash consideration paid by the Parent Borrower and the Restricted Subsidiaries during such fiscal year to make Investments (including Permitted Acquisitions) permitted by Section 7.7 (excluding (A) any such Permitted Acquisitions or other Investments financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds or any issuance of Capital Stock of the Parent Borrower or the issuance of any Indebtedness, (B) Investments in Cash or Cash Equivalents and (C) Investments in any Borrower or any Subsidiary), (xi) cash charges included in clauses (a) through (l) of the definition of “Consolidated Net Income”, (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate cash consideration (X) required to be paid by the Parent Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions and other Investments permitted by Section 7.7 (other than Investments in (A) Cash or Cash Equivalents and (B) any Borrower or any Subsidiary) and (Y) expected to be paid in connection with planned Capital Expenditures of the Parent Borrower and its Restricted Subsidiaries (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness, any Reinvestment Deferred Amount, the proceeds of any issuance of Capital Stock of the Parent Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (xiii) the aggregate amount of expenditures actually made by the Parent Borrower and/or any Restricted Subsidiary in Cash during such fiscal year (including any expenditure for the payment of  fees or other charges (or any amortization thereof for such period) in connection with any  Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing  transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and charges incurred in connection therewith, whether or not such transaction was successful), to the extent that such expenditures were not expensed (provided that, for the avoidance of doubt, amounts included in this clause (xiii) shall be without duplication of amounts deducted in clause (y) of Section 2.11(c)) and (xiv) all Cash payments in respect of Capital Expenditures during such fiscal year as would be reported in the Parent Borrower’s consolidated statement of cash flows and all Cash payments made during such fiscal year to acquire Intellectual Property.

“Excess Cash Flow Application Date”:  as defined in Section 2.11(c).

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Exchange Rate”:  for any day with respect to any Agreed Currency other than Dollars, the rate at which such Agreed Currency may be exchanged into Dollars, as set forth at 11:00 A.M.,

London time, on such day on the applicable Reuters currency page with respect to such Agreed Currency.  In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Agreed Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (and the Administrative Agent agrees to promptly notify the Parent Borrower of the identity of any such service) or, in the event no such service is selected, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Agreed Currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such Agreed Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary”:  (a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Restricted Subsidiary that is prohibited or restricted by any applicable law, rule or regulation or contractual obligation (in the case of any such contractual obligation, where such contractual obligation exists on the Closing Date or on the date such entity becomes a Restricted Subsidiary, as long as such contractual obligation was not entered into solely in contemplation of such person becoming a Restricted Subsidiary) from guaranteeing the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such a guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) for so long as the applicable prohibition or restriction is in effect and unless and until such consent has been received, as applicable, it being understood that the Parent Borrower and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (d) any not-for-profit subsidiary, (e) any Restricted Subsidiary that is a captive insurance company or any Restricted Subsidiary that is a broker-dealer, (f) any special purpose entity (including a Receivables Subsidiary), (g) any Foreign Subsidiary, (h) any CFC Holding Company or any Subsidiary of a Foreign Subsidiary or a CFC Holding Company, (i) any Unrestricted Subsidiary, (j) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness permitted by this Agreement and not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such Subsidiary from becoming a Subsidiary Guarantor, (k) any Restricted Subsidiary if the provision of a guarantee of the Obligations would result in material adverse tax consequences to any Loan Party or any of its Subsidiaries (as determined in good faith by the Parent Borrower with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)) and (l) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Parent Borrower, the burden or cost of becoming a Subsidiary Guarantor and providing a guarantee with respect to the Obligations are excessive in relation to the benefits afforded thereby.

“Excluded Swap Obligation”:  with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one

Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Term B Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Term B Commitment (other than pursuant to an assignment request by a Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Term B Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Notes”: convertible senior notes issued by the Parent Borrower pursuant to that certain Indenture, dated as of March 3, 2026, between the Parent Borrower, as issuer, and U.S. Bank Trust Company, National Association, as trustee.

“Existing Credit Agreement”: this Credit Agreement as in effect immediately prior to giving effect to the Tenth Amendment on the Tenth Amendment Effective Date.

“Existing Indebtedness Refinancing”:  as defined in Section 5.1(c).

“Existing Receivables Purchase Facility”: the receivables purchase facility evidenced by that certain Master Receivables Purchase Agreement, dated as of June 24, 2025, by and among Ultra Clean Technology Systems and Service, Inc. and the other Subsidiaries of the Parent Borrower party thereto from time to time, as sellers, and JPMorgan Chase Bank, N.A., as purchaser.

“Facility”:  each Class represented by (a) any Term B Commitments established after the Tenth Amendment Effective Date and the Term B Loans made thereunder (collectively, the “Term B Facility”), (b) the Revolving Facility and/or (c) any other Commitments in respect of any Incremental Facility and the extensions of credit made thereunder, in each case as the context may require.  Additional Facilities may be established after the Tenth Amendment Effective Date pursuant to the terms hereunder, including Sections 2.24, 2.26 and/or 10.1.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement (or, for the avoidance of doubt, any intergovernmental agreement, treaty or convention among Governmental Authorities) with respect to the foregoing.

“Federal Funds Effective Rate”:  for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letters”:  that certain arranger fee letter related to this Agreement among the Parent Borrower and the Administrative Agent dated as of July 24, 2018 and the Agent Fee Letter.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fifth Amendment”:  the Fifth Amendment to this Agreement, dated as of the Fifth Amendment Effective Date, among the Parent Borrower, the Revolving Lenders party thereto and the Administrative Agent.

“Fifth Amendment Effective Date”:  July 27, 2023.

“Fixed Amounts”:  as defined in Section 1.2(f).

“Flood Insurance Laws”:  collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor”:  the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect any applicable Benchmark.  The initial Floor for Term SOFR in respect of the Revolving Facility on or after the Tenth Amendment Effective Date shall be 0%.

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”:  with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Parent Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of the Closing Date, executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Immaterial Subsidiary”:  as of any date, collectively any Restricted Subsidiary (other than a Subsidiary Borrower) of the Parent Borrower designated in writing by the Parent Borrower to the Administrative Agent from time to time (a) that does not have assets in excess of 5.0% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries and (b) that does not have gross revenues in excess of 5.0% of the Consolidated gross revenues of the Parent Borrower and its Restricted Subsidiaries, in each case determined in accordance with GAAP as of the last day of the Applicable Reference Period; provided that, with respect to all Immaterial Subsidiaries that are not Loan Parties solely on the basis of being an “Excluded Subsidiary” pursuant to clause (b) of the definition thereof, when taken together (x) the Consolidated Total Assets of all such Immaterial Subsidiaries shall not exceed 7.5% of Consolidated Total Assets of, and (y) the Consolidated gross revenues of all such Immaterial Subsidiaries shall not exceed 7.5% of Consolidated gross revenues of, in each case of (x) and (y), the Parent Borrower and its Restricted Subsidiaries on a Consolidated basis as of the last day of the Applicable Reference Period.

“Incremental Acquisition Term Facility”:  an Incremental Term Facility designated as an “Incremental Acquisition Term Facility” by the applicable Borrower, the Administrative Agent and the applicable Incremental Term Lenders in the applicable Incremental Facility Amendment, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

“Incremental Availability Amount”:  as defined in Section 2.24(a).

“Incremental Equivalent Debt”:  Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries consisting of the issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (including any of the foregoing constituting Permitted Convertible Debt) (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt; provided that (A) no Lender shall have any obligation to participate in any Incremental Equivalent Debt unless it agrees to do so in its sole discretion, (B) such Incremental Equivalent Debt shall be subject to the requirements set forth in clauses (i), (v) and (vi) of the first proviso in Section 2.24(a) with respect to Incremental Term Loans (and shall be subject to such clauses mutatis mutandis); provided that, in the case of any such Incremental Equivalent Debt in the form of notes incurred after the Tenth Amendment Effective Date at any time while any Term B Loans outstanding, such Incremental Equivalent Debt is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an Event of Default, a change in control, fundamental change, an event of loss or an asset disposition or settlement upon conversion of any Permitted Convertible Debt) prior to the date that is 91 days after the Latest Maturity Date of such outstanding Term B Loans at such time, (C) if such Incremental Equivalent Debt incurred by a Loan Party is secured, (x) any such Incremental Equivalent Debt (I) shall not be secured by any assets or property other than the Collateral and (II) shall be secured on a pari passu basis with the Obligations or on a junior basis to the Obligations, (y) all security therefor shall be granted pursuant to documentation substantially similar to the applicable Security Documents and (z) the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to an Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, (D) such Incremental Equivalent Debt incurred by a Loan Party shall not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and (E) the other terms and conditions of such Incremental Equivalent Debt (excluding pricing) are, as determined in good faith by the Parent Borrower on market terms.

“Incremental Facilities”:  as defined in Section 2.24(a).

“Incremental Facility Amendment”: an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.24) and the Parent Borrower executed by each of (a) the Parent Borrower, (b) the Administrative Agent and (c) each Lender (including any New Lender) that agrees to provide all or any portion of the applicable Incremental Facility being incurred pursuant to Section 2.24.

“Incremental Lender”: any Lender that has a Commitment under an Incremental Facility or is a holder of an Incremental Loan.

“Incremental Loan”: any Loan made under an Incremental Facility.

“Incremental Revolving Facility”:  as defined in Section 2.24(a).

“Incremental Term Facility”:  as defined in Section 2.24(a).

“Incremental Term Lenders”:  (a) on any Incremental Term Loan Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Facility Amendment and (b) thereafter, each Lender that has a Commitment under an Incremental Term Facility or is a holder of an Incremental Term Loan.

“Incremental Term Loan Activation Date”:  any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Incremental Facility Amendment pursuant to Section 2.24 in respect of Incremental Term Loans.

“Incremental Term Loan Maturity Date”:  with respect to the Incremental Term Loans to be made pursuant to any Incremental Facility Amendment, the maturity date specified in such Incremental Facility Amendment in accordance with Section 2.24(a).

“Incremental Term Loans”:  any term loans made pursuant to Section 2.24(a).

“Incurrence-Based Amounts”:  as defined in Section 1.2(f).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and not overdue more than 90 days, (ii) deferred compensation payable to directors, officers or employees of any Group Member and (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing or anything herein to the contrary, (i) no Permitted Bond Hedge Transaction shall constitute Indebtedness of any Group Member and (ii) no obligations of any Group Member under any Permitted Warrant Transaction shall constitute Indebtedness so long as the terms of such Permitted Warrant Transaction provide for “physical settlement” or “net share settlement” (or substantially equivalent terms) as the default “settlement method” (or substantially equivalent term) thereunder. For purposes hereof, the amount of any Permitted Convertible Debt shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”:  individually and collectively, with respect to any Indebtedness permitted to be incurred hereunder that is (i) secured on a pari passu basis with the Obligations, any “pari passu” intercreditor agreement, consistent with market terms at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, (ii) secured on a junior lien basis to the Obligations, any “junior lien” intercreditor agreement (which may take the form of a collateral proceeds “waterfall” or similar provision), the terms of which are consistent with market terms at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower and (iii) subordinated in right of payment to the Obligations, any subordination agreement or arrangement (which may take the form of a payments “waterfall” or similar provision), the terms of which are consistent with market terms at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof, (e) [reserved] and (f) as to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part; provided that, with respect to any such Daily Simple SOFR Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period”:  as to any Term SOFR Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Loan and ending one, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Loan and ending one, three or six months thereafter, in each case of clauses (a) and (b), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)  the applicable Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investments”: (a) any purchase or other Acquisition by the Parent Borrower or any of its Restricted Subsidiaries of any of the Capital Stock, bonds, notes, debentures or other debt securities of any other Person, (b) any Acquisition (excluding, for the avoidance of doubt, any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business and/or any Capital Expenditures) and (c) any advance, loan, extension of credit (by guaranty or otherwise) or capital contribution by the Parent Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 6.11, the amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any repayments of principal in respect thereof, but, without any adjustment for write-downs or write-offs, (ii) any Investment in the form of a Guarantee Obligation shall be the amount of such Guarantee Obligation, as determined in accordance with the definition of “Indebtedness” hereunder, (iii) any Investment in the form of a transfer or contribution of non-cash property shall be the fair market value of such non-cash property as of the time of the transfer, minus any return of capital or return on Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect thereto and (iv) otherwise, the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal and any return of capital or return on such Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IRS”:  the United States Internal Revenue Service.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender”:  each of Barclays Bank PLC, BMO Bank N.A., HSBC Bank USA, N.A., UBS AG, Stamford Branch and any other Revolving Lender approved by the Administrative Agent and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joinder Agreement”:  as defined in Section 2.27(a).

“Joint Venture”:  a joint venture, partnership or other similar arrangement entered into by the Parent Borrower or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“Judgment Currency”:  as defined in Section 10.20(b).

“Junior Indebtedness”:  (a) any Subordinated Indebtedness and (b) any Indebtedness of any Group Member that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, in each case of clauses (a) and (b), other than any such Indebtedness in an aggregate principal amount not exceeding $10,000,000 with respect to such Indebtedness.

“L/C Commitment”:  with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1C. The original aggregate amount of the L/C Commitments as of the Tenth Amendment Effective Date is $50,000,000; provided that at the request of the Parent Borrower and with the consent of the relevant Issuing Lender (and notice to the Administrative Agent), any Issuing Lender may increase its L/C Commitment so long as the total L/C Exposure does not exceed $50,000,000 at any time.

“L/C Exposure”:  at any time, the total L/C Obligations.  The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Latest Maturity Date”:  with respect to any Class or Facility and the Loans hereunder at any date of determination, the latest scheduled maturity date applicable to such Class or Facility and such Loan hereunder at such time, including in respect of any Incremental Term Facility.

“LCT Test Date”:  as defined in Section 1.3

“Lender Counterparty”:  each counterparty to a Specified Swap Agreement or a Specified Cash Management Agreement that is a Lender, Arranger or an Agent or an Affiliate of a Lender, Arranger or an Agent in each case as of the Closing Date or as of the date such Specified Swap Agreement or  such Specified Cash Management Agreement is entered into.

“Lender Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”:  as defined in the preamble hereto and including, for the avoidance of doubt, the Eighth Amendment Replacement Term Lenders, the other Term Lenders, the Revolving Lenders and any other Person (including any Incremental Lender and any New Lender) that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or as a result of a prepayment of all of its Loans hereunder.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”:  (a) any Permitted Acquisition or other Investment permitted pursuant to Section 7.7 by one or more of the Parent Borrower and its Restricted Subsidiaries of or in any assets, business or person permitted by the Loan Documents, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) an irrevocable debt repurchase or repayment that is permitted under this Agreement or (c) Restricted Payments permitted pursuant to Section 7.6 (but in the case of this clause (c), solely to the extent such Restricted Payments are consummated in connection with transactions separately subject to clause (a) or (b) above).

“Loan”:  any loan made by any Lender pursuant to this Agreement, including pursuant to any Incremental Facility or any Refinancing Amendment.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, the Agent Fee Letter, any Incremental Facility Amendment, any Refinancing Amendment, any Intercreditor Agreement, any Loan Modification Agreement, any Permitted Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment and any other agreement or document designated as a “Loan Document” by a Loan Party and the Administrative Agent.

“Loan Modification Agreement”:  a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the applicable Borrowers, among the applicable Borrowers, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.

“Loan Modification Offer”:  as defined in Section 2.26(a).

“Loan Parties”:  the Borrowers and the Subsidiary Guarantors.

“Market Capitalization”:  an amount equal to (i) the total number of issued and outstanding shares of common stock of the Parent Borrower on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock on the principal securities exchange on which such common stock is traded for the 20 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Majority Facility Lenders”:  when used in reference to any Class of Lenders under any Facility at any time, (a) in the case of the Revolving Lenders, Lenders having more than 50% of the Total Revolving Commitments or, if such Revolving Commitments have been terminated, the total aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans and unused Commitments of such Class representing more than 50% of all Term Loans and unused term loan Commitments of such Class outstanding at such time; provided that, whenever there are one or more Defaulting Lenders, the total outstanding Loans and Commitments of each such Defaulting Lender shall be excluded for purposes of making a determination of the Majority Facility Lenders.

“Material Acquisition”:  any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common Capital Stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $10,000,000.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Parent Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”:  any Disposition of property or series of related Dispositions of property that yields Net Cash Proceeds to the Group Members in excess of $10,000,000.

“Material Indebtedness”:  Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.  For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Intellectual Property”: Intellectual Property (other than customer lists) owned by the Parent Borrower and its Restricted Subsidiaries that are material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Parent Borrower in good faith).

“Material Real Property”:  any “fee-owned” real property located in the United States that has a fair market value as of the date such real property is acquired in excess of $15,000,000, as reasonably determined by the Parent Borrower in good faith based on available information including book value, replacement cost, assessed value, and appraisals.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or any hazardous or toxic (or terms of similar meanings) substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Incremental Ratio Amount”:  an amount represented by Incremental Facilities to be established pursuant to Section 2.24 or Incremental Equivalent Debt so long as, immediately after giving effect to the establishment thereof (assuming the full drawing of any such amount constituting an Incremental Revolving Facility and any other utilized Commitments then being incurred and excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Facilities or Incremental Equivalent Debt), (i) solely in the case of any such Incremental Facilities or Incremental Equivalent Debt that is secured on a pari passu basis with the Term B Loans, the Consolidated First Lien Net Leverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not exceed the greater of (x) 2.00 to 1.00 and (y) if such Indebtedness is being incurred in connection with any Permitted Acquisition, the Consolidated First Lien Net Leverage Ratio immediately prior to such incurrence, (ii) solely with respect to any such Incremental Equivalent Debt that is secured by Liens on the Collateral that are junior to the Liens on such Collateral securing the Obligations, the Consolidated Secured Net Leverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not exceed the greater of (x) 3.00 to 1.00 and (y) if such Indebtedness is being incurred in connection with any Permitted Acquisition, the Consolidated Secured Net Leverage Ratio immediately prior to such incurrence and (iii) solely with respect to any Incremental Equivalent Debt that is unsecured, or, in the case of any such Incremental Equivalent Debt incurred by non-Loan Parties, secured by assets not constituting Collateral, either (I) the Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not exceed the greater of (x) 3.00 to 1.00 and (y) if such Indebtedness is being incurred in connection with any Permitted Acquisition, the Consolidated Total Net Leverage Ratio immediately prior to such incurrence or (II) the Cash Interest Coverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not be less than the lesser of (x) 2.00 to 1.00 and (y) if such Indebtedness is being incurred in connection with any Permitted Acquisition, the Cash Interest Coverage Ratio immediately prior to such incurrence.

“Merger Sub”:  Falcon Merger Subsidiary, LLC, a Delaware limited liability company.

“Minimum Extension Condition”:  as defined in Section 2.26(a).

“Moody’s”:  as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”:  (a) as of the Tenth Amendment Effective Date, the real properties listed on Schedule 1.1E and (b) thereafter, any real property located in the United States that becomes subject to a Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  any mortgages, deeds of trust and/or deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Section 6.10(b) hereof or Section 6.14 of the Existing Credit Agreement.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan”:  a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Cash Proceeds Threshold”:  as defined in Section 2.11(b).

“New Lender”:  with respect to any Commitment or Loan for a Person in connection with any transaction permitted under Sections 2.22, 2.24 and/or 10.1 (with respect to any Replacement Term Loans or any Replacement Revolving Facility), such Person that is (x) an existing Lender or (y) an Eligible Assignee that agrees to become a “Lender” for all purposes under this Agreement; provided that, in the case of each of clauses (x) and (y), the Administrative Agent (and, in the case of any Revolving Facility, each Issuing Lender) shall have consented (any such consent not to be unreasonably withheld, conditioned or delayed) to the relevant New Lender’s provision of such Commitment and/or Loans, as applicable, if such consent would be required under Section 10.6(b) for an assignment of such Commitment and/or Loans to such New Lender.

“Ninth Amendment”:  the Ninth Amendment to this Agreement, dated as of the Ninth Amendment Effective Date, among the Parent Borrower, the Revolving Lenders party thereto and the Administrative Agent.

“Ninth Amendment Effective Date”:  February 26, 2026.

“No Undisclosed Information Representation”:  with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to the Parent Borrower or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Parent

Borrower or any of its Subsidiaries) and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“Non-Guarantor Debt Basket”: as of any date of determination, an amount equal to (a) the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period, less (b) the aggregate outstanding principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred after the Tenth Amendment Effective Date pursuant to Section 7.2(o) and Section 7.2(s).

“Non-U.S. Lender”:  (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to the applicable Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to the applicable Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Not Otherwise Applied”:  in respect of any amount, such amount has not previously been (and is not currently being) applied to any other use or transaction.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Notice of Designation”:  as defined in Section 2.27(a).

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Lender Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise. For the avoidance of doubt, any obligation under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction shall not constitute Obligations for purposes of this Agreement or any other Loan Document.

“Other Connection Taxes”:  with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Parent Borrower”:  as defined in the preamble hereto.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“PBGC”:  the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”:  any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Periodic Term SOFR Determination Day”:  has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Acquisition”:  (subject to the application of Section 1.3 in the case of a Limited Condition Transaction) means any Acquisition (including any Investment in (x) any Restricted Subsidiary which serves to increase the Parent Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of purchasing any or all of the Parent Borrower’s or its relevant Restricted Subsidiary’s ownership interest in a manner that would result in such Joint Venture becoming a Subsidiary); provided that with respect to each such Acquisition (i) immediately after giving effect thereto, the Parent Borrower and its Restricted Subsidiaries are in compliance with Section 7.15, (ii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing and (iii) any such newly created or acquired Subsidiary shall be a Restricted Subsidiary and shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10 in the time periods set forth therein.

“Permitted Amendment”:  an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.26, providing for an extension of the scheduled maturity date and/or amortization applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) changes to any prepayment premiums with respect to the applicable Loans of a relevant Facility, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Bond Hedge Transaction”: any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Parent Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent Borrower) that is (a) purchased by the Parent Borrower in connection with the issuance of any Permitted Convertible Debt, (b) settled in common stock of the Parent Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Parent Borrower’s common stock or such other securities or property) and/or cash in lieu of fractional shares of common stock of the Parent Borrower and (c) on terms and conditions customary for bond hedge, call or capped call transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by the Parent Borrower; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Borrower from the sale of such Permitted Convertible Debt issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Closing Date Use of Proceeds”:  as defined in Section 4.16 of the Existing Credit Agreement.

“Permitted Convertible Debt”: collectively, (x) the Existing Convertible Notes and (y) any other unsecured Indebtedness issued by the Parent Borrower after the Tenth Amendment Effective Date that is (a) permitted to be incurred hereunder and (b) either (i) convertible into common stock of the Parent Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent Borrower) (and cash in lieu of fractional shares), cash (in an amount determined by reference to the price of such common stock or such other securities or property) or any combination thereof or (ii) sold as a unit with any call option, warrant and/or right to purchase (or any substantially equivalent derivative transaction) that is exercisable for common stock of the Parent Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent Borrower) (and cash in lieu of fractional shares), cash (in an amount determined by reference to the price of such common stock or such other securities or property) or any combination thereof.

“Permitted Liens”:  Liens permitted pursuant to Section 7.3.

“Permitted Receivables Facility”:  any Receivables Facility permitted pursuant to Section 7.2 (including, for the avoidance of doubt, the Existing Receivables Purchase Facility).

“Permitted Receivables Fees”: distributions or payments made directly or by means of discounts with respect to any Permitted Receivables Financing Asset or participation interest therein issued or sold in connection with, and other fees and expenses paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Facility.

“Permitted Receivables Financing Assets”: with respect to any Permitted Receivables Facility (i) any accounts receivable, or other revenue streams and other rights to payment and the proceeds thereof and (ii) in each case to the extent relating to clause (i), (a) all of the interest in the related inventory and goods, if any, the financing or lease of which gave rise to the amounts set forth in clause (i), (b) all other security interests, liens, guarantees, letters of credit, supporting obligations and other arrangements and property subject thereto from time to time, if any, purporting to support or secure payment of such amounts and (c) all service contracts and other agreements associated with such amounts set forth in clause (i).

“Permitted Refinancing Indebtedness”:  with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant to Section 7.2(b), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), shall not be materially more restrictive as determined by the Parent Borrower in good faith, (iv) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount (in the case of a revolving credit facility) or principal of such Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value or committed amount, if applicable) thereof does not exceed the principal amount (or accreted value or committed amount, if applicable) of the Original Indebtedness plus the amount of any existing commitments unutilized under such Original Indebtedness to the extent such unutilized commitment were permitted to be drawn under Section 7.2 prior to such refinancing, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees (including original issue discount and upfront fees), penalties, premiums and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Permitted Warrant Transaction”: any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Parent Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent Borrower) and/or cash (in an amount determined by reference to the price of such common stock or such other security or property) sold by the Parent Borrower substantially concurrently with any purchase by the Parent Borrower of a related Permitted Bond Hedge Transaction.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Plan Asset Regulations”:  29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Planned Expenditures”:  as defined in the definition of “Excess Cash Flow”.

“Previously Designated Unrestricted Subsidiary”:  as defined in Section 6.11.

“Prime Rate”:  the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis”:  subject to Section 1.4, with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any Material Disposition, (e) any assumption, incurrence, repayment or other Disposition of Indebtedness, (f) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, (g) any Disposition of a business unit, line of business or division of the Parent Borrower or a Restricted Subsidiary, in each case of (c) through (g), whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes without any adjustment to the commitments thereunder), (h) any Restricted Payment or (i) any other event that by the terms of this Agreement requires a test to be calculated for “pro forma compliance” or on a “pro forma basis” or after giving “pro forma effect” (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Parent Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Material Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (i) of the definition of “Consolidated EBITDA”).

“Pro Forma Financial Statements”:  as defined in Section 4.1(a).

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“PTE”:  a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider”:  a Lender whose representatives may trade in securities of the Parent Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Parent Borrower under the terms of this Agreement.

“Purchase Money Indebtedness”:  purchase money debt, including Indebtedness to finance the purchase, construction, repair, replacement, lease, installation, maintenance or improvement of property (real or personal) or any fixed or capital asset.

“Purchasing Borrower Party”:  any of the Parent Borrower or any Restricted Subsidiary.

“QFC”:  has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”:  as defined in Section 10.21.

“Qualified Capital Stock”: Capital Stock of the Parent Borrower other than Disqualified Capital Stock.

“Receivables Facility”:  the collective reference to any Receivables Purchase Facility or Receivables Securitization Facility.

“Receivables Purchase Facility”: any one or more receivables purchase or financing facilities (including, for the avoidance of doubt, the Existing Receivables Purchase Facility) entered into in connection with any continuing accounts receivables discounting, factoring or financing arrangement with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which the Parent Borrower or any Restricted Subsidiary may pledge, sell, convey or otherwise transfer its accounts receivable to any Person (other than the Parent Borrower or a Restricted Subsidiary) in exchange for cash (including, in the case of any pledge of accounts receivables, cash proceeds of loans made by such Person that are secured by such pledged accounts receivables) in an amount equal to or greater than the fair market value (as determined in good faith by the Parent Borrower and taking into account customary discount fees or customary discount factors) of the accounts receivables so pledged, sold, conveyed or transferred.

“Receivables Securitization Facility”:  any one or more receivables financing facilities the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent Borrower or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell the accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary”:  any Subsidiary of the Parent Borrower formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto; provided that each Receivables Subsidiary shall at all times be a Wholly Owned Subsidiary of a Loan Party.

“Recovery Event”:  any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”:  each period of four consecutive fiscal quarters of the Parent Borrower.

“Reference Time”:  with respect to any setting of the then-current Benchmark means the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment”: an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent, the Parent Borrower and each lender party thereto and that is executed by (a) the Parent Borrower, (b) the Administrative Agent and (c) each Lender (including any New Lender) that agrees to provide all or any portion of the Replacement Term Loans (or any Commitment in respect thereof) and/or the Replacement Revolving Facility, as applicable, being incurred pursuant to Section 10.1.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of a Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate amount of the Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the amount of the Net Cash Proceeds of an Asset Sale or Recovery Event to reinvest in assets useful in the business of the Parent Borrower or any of its Restricted Subsidiaries (other than cash or Cash Equivalents).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Parent Borrower’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or if the Parent Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 12 months after such Reinvestment Event to reinvest such Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”:  with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”:  the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Revolving Facility”: as defined in Section 10.1.

“Replacement Revolving Facility”: as defined in Section 10.1.

“Replaced Term Loans”:  as defined in Section 10.1.

“Replacement Term Loans”:  as defined in Section 10.1.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the Closing Date  (no matter how such notice requirement may be changed in the future).

“Repricing Transaction”:  (a) any prepayment of Eighth Amendment Replacement Term Loans with the proceeds of a substantially concurrent incurrence of broadly syndicated term loan “B” Indebtedness by any Group Member (other than any such incurrence in connection with a Change of Control or a Transformative Acquisition) in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Eighth Amendment Replacement Term Loans and (b) any amendment, amendment and restatement or other modification to this Agreement that reduces the all-in yield of the Eighth Amendment Replacement Term Loans (other than any such amendment, amendment and restatement or other modification effected in connection with a Change of Control or a Transformative Acquisition), in each case where the primary purpose of such prepayment or amendment is to reduce the all-in yield of the Eighth Amendment Replacement Term Loans (including through such substantially concurrent incurrence of Indebtedness the proceeds of which are used to prepay the Eighth Amendment Replacement Term Loans).

“Required Lenders”:  at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding, plus (b) the aggregate amount of Commitments in respect of Term Loans then in effect, plus (c) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, whenever there are one or more Defaulting Lenders, the total outstanding Loans and Commitments of each such Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Revolving Lenders”:  at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, whenever there are one or more Defaulting Lenders, the total outstanding Loans and Commitments of each such Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.

“Restricted Debt Payment”:  as defined in Section 7.8(a).

“Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds”: the aggregate amount of Net Cash Proceeds received by any Group Member from any Asset Sale or Recovery Event (calculated from the Sixth Amendment Effective Date) that are not or were not required to be applied to prepay Term Loans pursuant to Section 2.11(b) solely as a result of the Net Cash Proceeds Threshold.

“Revolving Borrowing”:  a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by the Revolving Lenders.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (and shall include, for the avoidance of doubt, the Tenth Amendment Revolving Commitments).

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”:  collectively (a) the Tenth Amendment Revolving Facility and/or (b) any other Revolving Commitments established after the Tenth Amendment Effective Date and the extensions of credit made thereunder from time to time, as the context may require. As of the Tenth Amendment Effective Date, the Tenth Amendment Revolving Facility constitutes the sole “Revolving Facility” under this Agreement.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans (and shall include, for the avoidance of doubt, each Tenth Amendment Revolving Lender).

“Revolving Loans”:  the revolving credit loans made by the Revolving Lenders hereunder pursuant to their Revolving Commitments from time to time (and shall include, for the avoidance of doubt, the Tenth Amendment Revolving Loans).

“Revolving Percentage”:  with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of the aggregate amount of such Lender’s Revolving Commitments at such time to the aggregate amount of the Total Revolving Commitments at such time (or, at any time after the Revolving Commitments shall have expired or terminated, the ratio (expressed as a percentage) of the aggregate principal amount of such Revolving Lender’s Revolving Loans then outstanding to the aggregate principal amount of the Revolving Loans of all Revolving Lenders then outstanding); provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.  Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.23, Revolving Percentages shall be determined without regard to any Defaulting

Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.23(c)) and Section 2.4(a), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23(c).

“Revolving Termination Date”:  April 23, 2031.

“S&P”:  as defined in the definition of “Cash Equivalents”.

“Sanctioned Country”:  at any time, a country, region or territory which is itself, or whose government is, the subject or target of comprehensive Sanctions (at the time of the Tenth Amendment, the Crimea region of Ukraine, the so called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person”:  at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or the Hong Kong Monetary Authority, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more by any Person or Persons described in the foregoing clause (a).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, the United Kingdom or the Hong Kong Monetary Authority.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment”:  as defined in the recitals hereto.

“Second Amendment Incremental Term Loans”:  as defined in the Second Amendment.

“Second Amendment Replacement Term Loans”:  as defined in the Second Amendment.

“Second Amendment Effective Date”:  as defined in the recitals hereto.

“Second Amendment Term B Commitment”:  as defined in the Second Amendment. The aggregate principal amount of the Second Amendment Term B Commitments of the Second Amendment Term B Lenders as of the Second Amendment Effective Date is $627,785,500.

“Second Amendment Term B Lender”:  each Lender that holds a Second Amendment Term B Commitment or that holds a Second Amendment Term B Loan.

“Second Amendment Term B Loans”:  collectively, the Second Amendment Incremental Term Loans and the Second Amendment Replacement Term Loans. The Second Amendment Term B Loans were refinanced and replaced in full by the Sixth Amendment Replacement Term Loans as of the Sixth Amendment Effective Date.

“Second Amendment Transactions”:  has the meaning assigned to the term “Transactions” in the Second Amendment.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“similar business”: (a) those businesses conducted or proposed to be conducted by the Group Members on the Closing Date (after giving effect to the Closing Date Acquisition) and/or (b) any business or other activities that are reasonably related, ancillary, complementary, similar, incidental, corollary or synergistic to, and/or a reasonable extension, development or expansion of, the businesses described in clause (a).

“Seventh Amendment”:  as defined in the recitals hereto.

“Seventh Amendment Effective Date”:  as defined in the recitals hereto.

“Seventh Amendment Replacement Term B Commitment”:  as defined in the Seventh Amendment.

“Seventh Amendment Replacement Term Lender”:  each Lender that holds a Seventh Amendment Replacement Term B Commitment or that holds a Seventh Amendment Replacement Term Loan.

“Seventh Amendment Replacement Term Loans”:  as defined in the Seventh Amendment. The Seventh Amendment Replacement Term Loans were refinanced and replaced in full by the Eighth Amendment Replacement Term Loans as of the Eighth Amendment Effective Date.

“Seventh Amendment Transactions”:  has the meaning assigned to the term “Transactions” in the Seventh Amendment.

“Sixth Amendment”:  as defined in the recitals hereto.

“Sixth Amendment Effective Date”:  as defined in the recitals hereto.

“Sixth Amendment Incremental Term B Commitment”: as defined in the Sixth Amendment.

“Sixth Amendment Incremental Term Lender”: as defined in the Sixth Amendment.

“Sixth Amendment Incremental Term Loans”: as defined in the Sixth Amendment.

“Sixth Amendment Replacement Term B Commitment”: as defined in the Sixth Amendment.

“Sixth Amendment Replacement Term Lender”: each Lender that holds a Sixth Amendment Replacement Term B Commitment or that holds a Sixth Amendment Replacement Term Loan.

“Sixth Amendment Replacement Term Loans”:  as defined in the Sixth Amendment.

“Sixth Amendment Term B Commitment”: a Sixth Amendment Incremental Term B Commitment and/or Sixth Amendment Replacement Term B Commitment, as the context may require.

“Sixth Amendment Term Lender”: each Sixth Amendment Incremental Term Lender and/or Sixth Amendment Replacement Term Lender, as the context may require.

“Sixth Amendment Term Loans”: Sixth Amendment Incremental Term Loans and/or Sixth Amendment Replacement Term Loans as the context may require.  The Sixth Amendment Term Loans were refinanced and replaced in full by the Seventh Amendment Replacement Term Loans as of the Seventh Amendment Effective Date.

“Sixth Amendment Transactions”: has the meaning assigned to the term “Transactions” in the Sixth Amendment.

“SOFR”:  with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”:  the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day”: has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solvency Certificate”:  a solvency certificate from the Chief Financial Officer of the Parent Borrower substantially in the form of Exhibit K.

“Solvent”:  as of any date of determination, (a) the fair value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, continent or otherwise, as such debts and liabilities become absolute and matured and (d) the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date.

“Specified Acquisition Agreement Representations”:  (a) as used in Section 5.1(o), the representations made by or on behalf of the Target in the Closing Date Acquisition Agreement that are material to the interest of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Parent Borrower (or any affiliate thereof) to close under the Closing Date Acquisition Agreement or the Parent Borrower (or any affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Closing Date Acquisition Agreement as a result of a breach of such representations in the Closing Date Acquisition Agreement and (b) otherwise, with respect to any acquisition contemplated by the Parent Borrower or any Restricted Subsidiary, the representations made by or on behalf of the proposed target of such acquisition in the documentation governing such acquisition (the “Subject Acquisition Agreement”) that are material to the interests of the applicable Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Parent Borrower (or any affiliate thereof) to close under the Subject Acquisition Agreement or the Parent Borrower (or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Subject Acquisition Agreement as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between any Borrower or any Guarantor and any Lender Counterparty, which has been designated by such Lender Counterparty and the Parent Borrower, by notice to the Administrative Agent as a “Specified Cash Management Agreement”.

“Specified Representations”:  the representations and warranties of the Borrowers and the Subsidiary Guarantors set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or governing documents of the Loan Parties), 4.11, 4.14, 4.19, 4.20 and 4.24 (solely with respect to the last sentence thereof) of the Existing Credit Agreement.

“Specified Revolver Interest Payment Default”: as defined in the definition of “Applicable Pricing Grid”.

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Borrower or any Guarantor and any Lender Counterparty.

“Subject Subsidiary”:  as defined in Section 6.11.

“Subject Term Loans”: as of any date of determination, any Term Loans incurred after the Tenth Amendment Effective Date that are subject to ratable prepayment with any other outstanding Term Loans in accordance with Section 2.11(b) on such date of determination.

“Subordinated Indebtedness”:  any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”:  any Domestic Subsidiary of the Parent Borrower that becomes a party hereto pursuant to Section 2.27 until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.27.

“Subsidiary Guarantor”:  each Restricted Subsidiary of the Parent Borrower that is party to the Guarantee and Collateral Agreement as a Guarantor (or such similar documents referred to in the following sentence).  Notwithstanding the foregoing, the Parent Borrower may, at its option, cause any Restricted Subsidiary (and, if such Restricted Subsidiary is a Foreign Subsidiary, subject to the jurisdiction of organization of such Foreign Subsidiary being reasonably acceptable to the Administrative Agent (including that on the basis that any guarantee and collateral provided by such entity can reasonably be expected to be enforceable by the Administrative Agent)) to become a Subsidiary Guarantor (any such Restricted Subsidiary, a “Discretionary Guarantor”) under the Loan Documents (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the requirements in Section 6.10 for Loan Parties incorporated in the United States and otherwise reasonably acceptable to the Parent Borrower and the Administrative Agent (which shall include (x) in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary limitations and (y) in the Administrative Agent’s discretion, being reasonably satisfied that (A) any payments by or on account of such Discretionary Guarantor hereunder or under any Loan Document will not be subject to deduction or withholding for any Taxes (unless indemnified under this Agreement) and (B) such designation will not subject the Lenders to any Taxes (unless indemnified under this Agreement) to which they otherwise would not have been subject)); provided that the Administrative Agent and each Lender shall have received at least three Business Days prior to such proposed Discretionary Guarantor becoming a Discretionary Guarantor all documentation and other information reasonably requested in writing by the Administrative Agent or such Lender, as applicable, at least ten Business Days prior to such proposed date under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation, which documentation and other information shall be reasonably satisfactory to the Administrative Agent or such Lender, as applicable.  Notwithstanding anything to the contrary set forth herein, including Section 10.14, no Discretionary Guarantor may become a Released Guarantor pursuant to clause (b) of Section 10.14(a), other than (x) as a result of becoming an “Excluded Subsidiary” pursuant to any clause of the definition thereof not applicable to such Discretionary Guarantor at the time such Restricted Subsidiary was made a Discretionary Guarantor or (y) for a bona fide business purpose, and not for the primary purpose of releasing such Discretionary Guarantor from its guarantee under the Loan Documents.

“Supported QFC”:  as defined in Section 10.21.

“Swap”:  any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”:  with respect to any person, any obligation to pay or perform under any Swap Agreement. Notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Swap Obligation.

“Syndication Agent”:  the Syndication Agent identified on the cover page of this Agreement.

“Target”:  as defined in the recitals hereto.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenth Amendment”:  as defined in the recitals hereto.

“Tenth Amendment Effective Date”:  as defined in the recitals hereto.

“Tenth Amendment Revolving Facility”:  as defined in the Tenth Amendment.

“Tenth Amendment Revolving Commitments”:  as defined in the Tenth Amendment.

“Tenth Amendment Revolving Lenders”:  as defined in the Tenth Amendment.

“Tenth Amendment Revolving Loans”:  as defined in the Tenth Amendment.

“Tenth Amendment Transactions”:  has the meaning assigned to the term “Transactions” in the Tenth Amendment.

“Term B Commitment”:  as to any Lender, (i) prior to the Second Amendment Effective Date, the obligation of such Lender, if any, to make a Term B Loan pursuant to such Lender’s Closing Date Term B Commitment, (ii) on and after the Second Amendment Effective Date but prior to the Sixth Amendment Effective Date, the obligation of such Lender, if any, to continue and/or make, as applicable, a Term B Loan pursuant to such Lender’s Second Amendment Term B Commitment in accordance with the Second Amendment, (iii) on the Sixth Amendment Effective Date but prior to the Seventh Amendment Effective Date, the obligation of such Lender, if any, to make a Sixth Amendment Term Loan pursuant to such Lender’s Sixth Amendment Term B Commitment in accordance with the Sixth Amendment, (iv) on the Seventh Amendment Effective Date but prior to the Eighth Amendment Effective Date, the obligation of such Lender, if any, to make a Seventh Amendment Replacement Term Loan pursuant to such Lender’s Seventh Amendment Replacement Term B Commitment in accordance with the Seventh Amendment and/or (v) on the Eighth Amendment Effective Date, the obligation of such Lender, if any, to make or acquire by conversion and/or continuation, as applicable, an Eighth Amendment Replacement Term Loan pursuant to such Lender’s Eighth Amendment Replacement Term B Commitment in accordance with the Eighth Amendment. The original aggregate principal amount of the Term B Commitments as of (and after giving effect to) the Second Amendment Effective Date is $627,785,500. The original aggregate principal amount of the Term B Commitments as of (and after giving effect to) the Sixth Amendment Effective Date is set forth on Annex B to the Sixth Amendment.  The original aggregate principal amount of the Term B Commitments as of (and after giving effect to) the Seventh Amendment Effective Date is set forth on Annex B to the Seventh Amendment. The original aggregate principal amount of the Term B Commitments as of (and after giving effect to) the Eighth Amendment Effective Date is set forth on Annex B to the Eighth Amendment.

“Term B Facility”:  as defined in the definition of “Facility”.

“Term B Lender”:  each Lender that holds a Term B Commitment or that holds a Term B Loan.

“Term B Loan”:  (i) prior to the Second Amendment Effective Date, the Closing Date Term B Loans, (ii) on and after the Second Amendment Effective Date but prior to the Sixth Amendment

Effective Date, each Second Amendment Term B Loan made or continued pursuant to the Second Amendment, (iii) on and after the Sixth Amendment Effective Date but prior to the Seventh Amendment Effective Date, each Sixth Amendment Term Loan made or converted and/or continued pursuant to the Sixth Amendment, (iv) on and after the Seventh Amendment Effective Date but prior to the Eighth Amendment Effective Date, each Seventh Amendment Replacement Term Loan made or converted and/or continued pursuant to the Seventh Amendment and (v) on and after the Eighth Amendment Effective Date, each Eighth Amendment Replacement Term Loan made or acquired by conversion and/or continuation, as applicable, pursuant to the Eighth Amendment. As of the Tenth Amendment Effective Date, the aggregate outstanding principal amount of the Term B Loans is $0.

“Term B Maturity Date”: (i) with respect to the Eighth Amendment Replacement Term Loans, the Eighth Amendment Replacement Term Loan Maturity Date and (ii) with respect to any other Class of Term Loans, the maturity date with respect to such Loans as specified herein (including, as applicable, pursuant to any Incremental Facility Amendment, Refinancing Facility Amendment, Permitted Amendment and/or Loan Modification Agreement).

“Term B Percentage”:  as to any Term Lender under any Facility or Class at any time, the ratio (expressed as a percentage) of the aggregate outstanding principal amount of the Term  Loans under such Facility or Class of such Term Lender at such time to the aggregate outstanding principal amount of the Term Loans of all Term Lenders under such Facility or Class at such time.

“Term Benchmark”:  when used in reference to (x) any Loan, refers to whether such Loan is a Term SOFR Loan or (y) any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to Term SOFR, in each case, other than pursuant to clause (c) of the definition of “ABR”.

“Term Borrowing”:  a Borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by the Term Lenders.

“Term Lenders”:  the collective reference to the Term B Lenders and the Incremental Term Lenders.

“Term Loans”:  the collective reference to the Term B Loans, the Incremental Term Loans and any Replacement Term Loans.  As of the Tenth Amendment Effective Date, all Term Loans that were previously incurred under this Agreement have been refinanced and repaid in full and no Term Loans (or other Obligations in respect thereof) are outstanding as of such date.

“Term SOFR”:

(i)  for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(ii)  for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (i) or clause (ii) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”:  the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loans”:  Loans the rate of interest applicable to which is based upon Term SOFR.

“Term SOFR Reference Rate”:  the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Tranche”:  the collective reference to Term SOFR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Termination Date”: the first date on which (a) all Commitments shall have expired or been terminated, (b) the principal of and interest on each Loan and all fees, expenses and other Obligations shall have been paid in full (in each case other than (x) indemnification or reimbursement obligations that expressly survive the termination of this Agreement under Section 2.18, 2.19(a), 2.19(d) or 2.20 and for which the applicable Borrower has not been notified and contingent indemnification obligations not asserted and (y) obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) and (c) all Letters of Credit (other than those that have been (x) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the relevant Issuing Lender) shall have been cancelled, terminated or have expired and all Reimbursement Obligations shall have been reimbursed in full.

“Third Amendment”:  as defined in the recitals hereto.

“Third Amendment Effective Date”:  as defined in the recitals hereto.

“Threshold Amount”:  at any time, an amount equal to the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA for the Applicable Reference Period.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments under the Revolving Facility as of the Tenth Amendment Effective Date is $250,000,000.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Trade Date”:  with respect to any sale or assignment of rights by a Lender under this Agreement, the date on which such Lender entered into a binding agreement to sell or assign all or a portion of its rights under this Agreement.

“Transaction Costs”:  as defined in Section 4.16 of the Existing Credit Agreement.

“Transactions”:  collectively, (a) the Closing Date Acquisition, (b) the execution, delivery and performance by the Borrowers and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof and (c) the Existing Indebtedness Refinancing.

“Transferee”:  any Assignee or Participant.

“Transformative Acquisition”:  any acquisition or Investment by the Parent Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Parent Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Parent Borrower acting in good faith).

“Type”:  as to any Loan, its nature as an ABR Loan or a Term SOFR Loan.

“UK Financial Institution”:  any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”:  the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”:  the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”:  the United States of America.

“Unrestricted Cash”:  unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary”:  (a) any Subsidiary of the Parent Borrower (other than a Subsidiary Borrower) that is designated as an Unrestricted Subsidiary by the Parent Borrower pursuant to Section 6.11 subsequent to the Tenth Amendment Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Tenth Amendment Effective Date, there are no Unrestricted Subsidiaries.

“U.S. Government Securities Business Day”:  any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”:  as defined in Section 10.21.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.19(f)(ii)(B).

“Voluntary Prepayment Amount”:  as of any date, an amount equal to (a) the aggregate amount of all voluntary permanent commitment reductions in respect of the Revolving Facility (including under any Incremental Revolving Facility) and all voluntary prepayments of any Term Loans, any Incremental Term Loans and any Incremental Equivalent Debt, in each case incurred pursuant to the Base Incremental Amount (and all debt buybacks of any of the foregoing with credit given to the amount of cash used to make such buybacks), and any long-term Permitted Refinancing Indebtedness secured on a pari passu basis with the Facilities (to the extent such Permitted Refinancing Indebtedness was previously applied to the prepayment of any Revolving Facility (including under any Incremental Revolving Facility) accompanied with a permanent commitment reduction and any Term Loans, any Incremental Term Loans or any Incremental Equivalent Debt in each case incurred pursuant to the Base Incremental Amount) at or prior to such time (in each case, excluding prepayments made with the proceeds of long-term Indebtedness (other than revolving Indebtedness)), less (b) the aggregate principal amount of Incremental Term Loans or Incremental Equivalent Debt established prior to such date in reliance on the Voluntary Prepayment Amount, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (z) of the Incremental Availability Amount.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”:  any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2  Other Interpretive Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) any definition of, or references to, any agreement, instrument or other document or Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreement, instrument or other document or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced from time to time, (vi) unless otherwise expressly provided herein, any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (vii)(x) the “fair market value” of any asset or property shall be determined by the Parent Borrower in good faith and (y) “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice (in each case, as determined by the Parent Borrower in good faith), (viii) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (ix) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, and (x) the word “or” shall be construed to be not exclusive.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  Notwithstanding anything to the contrary contained in the definition of “Capital Lease Obligations”, unless the Parent Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(f)  Notwithstanding anything to the contrary herein, unless the Parent Borrower otherwise notifies the Administrative Agent, with respect to any amount incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, or Cash Interest Coverage Ratio test, as applicable) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test or Cash Interest Coverage Ratio test, as applicable) (any such amounts, the “Incurrence-Based Amounts”), in concurrent transactions, a single transaction or a series of related transactions, it is understood and agreed that (x) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount at the time of such concurrent incurrence but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (y) the incurrence of the Fixed Amount shall be calculated thereafter.  Unless the Parent Borrower elects otherwise, the Borrowers shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrowers prior to utilization of any amount under a Fixed Amount then available to the Group Members.  For the avoidance of doubt, the provisions of this clause (f) shall apply to any Incremental Facilities and any Incremental Equivalent Debt.

(g)  The increase in any amount of any Indebtedness otherwise permitted pursuant to Section 7.2, or any increase in any amount secured by any Lien otherwise permitted pursuant to Section 7.3, by virtue of the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 7.2 and a Permitted Lien for purposes of Section 7.3.

(h)  For purposes of determining compliance with Section 7.2 or Section 7.3, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof otherwise permitted hereunder would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to the applicable Additional Permitted Amount.

(i)  For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or financial test (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, Cash Interest Coverage Ratio test and/or the amount of Consolidated EBITDA, as applicable), subject to Section 1.3 below, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or financial test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(j)  Notwithstanding anything to the contrary herein, the incurrence, consummation or existence of any Indebtedness, Liens, negative pledge or other restrictive agreement, Restricted Payment, Restricted Debt Payment, Investment, Disposition, transaction with any Affiliate or any other action or transaction, in each case, that was consummated on or prior to, or in existence on, the Tenth Amendment Effective Date and that was permitted pursuant to the terms of the Existing Credit Agreement shall be deemed not to be a utilization of any dollar-based basket (including any EBITDA-based grower component thereof) hereunder, all of which such dollar-based baskets (including any EBITDA-based grower components thereof) hereunder shall accordingly be deemed unutilized and fully available (in accordance with their terms immediately upon the effectiveness of the Tenth Amendment) on the Tenth Amendment Effective Date.

1.3  Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in the case of the incurrence of any Indebtedness (including any Incremental Term Facilities) or Liens or the making of any Permitted Acquisitions or other Investments, Restricted Payments, prepayments of specified indebtedness or asset sales, in each case, in connection with a Limited Condition Transaction, at the Parent Borrower’s option (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the relevant ratios and baskets (including baskets measured as a percentage of Consolidated EBITDA) shall be determined, and any Default or Event of Default blocker or bring-down of representations and warranties shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Transaction are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio, basket or default provision, such representation, warranty, ratio, basket or default provision shall be deemed to have been complied with; provided that if the Parent Borrower has made an LCT Election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the financial covenants) or basket with respect to the compliance with this Agreement of any other Permitted Acquisitions or other Investments, Restricted Payments, prepayments of specified indebtedness or asset sales on or following the LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such basket or ratio (other than any basket measured as a percentage of Consolidated EBITDA) shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of debt and the use of proceeds thereof) have been consummated on the LCT Test Date.  For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

1.4  Pro Forma Calculations.  For purposes of determining compliance with the applicable Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, or Cash Interest Coverage Ratio test for any Reference Period and/or the permissibility of any Applicable Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (A) during the period in respect of which such calculations are required to be made or (B) other than with respect to any calculation of the covenants set forth in Section 7.1 and any calculation of the Consolidated Secured Net Leverage Ratio for purposes of the Applicable Pricing Grid, subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio test is made on a pro forma basis (solely with respect to determining pro forma compliance for such event) shall be calculated on a pro forma basis assuming that all such Applicable Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in either of the foregoing attributable to any Applicable Transaction) had occurred on the first day of the period in respect of which such calculations are required to be made.  If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Applicable Transaction that would have required adjustment pursuant to this Section 1.4, then the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio or Cash Interest Coverage Ratio test, as applicable, shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.  Notwithstanding anything to the contrary herein, but subject to Sections 1.2(f) and (i) and 1.3, all financial ratios and tests (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test or Cash Interest Coverage Ratio test, as applicable and determining the amount of Consolidated Net Income and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Reference Period during which any Applicable Transaction occurs shall be calculated with respect to such Reference Period and such Applicable Transaction on a pro forma basis in accordance with this Section 1.4.

1.5  Timing of Payment or Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

1.6  Rounding.  Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7  Cashless Rollovers.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans pursuant to an Incremental Facility, or with Replacement Loans or loans incurred under a new credit facility hereunder, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

1.8  Appointment of Borrower Representative.  Each Subsidiary Borrower hereby irrevocably appoints the Parent Borrower as its representative and agent on its behalf for the purposes of giving and receiving all notices and consents hereunder or under any of the other Loan Documents and taking all other actions (other than any such actions otherwise designated to the Borrowers as set forth in this Agreement) (including in respect of compliance with covenants) on behalf of any Subsidiary Borrower or Subsidiary Borrowers under the Loan Documents. The Parent Borrower hereby accepts such appointment.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to the Parent Borrower on behalf of such Borrower or all Borrowers. Each Subsidiary Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent Borrower will be deemed for all purposes to have been made by such Subsidiary Borrower and shall be binding upon and enforceable against such Subsidiary Borrower to the same extent as if the same had been made directly by such Subsidiary Borrower.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1  Term Commitments.

(a)  Subject to the terms and conditions hereof, each Term B Lender on the Closing Date severally agreed to make a term loan to the Parent Borrower on the Closing Date in an amount not to exceed the amount of the Closing Date Term B Commitment of such Lender.  The Parent Borrower made only one borrowing under the Closing Date Term B Commitments, which was on the Closing Date.

(b)  Subject to the terms and conditions set forth in the Second Amendment, each Second Amendment Term B Lender with a Second Amendment Term B Commitment as of the Second Amendment Effective Date severally agreed to make a Second Amendment Term B Loan (and/or continue its Closing Date Term B Loan as a Second Amendment Term B Loan, as applicable) on the Second Amendment Effective Date in Dollars in an aggregate principal amount equal to such Second Amendment Term B Lender’s Second Amendment Term B Commitment.  Following the making or continuation thereof, as applicable, on the Second Amendment Effective Date, the Second Amendment Term B Loans constituted Term B Loans and Term Loans, as applicable, in all respects for purposes of this Agreement and all other Loan Documents. The Parent Borrower made only one borrowing under the Second Amendment Term B Commitments, which was on the Second Amendment Effective Date.

(c)  Subject to the terms and conditions set forth in the Sixth Amendment, (i) each Sixth Amendment Term Lender with a Sixth Amendment Term B Commitment as of the Sixth Amendment Effective Date severally agrees to make a Sixth Amendment Term Loan on the Sixth Amendment Effective Date in Dollars in an aggregate principal amount equal to such Sixth Amendment Term Lender’s Sixth Amendment Term B Commitment and (ii) each Continuing Term Lender (as defined in the Sixth Amendment) has agreed to continue and/or convert its Existing Term Loans (as defined in the Sixth Amendment) in an aggregate principal amount equal to such Continuing Term Lender’s Cashless Settlement Allocated Amount (as defined in the Sixth Amendment) into Sixth Amendment Term Loans.  Following the making or continuation and/or conversion thereof, as applicable, on the Sixth Amendment Effective Date, the Sixth Amendment Term Loans shall constitute Term B Loans and Term Loans, as applicable, in all respects for purposes of this Agreement and all other Loan Documents. The Parent Borrower made only one borrowing under the Sixth Amendment Term B Commitments, which was on the Sixth Amendment Effective Date.

(d)  Subject to the terms and conditions set forth in the Seventh Amendment, (i) each Seventh Amendment Replacement Term Lender with a Seventh Amendment Replacement Term B Commitment as of the Seventh Amendment Effective Date severally agrees to make a Seventh Amendment Replacement Term Loan on the Seventh Amendment Effective Date in Dollars in an aggregate principal amount equal to such Seventh Amendment Replacement Term Lender’s Seventh Amendment Replacement Term B Commitment and (ii) each Continuing Term Lender (as defined in the Seventh Amendment) has agreed to continue and/or convert its Existing Term Loans (as defined in the Seventh Amendment) in an aggregate principal amount equal to such Continuing Term Lender’s Cashless Settlement Allocated Amount (as defined in the Seventh Amendment) into Seventh Amendment Replacement Term Loans.  Following the making or continuation and/or conversion thereof, as applicable, on the Seventh Amendment Effective Date, the Seventh Amendment Replacement Term Loans shall constitute Term B Loans and Term Loans, as applicable, in all respects for purposes of this Agreement and all other Loan Documents.  The Parent Borrower made only one borrowing under the Seventh Amendment Replacement Term B Commitments, which was on the Seventh Amendment Effective Date.

(e)  Subject to the terms and conditions set forth in the Eighth Amendment, (i) each Eighth Amendment Additional Replacement Term Lender with an Eighth Amendment Replacement Term B Commitment as of the Eighth Amendment Effective Date severally agrees to make an Eighth Amendment Replacement Term Loan on the Eighth Amendment Effective Date in Dollars in an aggregate principal amount equal to such Eighth Amendment Replacement Term Lender’s applicable Eighth Amendment Replacement Term B Commitment, (ii) each Continuing Term Lender (as defined in the Eighth Amendment) has agreed to continue and/or convert its Existing Term Loans (as defined in the Eighth Amendment) in an aggregate principal amount equal to such Continuing Term Lender’s Cashless Settlement Allocated Amount (as defined in the Eighth Amendment) into Eighth Amendment Replacement Term Loans and (iii) each Post-Closing Option Term Lender (as defined in the Eighth Amendment) has agreed to purchase by assignment Eighth Amendment Replacement Term Loans on or after the Eighth Amendment Effective Date in an aggregate principal amount equal to such Post-Closing Option Term Lender’s Cash Settlement Allocated Amount (as defined in the Eighth Amendment).  Following the making or continuation and/or conversion thereof, as applicable, on the Eighth Amendment Effective Date, the Eighth Amendment Replacement Term Loans shall constitute Term B Loans and Term Loans, as applicable, in all respects for purposes of this Agreement and all other Loan Documents.  The Parent Borrower made only one borrowing under the Eighth Amendment Replacement Term B Commitments, which was on the Eighth Amendment Effective Date.

(f)  The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.  Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

2.2  Procedure for Term Loan Borrowing.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Closing Date requesting that the applicable Term B Lenders make the Closing Date Term B Loans on the Closing Date) and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Term B Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each applicable Term B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Closing Date Term B Loan to be made by such Lender.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Second Amendment Effective Date) requesting that the applicable Term B Lenders make the Second Amendment Term B Loans on the Second Amendment Effective Date and specifying the amount to be borrowed.  Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Second Amendment Term B Lender thereof.  Not later than 12:00 Noon, New York City time, on the Second Amendment Effective Date each Second Amendment Term B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Second Amendment Term B Loan to be made by such Second Amendment Term B Lender.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Sixth Amendment Effective Date (or such later time as the Administrative Agent may agree in its sole discretion)) requesting that the applicable Sixth Amendment Term Lenders make the Sixth Amendment Term Loans on the Sixth Amendment Effective Date and specifying the amount to be borrowed.  Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Sixth Amendment Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Sixth Amendment Effective Date (or such later time as the Administrative Agent may agree in its sole discretion) each Sixth Amendment Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Sixth Amendment Term Loan to be made by such Sixth Amendment Term Lender.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Seventh Amendment Effective Date (or such later time as the Administrative Agent may agree in its sole discretion)) requesting that the applicable Seventh Amendment Replacement Term Lenders make the Seventh Amendment Replacement Term Loans on the Seventh Amendment Effective Date and specifying the amount to be borrowed.  Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Seventh Amendment Replacement Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Seventh Amendment Effective Date (or such later time as the Administrative Agent may agree in its sole discretion) each Additional Replacement Term Lender (as defined in the Seventh Amendment) shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Seventh Amendment Replacement Term Loan to be made by such Seventh Amendment Replacement Term Lender.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Eighth Amendment Effective Date (or such later time as the Administrative Agent may agree in its sole discretion)) requesting that the applicable Eighth Amendment Replacement Term Lenders make the Eighth Amendment Replacement Term Loans on the Eighth Amendment Effective Date and specifying the amount to be borrowed.  Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Eighth Amendment Replacement Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Eighth Amendment Effective Date (or such later time as the Administrative Agent may agree in its sole discretion) each Eighth Amendment Additional Replacement Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Eighth Amendment Replacement Term Loan to be made by such Eighth Amendment Replacement Term Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term B Lenders in immediately available funds.

2.3  Repayment of Term Loans.  (a) [Reserved].

(b)  To the extent any Term Loans are incurred at any time after the Tenth Amendment Effective Date, such Term Loans of each Term Lender (in each case, if any) shall mature in consecutive installments (which shall be no more frequent than quarterly) to the extent specified herein and/or in the applicable Incremental Facility Amendment pursuant to which such Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).

(c)  To the extent not previously paid all Term Loans incurred after the Tenth Amendment Effective Date (including all Incremental Term Loans) shall be paid on the Term B Maturity Date applicable thereto.

2.4  Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Revolving Loans to the applicable Borrower from time to time during the Revolving Commitment Period in Dollars in an aggregate principal amount at any one time outstanding which, when added to the sum of such Lender’s L/C Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  Subject to Section 2.16, the Revolving Loans may from time to time be Term SOFR Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)  The applicable Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5  Procedure for Revolving Loan Borrowing.  The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, or (b) prior to 10:00 A.M., New York City time on the requested Borrowing Date, in the case of ABR Loans) (or, in each case, such later time as the Administrative Agent may agree in its sole discretion), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Notwithstanding the foregoing, the Parent Borrower may request Revolving Loans to be made on the Closing Date pursuant to irrevocable written notice to the Administrative Agent prior to 11:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its sole discretion) at least one (1) Business Day prior to the Closing Date, which such Revolving Loans shall initially be Loans of any Type; provided, further that notices in respect of any Borrowings to be made in connection with any acquisition, Investment or repayment, redemption or refinancing of Indebtedness or other specified transaction may be conditioned on the closing of such acquisition, Investment or repayment, redemption or refinancing of such Indebtedness or other specified transaction.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent.  Subject to Section 2.17(e), such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower specified in the notice of borrowing or other written instruction from the applicable Borrower to the Administrative Agent with the aggregate of the amounts made available to the

Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6  [Reserved].

2.7  [Reserved].

2.8  Commitment Fees, etc.  (a)  The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Tenth Amendment Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Tenth Amendment Effective Date.

(b)  The Borrowers jointly and severally agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Agent Fee Letter.

2.9  Termination or Reduction of Revolving Commitments.  The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10  Optional Prepayments.  The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent (i) no later than 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree in its sole discretion), three Business Days prior thereto, in the case of Term Benchmark Loans and (ii) no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans or ABR Loans.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid; provided, that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not (or will not be) satisfied. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  All optional prepayments of Term Loans in accordance with this Section 2.10 shall be applied as directed by the applicable Borrower.

2.11  Mandatory Prepayments and Commitment Reductions.  (a)  If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness permitted in accordance with Section 7.2 (other than any Permitted Refinancing Indebtedness in respect of the Facilities)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided that prepayments pursuant to this Section 2.11(a) shall be accompanied by any fees payable with respect thereto pursuant to Section 2.10(b).

(b)  Subject to Sections 2.11(g) and 2.11(j), if on any date any Group Member shall receive Net Cash Proceeds in excess of $7,500,000 (the “Net Cash Proceeds Threshold”) from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds in excess of the Net Cash Proceeds Threshold shall be required to be applied to prepay Subject Term Loans as set forth in Section 2.11(d) within five Business Days after such date; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Subject Term Loans as set forth in Section 2.11(d).

(c)  Subject to Section 2.11(j), if, for any fiscal year of the Parent Borrower commencing with the first full fiscal year after the Closing Date, there shall be Excess Cash Flow, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Subject Term Loans as set forth in Section 2.11(d) the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) the sum of (I) the aggregate principal amount of any (x) Term Loans and Revolving Loans (including under any Incremental Facilities) prepaid pursuant to Section 2.10, plus (II) the aggregate principal amount of any Incremental Equivalent Debt, Replacement Loans and/or any other Indebtedness permitted to be incurred pursuant to Sections 7.2 and 7.3 in each case to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Term B Loans, voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired), plus (III) the amount of any reduction in the outstanding amount of any Term Loans, Incremental Equivalent Debt, Replacement Loan and/or any other Indebtedness permitted to be incurred pursuant to Sections 7.2 and 7.3 in each case to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Term B Loans, resulting from any purchase or assignment made in accordance with Sections 2.25 and 10.6(e) of this Agreement (including in connection with any Dutch Auction) (with respect to Term Loans) and any equivalent provisions with respect to any such Incremental Equivalent Debt, such Replacement Loans and/or such other Indebtedness, but only to the extent of the actual price paid in cash by the applicable Borrower in connection with such purchase or assignment, in each case of clauses (I)-(III), (A) excluding any such payments, prepayments and expenditures made during such fiscal year that reduced the amount required to be prepaid pursuant to this Section 2.11(c) in the prior fiscal year, (B) in the case of any prepayment of revolving Indebtedness, only to the extent accompanied by a permanent reduction in the relevant commitments and (C) to the extent that such payments, prepayments and expenditures were not financed with the proceeds of other long-term funded Indebtedness (other than revolving Indebtedness) of the Parent Borrower or its Restricted Subsidiaries; provided that, with respect to each fiscal year, a prepayment shall only be required under this Section 2.11(c) if the applicable prepayment under this Section 2.11(c) for such fiscal year exceeds the greater of (i) $5,750,000 and (ii) 5.0% of Consolidated EBITDA for the Applicable Reference Period (the “ECF Threshold”); provided further that only amounts in excess of the ECF Threshold shall be required to be applied to prepay Subject Term Loans under this Section 2.11(c).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)  Subject to Sections 2.11(g) and 2.11(j), amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Subject Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to this Section 2.11 shall be made first, to ABR Loans and, second, to Term Benchmark Loans.  Each prepayment of the Subject Term Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)  With respect to any prepayment pursuant to this Section 2.11 of Subject Term Loans and, unless otherwise specified in the applicable Incremental Facility Amendment, other Term Loans, any Term Lender, at its option, may elect not to accept such prepayment.  The Parent Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this Section 2.11 at least three Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11.  Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Declined Amount”) by providing written notice to the Administrative Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment.  Such Lender’s Declined Amount may be retained by the Parent Borrower.

(f)  Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Parent Borrower or any applicable Domestic Subsidiary or if the Parent Borrower has determined in good faith that repatriation of any such amount to the Parent Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Parent Borrower or the applicable Domestic Subsidiary, or the Parent Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Parent Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Parent Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Parent Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(g)  Additional Pari Passu Indebtedness may share in any mandatory prepayment under this Section 2.11 (other than any mandatory prepayment under Section 2.11(a) with respect to Permitted Refinancing Indebtedness in respect of the Facilities) on a ratable basis (but, for the avoidance of doubt, not on a greater than pro rata basis) to the extent such prepayment is required under the terms of such Additional Pari Passu Indebtedness and such prepayment shall reduce, without duplication, the amount of any prepayment of Term Loans otherwise required under this Section 2.11.

(h)  If for any reason (other than currency fluctuations) the aggregate Revolving Extensions of Credit of all Lenders under the Revolving Facility at any time exceeds the aggregate Revolving Commitments under the Revolving Facility, promptly following written notice from the Administrative Agent to the Parent Borrower, the applicable Borrower shall prepay or cause to be promptly prepaid the Revolving Loans or cash collateralize the outstanding Letters of Credit in an aggregate amount equal to such excess.

(i)  On the last Business Day of each fiscal quarter, or at such other time as is reasonably determined by the Administrative Agent, the Administrative Agent shall determine the Dollar Equivalent of the aggregate outstanding Revolving Extensions of Credit.  If, at the time of such determination, the aggregate outstanding Revolving Extensions of Credit exceed the Revolving Commitments then in effect by 5% or more, then within five Business Days of written notice to the Parent Borrower, the applicable Borrower shall prepay Revolving Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess; provided that the failure of the Administrative Agent to determine the Dollar Equivalent of the aggregate outstanding Revolving Extensions of Credit as provided in this Section 2.11(i) shall not subject the Administrative Agent to any liability hereunder.

(j)  Notwithstanding anything in this Section 2.11 or otherwise herein to the contrary, as of the Tenth Amendment Effective Date, no such prepayments of Term Loans pursuant to Section 2.11(b) or Section 2.11(c) shall be required from and after the Tenth Amendment Effective unless and until Term Loans (if any) are incurred by the Parent Borrower after the Tenth Amendment Effective Date, and in any event, any such prepayments shall be subject to the terms set forth herein as of the time of determination.

2.12  Conversion and Continuation Options.  (a)  The applicable Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time (or such later time as the Administrative Agent may agree in its sole discretion), on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8.1(f) with respect to any Borrower is in existence, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13  Limitations on Term SOFR Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (1) the aggregate principal amount of the Term SOFR Loans comprising each Term SOFR Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (2) no more than 10 Term SOFR Tranches shall be outstanding at any one time.

2.14  Interest Rates and Payment Dates.  (a)  Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears in cash on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15  Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan).  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of any Term Benchmark.  Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate; Alternate Rate of Interest(a) .

(a)  Inability to Determine Interest Rate.  Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined in accordance with the terms of this Agreement (solely to the extent Daily Simple SOFR is being used as an alternate rate of interest pursuant to this Section 2.16) or that Term SOFR cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Parent Borrower, any obligation of the Lenders to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) or, failing that, such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to, at the option of such Borrower, (x) Daily Simple SOFR Loans (if available) or (y) if Daily Simple SOFR Loans are not available, ABR Loans, in each case, in the amount specified therein or, failing that, in the case of any request for an affected Term SOFR Borrowing, then such request shall be ineffective and (ii) any outstanding affected Term SOFR Loans denominated in Dollars will be deemed to have been converted into, at the option of such Borrower, (x) Daily Simple SOFR Loans (if available) or (y) if Daily Simple SOFR Loans are not available, ABR Loans. Upon any such conversion, such Borrower shall also pay any additional amounts required pursuant to Section 2.20 of this Agreement. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined in accordance with the terms of this Agreement (solely to the extent Daily Simple SOFR is being used as an alternate rate of interest pursuant to this Section 2.16) or “Term SOFR” cannot be determined in accordance with the terms of this Agreement, in each case on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, solely with respect to the applicable Facility, (x) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this

Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)  Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to Section 2.16.

(e)  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark or the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or is not or will not be in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative or non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative or that it is not or will not be in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)  Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current

Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.17  Pro Rata Treatment and Payments.  (a)  Each Borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Term B Percentages or Revolving Percentages, as the case may be, of the relevant Lenders under the applicable Facility.

(b)  With respect to any Facility, each payment by a Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Term Lenders (except as otherwise provided in Section 2.11(e)).  The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 shall be applied to reduce the Term B Loans and Incremental Term Loans on a pro rata basis based upon the respective then remaining principal amounts thereof (unless any Incremental Term Lenders have agreed to less than pro rata prepayments) and shall be applied within each Facility to the then remaining installments thereof as directed by the applicable Borrower (or if not so directed, to the then remaining installments thereof in direct order of maturity).  Amounts repaid (including amounts pursuant to Section 2.11) and prepaid on account of the Term Loans may not be reborrowed.

(c)  Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)  All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower.

(f)  Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by the applicable Borrower hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(e), 2.17(f), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18  Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i)  shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender; or

(iii)  shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable.  If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrower (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the applicable Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the applicable Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)  Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19  Taxes.

(a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,

(A)  any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)  any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3)  in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)  to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)  any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)  For purposes of this Section 2.19, the term “applicable law” includes FATCA and the term “Lender” includes the Issuing Lender.

2.20  Indemnity.  The Borrowers jointly and severally agree to indemnify each Revolving Lender for, and to hold each Revolving Lender harmless from, any loss or expense that such Revolving Lender sustains or incurs as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto, then, in any such event, the Borrowers shall compensate such Revolving Lender for the actual loss (but not any loss of profit), cost and expense attributable to such event (including any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained), in each case subject to such Revolving Lender delivering to the Parent Borrower a written certificate setting forth the amount or amounts of such loss, cost and/or expense attributable to such event. Any such certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any Revolving Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) or (d) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a) or (d).

2.22  Replacement of Lenders.  The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders or Majority Facility Lenders, if applicable, has been obtained), with a New Lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 8.1(f) shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the New Lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) to the extent applicable, the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) [reserved], (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b)  the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or the Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)  if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)  all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)  if the applicable Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)  if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)  if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.23(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, then the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the applicable Borrowers or such Lender, satisfactory to the Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24  Incremental Facilities.  (a) The Parent Borrower may from time to time, pursuant to an Incremental Facility Amendment (X) add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Facility or Class (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (Y) increase the aggregate amount of the Revolving Commitments (any such increase, an “Incremental Revolving Facility”, together with any Incremental Term Facilities, the “Incremental Facilities”); provided, that (i) the aggregate principal amount of all Incremental Facilities established on any date after the Tenth Amendment Effective Date shall not exceed the sum of (x) an amount equal to the Base Incremental Amount on such date, plus (y) an additional amount equal to the Voluntary Prepayment Amount on such date, plus (z) an additional amount equal to the Maximum Incremental Ratio Amount as of such date (the sum of the amounts in clauses (x), (y) and (z), the “Incremental Availability Amount”) (it being understood that (A) the applicable Borrower shall be deemed to have utilized amounts under clauses (y) and/or (z) above prior to utilization of amounts under clause (x) above, and if the applicable Borrower does not make an election, the applicable Borrower shall be deemed to have elected clause (z) above prior to utilization of amounts under clauses (x) or (y) above, (B) the proceeds from any incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clauses (z) and/or (y) above and then calculating the incurrence under clause (x) above (it being understood that any amounts incurred under clauses (x) and/or (y) above concurrently with amounts incurred under clause (z) above will not count as Indebtedness for the purposes of calculating the applicable ratio in clause (z) thereof at the time of such concurrent incurrence) and (C) the Parent Borrower may reclassify utilizations among clauses (x), (y) and/or (z) above if, at the time of such reclassification, the Parent Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified), (ii) unless otherwise agreed by the Administrative Agent, each Incremental Facility shall be in a minimum aggregate principal amount of $10,000,000, (iii) the Loans in respect of any Incremental Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are (A) guaranteed on a pari passu basis with all of the other Obligations under this Agreement and the other Loan Documents and (B) secured by the Collateral (and no other property) and the Liens on the Collateral securing such Incremental Facility and all other obligations in respect thereof shall be pari passu with the Liens on the Collateral securing all of the other Obligations under this Agreement and the other Loan Documents, (iv) the Incremental Term Loans in respect of any Incremental Term Facility will be entitled to prepayments on the same basis as the Term B Loans unless the applicable Incremental Facility Amendment specifies a lesser treatment, (v) except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that would satisfy the following requirement in this clause (v), such Incremental Term Loans shall have a final maturity no earlier than the Latest Maturity Date of the Term B Facility (determined immediately prior to incurrence of such Incremental Term Loans), (vi) except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that would satisfy the following requirement in this clause (vi), the weighted average life to maturity of such Incremental Term Facility shall be no shorter than that of any existing Term B Loans (except if required in order to make such Incremental Term Loans fungible with any outstanding Term B Loans), (vii) the interest rates, currency, discounts, premiums, rate floors, fees and (subject to clauses (v) and (vi) above) amortization schedule applicable to such Incremental Term Facility shall be determined by the applicable Borrower and the Lenders providing such Incremental Term Facility, (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the applicable Borrower and the Lenders providing such Incremental Term Facility; provided that to the extent that (subject to clauses (iv) through (vii) above) the terms and documentation of any Incremental Term Facility are not consistent with the terms and documentation of the then-outstanding Term Loans (if any), they shall be reasonably satisfactory to the Administrative Agent and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility (including the maturity date in respect thereof) (it being understood that, if required to consummate an Incremental Revolving Facility, the applicable Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Facility for all Revolving Lenders under the Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders that do not participate in such Incremental Revolving Facility). No Lender shall have any obligation to participate in any Incremental Facility unless it agrees to do so in its sole discretion, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that no Borrower shall be obligated to offer the opportunity to any Lender to participate in any Incremental Facility).

(b)  Commitments and Loans in respect of any Incremental Facility may be provided by any existing Lender or by any other Eligible Assignee that is a New Lender; provided that, the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Lender) shall have a right to consent to the relevant Incremental Lender’s provision of such Incremental Facility if such consent would be required under Section 10.6 for an assignment of Loans or Commitments to such Incremental Lender (in each case, such consent not to be unreasonably withheld, conditioned or delayed); provided, further, pursuant to the applicable Assignment and Assumption or Incremental Facility Amendment, such New Lender shall agree to become a “Lender” for all purposes of this Agreement and the other Loan Documents and to the same extent as if originally a party hereto and be bound by, and entitled to the benefits of, this Agreement in its capacity as a Lender.

(c)  Upon the effectiveness of any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24, (A) the Revolving Percentages of the Revolving Lenders shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender’s Revolving Commitments (other than a Lender that has agreed to participate in such increase and whose Revolving Commitments shall have been increased in connection with such increase) shall remain unchanged and (B) the applicable Revolving Lenders will assign and assume and/or participate in (or, in each case, be deemed to have done so) outstanding Revolving Loans and/or Letters of Credit, as applicable, to conform the respective amounts thereof held by each Revolving Lender to the Revolving Percentages as so adjusted (including on terms set forth in the Section 2 of the Tenth Amendment). For the avoidance of doubt, the Administrative Agent may take any and all action as may be reasonably necessary to give effect to the foregoing; it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere herein shall not apply to the transactions effected pursuant to this Section 2.24(c).

(d)  Each Incremental Facility Amendment may, without the consent of any Lender (other than the applicable Lenders providing the relevant Incremental Facility) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any other amendment to this Agreement or any other Loan Document as may be necessary or appropriate in order to establish any new Class or any increase in any Classes in respect of Loans and/or Commitments in respect of the Incremental Facilities pursuant to this Section 2.24 (including, for instance, to increase the amortization of any existing Class of Term Loans and/or extending the time period during which any prepayment premium applies in order to have such existing Class of Term Loans be “fungible” with any Incremental Term Loan that is to be added to such Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new Class or any such increase. Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

(e)  In each case subject to Section 1.3, it shall be a condition precedent to the availability of such Incremental Facility that (i) no Event of Default (or, in the case of any Incremental Acquisition Term Facility, no Event of Default under clauses (a) or (f) of Section 8) shall have occurred and be continuing immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility, (ii) solely to the extent required by the Lenders providing such Incremental Facility, the representations and warranties set forth in each Loan Document (or, in the case of any Incremental Acquisition Term Facility, the Specified Representations and the Specified Acquisition Agreement Representations) shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Closing Date immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) solely to the extent required by the Lenders providing such Incremental Facility, the Loan Parties shall have delivered such certificates and other documents (including, to the extent requested, legal opinions) as shall be reasonably requested by such Lenders in connection with such Incremental Facility, in each case, reasonably equivalent to comparable documents delivered on the Closing Date.

2.25  Loan Purchases.  (a)  Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Parent Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i)  no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii)  the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii)  the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(iv)  any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(v)  no more than one Auction Purchase Offer with respect to any Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Facility) may be made in any one year;

(vi)  at the time of each purchase of Term Loans through an Auction Purchase Offer, the Parent Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);

(vii)  no Purchasing Borrower Party may use the proceeds, directly or indirectly, from Revolving Loans to purchase any Term Loans; and

(viii)  each Auction Purchase Offer shall be made to all Lenders of the applicable Facility subject to such Auction Purchase Offer.

(b)  A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer.  If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans of any Facility made by a Purchasing Borrower

Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Facility up to the settlement date of such purchase.

The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

2.26  Loan Modification Offers.  (a)  The applicable Borrowers may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the applicable Borrowers.  Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made.  With respect to all Permitted Amendments consummated by the applicable Borrowers pursuant to this Section 2.26, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $10,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the applicable Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the applicable Borrowers’ sole discretion and which may be waived by the applicable Borrowers) of Loans of any or all Affected Facilities be extended. If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the applicable Borrowers pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b)  A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the applicable Borrowers, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the applicable Borrowers shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the applicable Borrowers). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans on the relevant scheduled maturity date in respect thereof.  The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.26.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment (including any Loan Modification Agreement and/or any Permitted Amendment) to this Agreement or any other Loan Document as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in order to establish any new Class or Classes in respect of Loans and/or Commitments, in each case on terms consistent with this Section 2.26 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the foregoing. Notwithstanding anything to the contrary, this Section 2.26 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

2.27  Designation of Subsidiary Borrowers.  The Parent Borrower shall be permitted, so long as no Event of Default shall have occurred and be continuing:

(a)  to designate any Domestic Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower as a Subsidiary Borrower under the Revolving Facility upon (A) ten (10) Business Days prior written notice to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent it its sole discretion) (such notice to contain the name, primary business address and taxpayer identification number of such Domestic Subsidiary) (a “Notice of Designation”), (B) the execution and delivery by the Parent Borrower, such Domestic Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit D (a “Joinder Agreement”), providing for such Domestic Subsidiary to become a Subsidiary Borrower, (C) compliance by the Parent Borrower and such Subsidiary Borrower with Section 6.10(e), (D) the agreement and acknowledgment by the Parent Borrower and each other Loan Party that the Guarantee and Collateral Agreement covers the Obligations of such Domestic Subsidiary, (E) delivery by the Parent Borrower or such Domestic Subsidiary of (i) all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such designation required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii), if the Domestic Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Domestic Subsidiary and (F) the delivery to the Administrative Agent of corporate or other applicable resolutions, incorporation or other applicable constituent documents, secretary’s certificates, officer’s certificates and legal opinions in respect of such Domestic Subsidiary and such other documents with respect thereto as the Administrative Agent shall reasonably request, in each case, reasonably equivalent to comparable documents delivered on the Closing Date; and

(b)  to remove any Domestic Subsidiary as a Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and (x) repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement) or (y) the assumption by the Parent Borrower of all such Obligations of such Subsidiary Borrower in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3. LETTERS OF CREDIT

3.1  L/C Commitment. (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate L/C Obligations would exceed the aggregate L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment; provided further that no Issuing Lender shall be required to issue any Letter of Credit other than standby Letters of Credit without its consent.  Each Letter of Credit shall (i) be denominated in an Agreed Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date unless such Letter of Credit is cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above unless such Letter of Credit is cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender).

(b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance (i) would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (iii) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial amount less than $250,000.

3.2  Procedure for Issuance of Letter of Credit.  Any Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3  Fees and Other Charges. (a)  The Borrowers will jointly and severally pay a fee on the Dollar Equivalent of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the applicable Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)  In addition to the foregoing fees, the Borrowers shall jointly and severally pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4  L/C Participations.  (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned) (based on the Dollar Equivalent of the amount that is not so reimbursed (or is so returned)).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5  Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars (based on the Dollar Equivalent thereof) and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6  Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7  Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8  Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby jointly and severally represents and warrants to the Administrative Agent and each Lender as of the Tenth Amendment Effective Date that:

4.1  Financial Condition.  After the Tenth Amendment Effective Date, the financial statements most recently provided pursuant to Section 6.1(a) or 6.1(b), as applicable, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Restricted Subsidiaries as of the dates specified therein, and the consolidated results of its operations and its consolidated cash flow for the fiscal periods specified therein. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods specified therein (except as approved by the firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

4.2  No Change.  Since December 31, 2025, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3  Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4  Power; Authorization; Enforceable Obligations.  (a) Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19 or in the Security Documents.

4.5  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6  Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect.

4.7  [Reserved].

4.8  Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9  Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3, and the use thereof and the conduct of each of the Group Members does not infringe in any material respect upon the rights of any Person. No material claim has been asserted or is pending by any Person challenging or questioning the use of any Material Intellectual

Property of any Group Member or the validity or effectiveness of any such Material Intellectual Property, nor does the Parent Borrower know of any valid basis for any such material claim.

4.10  Taxes.  Each Group Member has filed or caused to be filed all material Federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (ii) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed, and, to the knowledge of the Parent Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11  Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13  ERISA.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Parent Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic

715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Tenth Amendment Effective Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.  As of the Tenth Amendment Effective Date, the present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14  Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15  Subsidiaries; Capital Stock.  As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.16  Use of Proceeds.  On the Tenth Amendment Effective Date, the proceeds of the Revolving Loans shall be used to consummate the Tenth Amendment Transactions, including to pay the fees and expenses incurred in connection therewith.  After the Tenth Amendment Effective Date, the proceeds of any Revolving Loans, Letters of Credit and any Incremental Facility shall be used for general corporate purposes (including Permitted Acquisitions, other Investments permitted by this Agreement and other uses not prohibited by this Agreement).

4.17  Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b)  no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any

Group Member (the “Business”), nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent Borrower, threatened, under any Environmental Law to which any Group Member is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)  the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(g)  no Group Member has assumed by contract any liability of any other Person under Environmental Laws.

4.18  Accuracy of Information, etc.  (a) From and after the Tenth Amendment Effective Date, all written factual information (other than forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memoranda prepared by third party consultants)) concerning the Parent Borrower and its Restricted Subsidiaries and the Tenth Amendment Transactions and that was prepared by or on behalf of the Parent Borrower or its Restricted Subsidiaries or their respective representatives and made available to any Lender or the Administrative Agent, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) on the Tenth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.19  Security Documents.

(a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Guarantee and Collateral Agreement, when such Pledged Collateral is delivered to the Administrative Agent (together with a properly completed and signed undated endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of such financing statement or other filing, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to the Lien of any other Person (except (x) (other than with respect to Collateral consisting of Capital Stock) Liens permitted by Section 7.3 and (y) as and to the extent set forth in the last paragraph of Section 5.1).

(b)  Each of the Mortgages, upon execution and delivery by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with such Mortgages, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person (except Liens permitted by Section 7.3).  Schedule 1.1E lists, as of the Closing Date, each parcel of owned real property located in the United States and held by any Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.20  Solvency.  As of the Closing Date and after giving effect to the Transactions, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

4.21  Senior Indebtedness.  The Obligations, and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement, constitute “senior debt” or “senior indebtedness” (or any comparable term) under all Indebtedness that is subordinated or required to be subordinated in right of payment to the Obligations (if applicable).

4.22  [Reserved].

4.23  [Reserved].

4.24  Anti-Corruption Laws and Sanctions.  As of the Tenth Amendment Effective Date, the Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower and its Subsidiaries, and to the knowledge of the Parent Borrower its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  As of the Tenth Amendment Effective Date (and the five years preceding the Tenth Amendment Effective Date), none of (a) the Parent Borrower, any Subsidiary or, to the knowledge of the Parent Borrower any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.25  EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1  Conditions to Initial Extension of Credit.  Subject to the final paragraph of this Section 5.1, the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)  Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedules 1.1A and 1.1B and (ii) the Guarantee and Collateral Agreement, executed and delivered by each Borrower and each Subsidiary Guarantor as of the Closing Date.

(b)  Closing Date Acquisition.  The Closing Date Acquisition shall be consummated pursuant to the Closing Date Acquisition Agreement, substantially concurrently with the initial funding of the Facilities, and no provision of the Closing Date Acquisition Agreement shall have been amended or waived, and no consent or direction shall have been given thereunder, in any manner materially adverse to the interests of the Lenders (in their capacities as such) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (i) any amendment to the definition of “Material Adverse Effect” in the Closing Date Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such); provided that in each case the Arrangers shall be deemed to have consented to such amendment unless they shall object thereto within three Business Days of receipt of written notice of such amendment, (ii) any of the following decreases in the Final Aggregate Purchase Price (as defined in the Closing Date Acquisition Agreement as in effect on the Closing Date Acquisition Signing Date) shall be deemed not to be materially adverse to the interests of the Lenders (in their capacities as such): (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Closing Date Acquisition Agreement as of the Closing Date Acquisition Signing Date, and (y) decreases of less than 15.0% in the aggregate; provided that, with respect to this clause (y), the aggregate amount of the Term B Facility shall be reduced on a dollar-for-dollar basis by the amount of such decrease, and (iii) any increase in the consideration for the Closing Date Acquisition shall be deemed not to be materially adverse to the interests of the Lenders (in their capacities as such) so long as funded with common equity proceeds or proceeds of preferred equity that does not constitute Disqualified Capital Stock or the Permitted Closing Date Use of Proceeds or cash on hand.

(c)  Other Indebtedness.  Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under the Original Existing Credit Agreement that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under (i) that certain Senior Secured Credit Facilities Credit Agreement, dated as of February 2, 2015 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date Acquisition Signing Date, the “Original Existing Credit Agreement”), among the Parent Borrower, as borrower, East West Bank, as administrative agent, the lenders referred to therein and the other parties thereto and (ii) all Indebtedness for borrowed money with respect to the Target and its Subsidiaries, will, in each case, be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release reasonably acceptable to the Arrangers shall have been made) (together, the “Existing Indebtedness Refinancing”) such that on the Closing Date, after giving effect to Transactions, none of the Parent Borrower or any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money other than Indebtedness outstanding under this Agreement.

(d)  Pro Forma Financial Statements; Financial Statements.  The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) the (A) audited consolidated balance sheets of the Target as of December 31, 2015, 2016 and 2017 and the related audited consolidated statements of income and cash flows of the Target for each of the three (3) years ended December 31, 2015, 2016 and 2017 (together with the notes relating thereto) and (B) the unaudited consolidated balance sheet of the Target as of March 31, 2018 and the related unaudited consolidated interim statements of income and cash flows of the Target for the three months ended March 31, 2018 (together with the notes relating thereto) and (iii) (A) the audited consolidated balance sheets and related statements of income and members’ equity, together with consolidating statements of cash flows of the Parent Borrower and its subsidiaries as of December 31, 2015, 2016 and 2017 and (B) the unaudited consolidated balance sheets and related statements of income and members’ equity, together with consolidated statements of cash flows of the Parent Borrower and its subsidiaries for the fiscal quarter ended March 31, 2018; provided that in each case of clause (ii) and (iii), the filing of the required financial statements on form 10-K and form 10-Q by the Parent Borrower or the Target, as applicable, will satisfy the foregoing requirements in clause (ii) and (iii).

(e)  Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f)  Fees.  All costs, fees and expenses required to be paid by the Borrowers to the Administrative Agent, the Arrangers and the Lenders in connection with this Agreement (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) and all costs, fees and expenses required to be paid by the Parent Borrower pursuant to the Fee Letters (including the reasonable and documented fees and expenses of legal counsel to Barclays Bank PLC), in each case with respect to any such costs and expenses to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been paid or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement to the extent due and invoiced to the Parent Borrower.

(g)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h)  Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (i) Davis Polk & Wardwell LLP, special New York counsel to the Parent Borrower and its Restricted Subsidiaries, (ii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Parent Borrower and its Restricted Subsidiaries and (iii) Holland & Knight LLP, special California counsel to the Parent Borrower and its Restricted Subsidiaries, each in form and substance reasonably acceptable to the Administrative Agent.

(i)  Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed

(without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)  Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k)  [reserved].

(l)  Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate.

(m)  [reserved].

(n)  Specified Representations.  Each of the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been so true and correct in all material respects (or in all respects if qualified by materiality) on and as of such earlier date.

(o)  Specified Acquisition Agreement Representations.  Each of the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Acquisition Agreement Representations shall have been true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such earlier date.

(p)  [reserved].

(q)  PATRIOT Act.  (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent or any Lender in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent or such Lender reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Parent Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(r)  Target Material Adverse Effect. Since the date of the Closing Date Acquisition Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) on the Target.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding the foregoing, to the extent any Lien search or Collateral (including the grant or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in Collateral with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code, or (ii) in Capital Stock of Domestic Subsidiaries that constitutes Collateral with respect to which a Lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such Lien search and/or such Collateral (including the creation or perfection of any security interest) shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but may instead be provided within 90 days (or 120 days in the case of Material Real Property and related fixtures) (or, in each case, such longer period as the Administrative Agent may determine in its reasonable discretion) after the Closing Date pursuant to arrangements to be mutually agreed between the Parent Borrower and the Administrative Agent.

5.2  Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied. For the avoidance of doubt, the foregoing conditions set forth in this Section 5.2 shall be subject to the limitations set forth in Sections 1.3 and 2.24 to the extent the proceeds of any Borrowing are being used to finance a Limited Condition Transaction.

SECTION 6. AFFIRMATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) remains outstanding or any Loan or other amount (other than inchoate indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, such Borrower shall and, in the case of Sections 6.3 through 6.8, 6.10 and 6.14, shall cause each of its Restricted Subsidiaries to:

6.1  Financial Statements.  Furnish to the Administrative Agent, on behalf of each Lender:

(a)  within ninety (90) days after the end of each fiscal year of the Parent Borrower (or such later date permitted by the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities), a copy of the audited consolidated and consolidating balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” qualification resulting solely from (i) the maturity (or impending maturity) of any of the Facilities or any other Indebtedness occurring within one year from the time such opinion is delivered, (ii) a breach or anticipated breach of financial covenants, including those in Section 7.1 or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by PricewaterhouseCoopers LLP, any other independent certified public accountant(s) of nationally recognized standing, or any other accounting firm reasonably acceptable to the Administrative Agent;

(b)  within forty-five (45) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Parent Borrower (or such later date permitted by the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities), the unaudited consolidated and consolidating balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal quarter and the portion of the applicable fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)  if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Parent Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Parent Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (ii) the Parent Borrower posts such documents, or provides a link thereto, on its website on the Internet or (iii) such documents are filed on record with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities, on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”). The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in Section 6.1(a), (b) or (c) and Section 6.2(c) or (e) below may instead be satisfied with respect to any financial statements of the Parent Borrower by furnishing the Parent Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender.

6.2  Certificates; Other Information.  Furnish to the Administrative Agent, on behalf of each Lender:

(a)  [reserved];

(b)  concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall include (x) a statement that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (y) a calculation of the Consolidated Secured Net Leverage Ratio for purposes of the Financial Covenant set forth in Section 7.1(a) and the Applicable Pricing Grid and (z) a calculation of the Cash Interest Coverage Ratio for purposes of the Financial Covenant set forth in Section 7.1(b) and (ii) to the extent not previously disclosed to the Administrative Agent, (w) a description of any change in the jurisdiction of organization of any Loan Party, (x) a list of any Material Intellectual Property acquired or created by any Loan Party, (y) a description of any Person that has become a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date) and (z) supplements to the schedules to the Perfection Certificate (as defined in the Guarantee and Collateral Agreement) to the extent that there are any updates to the information contained in such schedules since the later of the Closing Date or the date such schedules were last supplemented;

(c)  no later than 90 days after the end of each fiscal year of the Parent Borrower (or such later date permitted by the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) that has been approved by the board of directors of the Parent Borrower and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)  [reserved];

(e)  promptly after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC; provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such financial statements or reports are publicly available via EDGAR;

(f)  promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g)  promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request in writing; and

(h)  promptly following any written request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;

provided that, notwithstanding anything in this Section 6 to the contrary, neither the Parent Borrower nor any Subsidiary thereof will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Section 6.2 or Section 6.6 below (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent Borrower or its Subsidiaries, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by any Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Parent Borrower or any such Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of evading the requirements of this Section 6.2 or Section 6.6 below).

6.3  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4  Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect policies and procedures designed to ensure material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

6.5  Maintenance of Property; Insurance.  (a)  Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such property could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6  Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Parent Borrower if requested by the Parent Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(b) and (ii) the Administrative Agent shall not exercise rights under this Section 6.6(b) more often than one time during any calendar year.

6.7  Notices.  Promptly give notice to the Administrative Agent, on behalf of each Lender (or, with respect to clause (f) below, the applicable Lender) of:

(a)  the occurrence of any Default or Event of Default;

(b)  any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  any litigation or proceeding affecting any Group Member (i) in which the amount involved is in excess of the Threshold Amount and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)  (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Parent Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Parent Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request;

(e)  any other development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(f)  any change in the information provided in the Beneficial Ownership Certification (if any) delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8  Environmental Laws.  (a)  Comply with, and undertake reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and undertake reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for events or matters that could not reasonably be expected to have a Material Adverse Effect.

(b)  Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9  Fiscal Year.  The Parent Borrower shall maintain its fiscal year-end as in effect on the Closing Date; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year-end to another date reasonably acceptable to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.10  Additional Collateral, etc.  (a)  With respect to any property acquired after the Tenth Amendment Effective Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) any property that constitutes Excluded Property (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien and which is intended to constitute Collateral pursuant to the Security Documents, promptly (and in any event within five (5) Business Days of notice thereof from the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion)) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in any such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)  With respect to any fee interest in any Material Real Property acquired after the Tenth Amendment Effective Date by any Loan Party or owned by a Person that becomes a Loan Party pursuant to this Section 6.10 after the Closing Date (other than (i) any such Material Real Property subject to a Lien expressly permitted by Section 7.3(g) and (ii) any Material Real Property as to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Parent Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby), within ninety (90) days after the acquisition thereof or the date such Person becomes a Loan Party, as applicable, (or such later date as the Administrative Agent shall agree to in its sole discretion) execute and deliver to the Administrative Agent the following, each in form and substance reasonably acceptable to the Administrative Agent: (i) a duly executed and acknowledged Mortgage, (ii) a mortgagee title insurance policy insuring the first priority Lien of the Mortgage in an amount no greater than 100% of the fair market value of such Material Real Property as reasonably determined by Parent Borrower acting in good faith, free and clear of all Liens other than Permitted Liens, together with such customary endorsements as reasonably requested by the Administrative Agent, (iii) (A) a new American Land Title Association or American Congress of Surveying and Mapping form survey with respect to such Material Real Property in form reasonably acceptable to the Administrative Agent or (B) an existing survey together with a no change affidavit sufficient for the title insurance company to remove the standard survey exception and issue any applicable survey related endorsements, (iv) customary legal opinions with respect to each Mortgage and (v) a “life-of-loan standard flood hazard determination”, and if such Material Real Property is located in a special flood area, a policy of flood insurance that (1) covers each such parcel and the building(s) located thereon, (2) is in compliance with the coverage required with respect to the particular type of property under the Flood Insurance Laws and otherwise acceptable to the Administrative Agent, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (4) if such property is located in a special flood hazard area, confirmation that the Parent Borrower has received the notice required pursuant to the Flood Insurance Laws.

(c)  With respect to (x) any new Domestic Subsidiary (other than any Excluded Subsidiary) created or acquired after the Tenth Amendment Effective Date by any Loan Party, (y) any existing Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a Domestic Subsidiary that is not a CFC Holding Company or a Subsidiary of a Foreign Subsidiary or a CFC Holding Company and (z) any existing Domestic Subsidiary that ceases to be an Excluded Subsidiary, within forty-five (45) days (or such later date as the Administrative Agent shall agree to in its sole discretion) after the creation or acquisition of such new Domestic Subsidiary or the date such existing Domestic Subsidiary becomes a Domestic Subsidiary that is not a CFC Holding Company or a Subsidiary of a Foreign Subsidiary or a CFC Holding Company or ceases to be an Excluded Subsidiary, as applicable, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Domestic Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Domestic Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)  With respect to any new CFC Holding Company or Foreign Subsidiary created or acquired after the Tenth Amendment Effective Date by any Loan Party (which, for the purposes of this paragraph (d) shall include any existing Subsidiary that becomes a CFC Holding Company or a Foreign Subsidiary), within sixty (60) days after the creation or acquisition of such new CFC Holding Company or Foreign Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such CFC Holding Company or Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such CFC Holding Company or Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as the Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein; provided, that such Loan Party shall be required to provide a local law pledge agreement with respect to such Capital Stock (and local law opinions relating to such local law pledge agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent) as reasonably requested by the Administrative Agent.

(e)  Notwithstanding anything to the contrary set forth in this Agreement, each Subsidiary Borrower and any other applicable Loan Party shall, on the date such Domestic Subsidiary becomes a Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary Borrower, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such other Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (C) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents and guarantee documents) as the Administrative Agent deems necessary or advisable for such Subsidiary Borrower to become a party to each applicable Security Document and guarantee document and (D) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent.

6.11  Designation of Subsidiaries.  The Parent Borrower may at any time after the Tenth Amendment Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a)  both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b)  after giving effect to such designation (and clause (c) below), the Parent Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.1;

(c)  in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11;

(d)  after giving effect to such designation, (i) the assets of all Unrestricted Subsidiaries in the aggregate are no more than 5.0% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries for the Applicable Reference Period, calculated on a Pro Forma Basis and (ii) the Consolidated EBITDA of all Unrestricted Subsidiaries (calculated as if the definition of Consolidated EBITDA applied to Unrestricted Subsidiaries, mutatis mutandis) equals, in the aggregate, no more than 5.0% of the Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the Applicable Reference Period, calculated on a Pro Forma Basis;

(e)  at no time shall any Subsidiary be designated as an Unrestricted Subsidiary if such Subsidiary owns, or is exclusively licensed, Material Intellectual Property at the time of such designation; and

(f)  at no time shall any Unrestricted Subsidiary (x) own any Capital Stock in any Group Member (unless such Group Member is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 6.11) or (y) hold any Indebtedness of, or any Lien on any assets of, any Group Member (unless such Group Member is not prohibited hereunder from incurring such Indebtedness or granting such Lien in favor of such Unrestricted Subsidiary (as a third party)).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Parent Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer); provided that if any subsidiary (a “Subject Subsidiary”) being designated as an Unrestricted Subsidiary has a Subsidiary that was previously designated as an Unrestricted Subsidiary (the “Previously Designated Unrestricted Subsidiary”) in compliance with the provisions of this Agreement, the Investment of such Subject Subsidiary in such Previously Designated Unrestricted Subsidiary shall not be taken into account, and shall be excluded, in determining whether the Subject Subsidiary may be designated as an Unrestricted Subsidiary hereunder. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 7. NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, from and after the Tenth Amendment Effective Date, so long as the Commitments remain in effect, any Letter of Credit (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) remains outstanding or any Loan or other amount (other than inchoate indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, such Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1  Financial Covenants.  Solely with respect to the Revolving Facility:

(a)  Consolidated Secured Net Leverage Ratio. Permit the Consolidated Secured Net Leverage Ratio as at the last day of any Reference Period (commencing with the first Reference Period ending after the Tenth Amendment Effective Date) to exceed (a) 3.25 to 1.00 or (b) for any Reference Period in which a Material Acquisition is consummated, 3.75 to 1.00.

(b)  Cash Interest Coverage Ratio.  Permit the Cash Interest Coverage Ratio as at the last day of any Reference Period (commencing with the first Reference Period ending after the Tenth Amendment Effective Date) to be less than 3.00 to 1.00.

7.2  Indebtedness.  Create, issue, incur, assume or become liable in respect of any Indebtedness, except:

(a)  Indebtedness of any Loan Party under this Agreement (including Indebtedness in respect of any Incremental Facility) and the other Loan Documents and any Permitted Refinancing Indebtedness in respect of such Indebtedness (any such Permitted Refinancing Indebtedness, the “Credit Agreement Refinancing Indebtedness”); provided that (i) such Credit Agreement Refinancing Indebtedness, if secured, is secured only by the Collateral on a pari passu or junior basis with the Obligations under this Agreement, (ii) no Person, other than a Loan Party, shall be an obligor or guarantor with respect to any Credit Agreement Refinancing Indebtedness, (iii) the terms of any such Credit Agreement Refinancing Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of issuance thereof (but in no event shall any Credit Agreement Refinancing Indebtedness have covenants and defaults, taken as a whole, materially more restrictive than those applicable to the Facility being refinanced (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date of the Facilities (as in effect on the date of incurrence of such Credit Agreement Refinancing Indebtedness))), (iv) such Credit Agreement Refinancing Indebtedness shall share ratably or less than ratably with (or, if junior in right of payment or as to security, on a junior basis with respect to) any prepayments or repayments of the Loans (and Incremental Loans, if applicable) and (v) such Credit Agreement Refinancing Indebtedness, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

(b)  Incremental Equivalent Debt in an aggregate principal amount outstanding not to exceed the Incremental Availability Amount;

(c)  Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary; provided that (x) any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for such intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (y) any such Indebtedness in a principal amount in excess of $5,000,000 and owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged by such Loan Party pursuant to the Guarantee and Collateral Agreement;

(d)  Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party shall only be permitted to the extent permitted pursuant to Section 7.7;

(e)  Indebtedness outstanding on the Tenth Amendment Effective Date and, to the extent in excess of $5,000,000 in principal amount, listed on Schedule 7.2(e);

(f)  Indebtedness (including Capital Lease Obligations and Purchase Money Indebtedness) incurred after the Tenth Amendment Effective Date and secured by Liens permitted by Section 7.3(g), in an aggregate outstanding principal amount not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA for the Applicable Reference Period;

(g)  Indebtedness representing deferred compensation to employees or directors of the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h)  Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i)  Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j)  Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k)  Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(l)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m)  Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(n)  Indebtedness in the form of purchase price adjustments (including in respect of working capital), seller notes, earnouts, deferred compensation, indemnification or other contingent consideration obligations or arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 (other than Investments permitted under Section 7.7(s)) or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m));

(o)  Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Tenth Amendment Effective Date, or Indebtedness of any Person that is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Parent Borrower or such Restricted Subsidiary in a Permitted Acquisition or other permitted Investment; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired, (y) immediately after giving effect to any such Permitted Acquisition or other permitted Investment, no Event of Default shall have occurred and be continuing or would result therefrom and (z) the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred after the Tenth Amendment Effective Date pursuant to this Section 7.2(o), shall not exceed the Non-Guarantor Debt Basket (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(o));

(p)  [reserved];

(q)  [reserved];

(r)  [reserved];

(s)  Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred after the Tenth Amendment Effective Date; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the Non-Guarantor Debt Basket (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(s));

(t)  Indebtedness of any Foreign Subsidiary incurred after the Tenth Amendment Effective Date under working capital credit facilities; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of (x) $20,000,000 and (y) 15% of Consolidated EBITDA for the Applicable Reference Period;

(u)  Indebtedness in respect of the Existing Convertible Notes;

(v)  Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising out of (i) the Existing Receivables Purchase Facility or (ii) any other Receivables Facilities; provided that, solely in the case of this clause (ii), the aggregate outstanding principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries in respect thereof shall not exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA for the Applicable Reference Period; and

(w)  additional Indebtedness of the Parent Borrower or any of the other Loan Parties incurred after the Tenth Amendment Effective Date in an aggregate outstanding principal amount not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA for the Applicable Reference Period;

(x)  Indebtedness arising out of sale and leaseback transactions permitted under Section 7.5(p);

(y)  Indebtedness of any Loan Party in an aggregate principal amount not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member);

(z)  Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under Section 7.7; and

(aa) Permitted Refinancing Indebtedness of any Indebtedness permitted under clauses (b), (e), (f), (o), (s), (t), (u), (w), (y) of this Section 7.2.

For purposes of determining compliance with this Section 7.2, (X) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (1) all Indebtedness outstanding under the Loan Documents and any Permitted Refinancing Indebtedness in respect thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a) and (2) Guarantee Obligations of the Loan Parties in respect of Indebtedness of Restricted Subsidiaries that are not Loan Parties will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(d); and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.3  Liens.  Create, incur or assume any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)  deposits to secure the performance of bids, supplier and other trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, including reimbursement and indemnification obligations, in each case incurred in the ordinary course of business;

(e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Restricted Subsidiaries;

(f)  Liens in existence on the Tenth Amendment Effective Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e) and any Permitted Refinancing Indebtedness thereof; provided that no such Lien is spread to cover any additional property after the Tenth Amendment Effective Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g)  Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) and any Permitted Refinancing Indebtedness thereof; provided that (i) such Liens shall be created within 180 days of the date on which such Indebtedness is incurred and (ii) such Liens do not at any time encumber any property other than the property financed or otherwise acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, and any proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 7.2(f) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its affiliates);

(h)  Liens on the Collateral created pursuant to the Security Documents;

(i)  any interest or title of a lessor, licensor, sublicensor or sublessor under any lease, license, sublicense or sublease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased;

(j)  Liens solely on any cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k)  Liens in favor of any Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l)  Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m)  any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n)  Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o)  Liens on property (including Capital Stock) existing at the time of the acquisition of such property by any Group Member in a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o) and any Permitted Refinancing Indebtedness thereof or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof) that such Liens secured, immediately prior to such Permitted Acquisition (it being understood that any expansion of such Liens otherwise permitted pursuant to another clause of this Section 7.2 may be incurred under such other clause of this Section 7.2 permitting such expansion); provided further that, subject to Section 1.3, after giving effect to any such permitted acquisition and such Indebtedness or other obligations, no Event of Default shall have occurred and be continuing or would result therefrom;

(p)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q)  non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r)  Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes (and including, for the avoidance of doubt, Liens securing obligations under Swap Agreements permitted by Section 7.2(i));

(s)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)  Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u)  banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v)  Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w)  Liens (i) on assets of any Restricted Subsidiary that is not a Loan Party securing Indebtedness incurred by non-Loan Parties pursuant to Section 7.2 and (ii) securing Indebtedness incurred by Foreign Subsidiaries pursuant to Section 7.2(t) (and any Permitted Refinancing thereof);

(x)  Liens securing Incremental Equivalent Debt or any Permitted Refinancing Indebtedness in respect thereof; provided that any such Liens on the Collateral shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent and the Parent Borrower;

(y)  Liens that arise or may be deemed to arise from any Permitted Receivables Facility that extend only to the accounts receivable subject thereto and any other applicable Permitted Receivables Facility Assets;

(z)  Liens incurred after the Tenth Amendment Effective Date not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to all Group Members) the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period; and

(aa) Liens on property purportedly rented to, or leased by, the Parent Borrower or any of its Restricted Subsidiaries pursuant to a sale and leaseback transaction permitted under Section 7.5(p); provided that (i) such Liens do not encumber any other property of the Parent Borrower or its Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 7.2(x).

For purposes of determining compliance with this Section 7.3, (X) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (aa) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents and any Permitted Refinancing Indebtedness in respect thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h) and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.4  Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or divide, liquidate, wind up or dissolve itself (or suffer any division, liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)  any Restricted Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower or any Subsidiary Borrower (provided that the Parent Borrower or such Subsidiary Borrower, as applicable, shall be the continuing or surviving entity) or with or into any other Restricted Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Restricted Subsidiary (other than a Subsidiary Borrower), such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall, substantially simultaneously with such merger or consolidation, become a Subsidiary Guarantor; provided further that when any Subsidiary Borrower is merging with or into another Restricted Subsidiary, the continuing or surviving entity shall be such Subsidiary Borrower or the continuing or surviving entity shall, simultaneously with such merger or consolidation, become a Subsidiary Borrower in accordance with Section 2.27 and assume the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents);

(b)  any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Parent Borrower) in order to effect an Investment permitted pursuant to Section 7.7; provided that (x) if such Restricted Subsidiary is a Subsidiary Guarantor the continuing or surviving Person shall be a Subsidiary Guarantor and (y) if such Restricted Subsidiary is a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall, simultaneously with such merger, consolidation or amalgamation, become a Subsidiary Borrower in accordance with Section 2.27 and assume the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents;

(c)  any Restricted Subsidiary of the Parent Borrower may Dispose of any or all of its assets (i) to any Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; provided that no Subsidiary Borrower shall be permitted to Dispose of all or substantially all of its assets pursuant to this Section 7.4(c) to any Person, other than to a Borrower who has assumed the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents, if such Subsidiary Borrower has any outstanding Loans or Reimbursement Obligations; and

(d)  any Restricted Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor or a Subsidiary Borrower may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Parent Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders.

7.5  Disposition of Property.  Dispose (including by division) of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of surplus, outdated, obsolete or worn out property (other than accounts receivable or inventory) in the ordinary course of business;

(b)  Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c)  Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d)  the sale or issuance of any Restricted Subsidiary’s Capital Stock to any Borrower or any Subsidiary Guarantor;

(e)  Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f)  Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g)  Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h)  non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, to the extent that such licenses or sublicenses do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(i)  the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-Material Intellectual Property or rights relating thereto that the Parent Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j)  licenses, leases or subleases entered into in the ordinary course of business, to the extent that such licenses, leases or subleases do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(k)  Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 7.7 and 7.9;

(l)  (i) to the extent constituting a Disposition (x) Investments permitted by Section 7.7 (other than Investments referred to in and permitted by Section 7.7(s)) and (y) Restricted Payments permitted by Section 7.6 and (ii) Dispositions set forth on Schedule 7.5(l);

(m)  Dispositions by the Parent Borrower or any of its Restricted Subsidiaries of accounts receivable and related Permitted Receivables Financing Assets pursuant to any Permitted Receivables Facility;

(n)  other Dispositions of assets (including Capital Stock); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $5,000,000, it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis), (ii) at least 75% of the total consideration for any such Disposition in excess of $10,000,000 received by the Parent Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (iii) subject to Section 1.3, no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists) and (iv) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received after the Tenth Amendment Effective Date pursuant to this Section 7.5(n) that is at that time outstanding, not to exceed the greater of (1) $50,000,000 and (2) 30% of Consolidated EBITDA for the Applicable Reference Period (or, at the Parent Borrower’s election, as of the date of entry into a binding agreement with respect to such Disposition) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(o)  other Dispositions made after the Tenth Amendment Effective Date involving assets having a fair market value of not more than, in any fiscal year, the greater of (i) $10,000,000 and (ii) 5% of Consolidated EBITDA for the Applicable Reference Period;

(p)  sale and leaseback transactions made after the Tenth Amendment Effective Date so long as either (x) the Parent Borrower is in compliance on a Pro Forma Basis with a Consolidated Secured Net Leverage Ratio not to exceed 3.00 to 1.00 or (y) the Attributable Indebtedness in respect thereof does not exceed the greater of (i) $25,000,000 and (ii) 17.5% of Consolidated EBITDA for the Applicable Reference Period;

(q)  Dispositions of assets that do not constitute Collateral having an aggregate fair market value per fiscal year not exceeding $5,000,000; provided that any such amount not so used to make Dispositions in the fiscal year for which it is permitted may be carried over to make Dispositions in succeeding fiscal years; and

(r)  the settlement of any conversion, redemption, repurchase or exchange of any Permitted Convertible Debt and any exercise, settlement, cancellation, termination, unwind or other disposition (in each case, whether optional or mandatory) of any Permitted Bond Hedge Transaction or any related Permitted Warrant Transaction.

Notwithstanding anything in this Section 7.5 to the contrary, no Disposition in the form of a transfer of actual legal title or an exclusive license of Material Intellectual Property by any Loan Party to a Subsidiary that is not a Loan Party shall be permitted, other than non-exclusive licenses (including, for the avoidance of doubt, any license of Material Intellectual Property entered into for legitimate business purposes (as determined by the Parent Borrower in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage, or a certain territory or group of territories, in each case that does not result in the transfer of beneficial ownership of such Material Intellectual Property (it being understood that a licensee’s ability to enforce the applicable intellectual property rights within the applicable limited types(s), field(s) of usage and/or territory(ies) of its license shall not be construed as an effective transfer of beneficial ownership)); provided that the foregoing shall not prohibit a Disposition of Material Intellectual Property by a Loan Party to any Restricted Subsidiary that is not a Loan Party so long as such Disposition is for a bona fide business purpose and not for the primary purpose of such non-Loan Party incurring Indebtedness secured by such Material Intellectual Property (as determined by the Parent Borrower in good faith).

7.6  Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except:

(a)  any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Parent Borrower and the other Loan Parties);

(b)  so long as no Event of Default shall have occurred and be continuing, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided, that the aggregate amount of payments in any fiscal year under this Section 7.6(b) after the Tenth Amendment Effective Date  (net of any proceeds received by the Parent Borrower after the Tenth Amendment Effective Date  in connection with resales of any common stock or common stock options so purchased) shall not exceed $10,000,000; provided further that any such amount not so used to make such purchases in the fiscal year for which it is permitted may be carried over to make such purchases in succeeding fiscal years;

(c)  the Parent Borrower may declare and make Restricted Payments with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d)  the Parent Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Parent Borrower;

(e)  the Parent Borrower may acquire its Capital Stock upon the exercise of stock options for such Capital Stock of the Parent Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Capital Stock held by, any current or former director, officer or employee of any Group Member;

(f)  the Parent Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g)  the Parent Borrower may on any date make Restricted Payments in an amount equal to the Available Amount on such date so long as no Event of Default shall have occurred and be continuing or would result therefrom (other than in the case of any such Restricted Payment made under the Available Amount Grower Prong); provided that, with respect to any such Restricted Payment made under the Available Amount Grower Prong, (i) no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing or would result therefrom and (ii) at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Cash Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00;

(h)  so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments in an aggregate amount not to exceed, from and after the Tenth Amendment Effective Date, the greater of (i) $25,000,000 and (ii) 15% of Consolidated EBITDA for the Applicable Reference Period; provided that no Event of Default has occurred and is continuing or would result therefrom and amounts available for Restricted Payments under this Section 7.6(h) may be reallocated, without duplication, to make Investments and/or Restricted Debt Payments pursuant to Section 7.7(u) and Section 7.8(a)(iv), respectively;

(i)  so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Secured Net Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.25 to 1.00;

(j)  so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments in an aggregate amount not to exceed in any fiscal year 6.00% of Market Capitalization;

(k)  dividends, distributions or redemptions in connection with the Transactions (including payment of working capital, indemnities and/or purchase price adjustments and Transaction Costs and payments in respect of appraisal rights);

(l)  (i) any payment or delivery in connection with (a) a Permitted Bond Hedge Transaction or (b) the settlement, unwind or termination of any Permitted Warrant Transaction (x) by delivery of shares of the Parent Borrower’s common stock (or other securities or property following a merger event, reclassification, or other change of the common stock of Parent Borrower) (and cash in lieu of fractional shares) or (y) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by payment, delivery, netting, set-off or otherwise) and (ii) Restricted Payments constituting the distribution or payment of Permitted Receivables Fees; and

(m)  to the extent constituting a Restricted Payment, (i) Investments permitted by Section 7.7 (other than Investments referred to in and permitted by Section 7.7(bb)(iv) or otherwise permitted by reference to this Section 7.6) and (ii) Dispositions permitted by Section 7.5 (other than Dispositions referred to in and permitted by Section 7.5(p) or otherwise permitted by reference to this Section 7.6).

For purposes of determining compliance with this Section 7.6, (X) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (j) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Payment in a manner that complies with this Section 7.6 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.7  Investments.  Make any Investment, directly or indirectly, except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  investments in cash and Cash Equivalents;

(c)  Guarantee Obligations permitted by Section 7.2 (other than (i) any Guarantee Obligations incurred under clause (ii) of the proviso to Section 7.2(d), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(t) or Section 7.7(u) and (ii) any Guarantee Obligations incurred under Section 7.2(z), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(v));

(d)  loans and advances to directors, officers and employees of any Group Member made in the ordinary course of business (including for travel, entertainment and relocation expenses) after the Tenth Amendment Effective Date, in an aggregate amount for the Parent Borrower and its Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;

(e)  Investments pursuant to the Transactions;

(f)  Investments in assets useful in the business of the Parent Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(g)  intercompany Investments by any Group Member in any other Group Member; provided that any such Investments in the form of intercompany loans by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be evidenced by notes that have been pledged to the Administrative Agent for the benefit of the Secured Parties;

(h)  any Permitted Acquisition;

(i)  promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j)  Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k)  Investments existing on the Tenth Amendment Effective Date and, to the extent the amount of such Investment exceeds $5,000,000, set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof so long as such modification, refinancing, renewal or replacement does not increase the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 7.7;

(l)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)  Investments of a Restricted Subsidiary acquired after the Tenth Amendment Effective Date or of a Person merged, amalgamated or consolidated into the Parent Borrower or merged, amalgamated or consolidated with any Restricted Subsidiary, in each case to the extent (x) not prohibited by Section 7.4 and (y) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)  Guarantees by the Parent Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness for borrowed money, in each case entered into in the ordinary course of business;

(o)  Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p)  Investments by the Parent Borrower or any Restricted Subsidiary that result solely from the receipt by the Parent Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q)  transactions permitted under Section 7.4 that do not involve any Person other than the Parent Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r)  Investments in an aggregate amount not to exceed the Available Amount at such time so long as no Event of Default shall have occurred and be continuing or would result therefrom (other than in the case of any such Investment made under the Available Amount Grower Prong); provided that, with respect to any such Investment made under the Available Amount Grower Prong, (i) no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing or would result therefrom and (ii) at the time of the making of any such Investment and immediately after giving effect to such Investment, the Cash Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00;

(s)  Investments made in connection with any Permitted Receivables Facility that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect a Permitted Receivables Facility (including any contribution of replacement or substitute assets subject to Permitted Receivables Facility) or any repurchases in connection therewith (including the contribution or lending of cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Parent Borrower or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Facility or any related Indebtedness) and (ii) any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Permitted Receivables Facility;

(t)  other Investments, if, at the time of such Investment, the Consolidated Secured Net Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50 to 1.00;

(u)  other Investments made after the Tenth Amendment Effective Date, when taken together with all other outstanding Investments made pursuant to this Section 7.7(u), in an aggregate amount outstanding at such time not to exceed the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period (plus amounts available for Restricted Payments or Restricted Debt Payments and reallocated under Section 7.6(h) or Section 7.8(a)(iv), respectively);

(v)  any Investment in any Joint Venture made after the Tenth Amendment Effective Date; provided that the aggregate amount of the Investments consummated pursuant to this Section 7.7(v) outstanding at such time shall not exceed the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period;

(w)  Investments, taken together with all other outstanding Investments made pursuant to this Section 7.7(w), in an aggregate amount outstanding at such time not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Tenth Amendment Effective Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member);

(x)  (i) any Investment in any Unrestricted Subsidiary made after the Tenth Amendment Effective Date; provided that the aggregate outstanding amount of the Investments consummated pursuant to this Section 7.7(x)(i) shall not exceed at such time the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA for the Applicable Reference Period; and (ii) Investments made by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is designated or redesignated as a Restricted Subsidiary pursuant to Section 6.11, so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(y)  any Investment in a similar business made after the Tenth Amendment Effective Date; provided that the aggregate amount of the Investments consummated pursuant to this Section 7.7(y) outstanding at such time shall not exceed the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period;

(z)  [reserved];

(aa) to the extent constituting an Investment, (x) the purchase of any Permitted Bond Hedge Transaction, the sale of any Permitted Warrant Transaction and the performance by the Parent Borrower or any Restricted Subsidiary of its obligations under any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transaction and/or (y) the issuance of, entry into (including payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement, cancellation or early termination (whether optional or mandatory) of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; and

(bb) to the extent constituting an Investment, and without duplication, (i) Indebtedness permitted by Section 7.2 (other than Investments referred to in and permitted by Section 7.2(e) or Indebtedness otherwise permitted by reference to this Section 7.7), (ii) Liens permitted by Section 7.3 (other than any such Liens permitted by reference to this Section 7.7), (iii) Dispositions permitted by Section 7.5 (other than Dispositions referred to in and permitted by Section 7.5(k) or otherwise permitted by reference to this Section 7.7), (iv) Restricted Payments permitted by Section 7.6 (other than Restricted Payments referred to in and permitted by Section 7.6(m) or otherwise permitted by reference to this Section 7.7), (v) Restricted Debt Payments permitted by Section 7.8 (other than any such Restricted Debt Payments permitted by reference to this Section 7.7) and (vi) transactions permitted by Section 7.11.

For purposes of determining compliance with this Section 7.7, (X) in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (w) and (y) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Investment in a manner that complies with this Section 7.7 and will only be required to include the amount and type of such Investment in one or more of the above clauses, (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f) and (Z)  Investments in (including Investments in the form of any transfers, sales or other dispositions to) Unrestricted Subsidiaries may only be made pursuant to Section 7.7(x).

Notwithstanding anything in this Section 7.7 to the contrary, no Investment in the form of a transfer of actual legal title or an exclusive license of Material Intellectual Property by any Loan Party to a Subsidiary that is not a Loan Party shall be permitted, other than non-exclusive licenses (including, for the avoidance of doubt, any license of Material Intellectual Property entered into for legitimate business purposes (as determined by the Parent Borrower in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage, or a certain territory or group of territories, in each case that does not result in the transfer of beneficial ownership of such Material Intellectual Property (it being understood that a licensee’s ability to enforce the applicable intellectual property rights within the applicable limited types(s), field(s) of usage and/or territory(ies) of its license shall not be construed as an effective transfer of beneficial ownership)); provided that the foregoing shall not prohibit an Investment of Material Intellectual Property by a Loan Party to any Restricted Subsidiary that is not a Loan Party so long as such Investment is for a bona fide business purpose and not for the primary purpose of such non-Loan Party incurring Indebtedness secured by such Material Intellectual Property (as determined by the Parent Borrower in good faith).

7.8  Optional Payments and Modifications of Certain Debt Instruments.

(a) Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(i)  refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(ii)  Restricted Debt Payments in respect of Junior Indebtedness made solely with Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(iii)  Restricted Debt Payments in respect of intercompany Junior Indebtedness permitted hereunder owed by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any Restricted Subsidiary; provided that no prepayment of any Junior Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be permitted so long as an Event of Default shall have occurred and be continuing or would result therefrom;

(iv)  so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Restricted Debt Payments in an aggregate amount not to exceed from and after the Tenth Amendment Effective Date the greater of (i) $25,000,000 and (ii) 15% of Consolidated EBITDA for the Applicable Reference Period (plus amounts available for Restricted Payments and reallocated under Section 7.6(h)); provided that amounts available for Restricted Debt Payments under this Section 7.8(a)(iv) may be reallocated, without duplication, to make Investments pursuant to Section 7.7(u);

(v)  Restricted Debt Payments in an amount equal to the Available Amount on such date so long as no Event of Default shall have occurred and be continuing or would result therefrom (other than in the case of any such Restricted Debt Payment made under the Available Amount Grower Prong); provided that, with respect to any such Restricted Debt Payment made under the Available Amount Grower Prong, (i) no Event of Default under clauses (a) or (f) of

Section 8 shall have occurred and be continuing or would result therefrom and (ii) at the time of the making of any such Restricted Debt Payments and immediately after giving effect to such Restricted Debt Payments, the Cash Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00; and

(vi)  in addition to the other Restricted Debt Payments permitted by this Section 7.8 and so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments if, at the time of making such Restricted Debt Payment and immediately after giving effect thereto, the Consolidated Secured Net Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.25 to 1.00.

Notwithstanding anything to the contrary contained in this Section 7.8(a), in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

For purposes of determining compliance with this Section 7.8(a), (X) in the event that a Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments described in clauses (i) through (vi) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Debt Payment in a manner that complies with this Section 7.8(a) and will only be required to include the amount and type of such Restricted Debt Payment in one or more of the above clauses and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

(b)  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders).

7.9  Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Loan Parties, (y) transactions between or among the Parent Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business and (z) transactions not involving aggregate consideration in any fiscal year in excess of $2,500,000) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent Borrower’s Board of Directors; (iv) employment and severance arrangements entered into in the ordinary course of business between the Parent Borrower or any Restricted Subsidiary and any employee thereof and, to the extent entered into after the Tenth Amendment Effective Date and providing an annual base salary or severance payments in excess of $1,000,000, approved by the Parent Borrower’s Board of Directors; (v) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d) and (vii) transactions disclosed in the Parent Borrower’s SEC filings made prior to the Tenth Amendment Effective Date.

7.10  [Reserved].

7.11  Swap Agreements.  Enter into any Swap Agreement, except Swap Agreements not entered into for speculative purposes, including (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member, (c) Swap Agreements in existence as of the Tenth Amendment Effective Date and reflected in the Parent Borrower’s filings with the SEC, (d) any Permitted Bond Hedge Transaction and (e) any Permitted Warrant Transaction.

7.12  [Reserved].

7.13  Negative Pledge Clauses.  Enter into any agreement that prohibits the ability of any Group Member (other than an Excluded Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property constituting Collateral, whether now owned or hereafter acquired to secure its Obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement and the other Loan Documents, (ii) any agreement governing any Indebtedness permitted to be incurred pursuant to Section 7.2 to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans or Indebtedness permitted to be incurred pursuant to Section 7.2, in each case, with respect to this clause (iii), so long as any such agreement is not materially more restrictive than the documents governing the Indebtedness being refinanced, as applicable, taken as a whole, (b) any agreements governing any Purchase Money Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets secured thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Parent Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder and (f) customary restrictions in the definitive documentation governing any Permitted Receivables Facility, so long as such restrictions relate only to the accounts receivable and related Permitted Receivables Financing Assets subject to such Permitted Receivables Facility and/or to distributions from any Receivables Subsidiary.

7.14  Clauses Restricting Subsidiary Distributions.  Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower (other than Excluded Subsidiaries) to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement or the other Loan Documents or (B) any agreement governing Indebtedness permitted to be incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and such encumbrance or restriction will not materially impair the ability of the Loan Parties to service the

Loans or any other Obligation, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Parent Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.15  Lines of Business.  Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members were engaged on the Closing Date (after giving effect to the Closing Date Acquisition) or any similar business in respect thereof.

7.16  [Reserved].

7.17  Use of Proceeds.  No Borrower shall use, and shall not permit its Restricted Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (c) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

8.1  Events of Default.  If any of the following events shall occur and be continuing:

(a)  any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, and, with respect to any such default that is capable of being cured, such default shall continue unremedied for the 30 days from the earlier of the first date the Parent Borrower has knowledge of such misrepresentation and the date the Parent Borrower receives notice from the Administrative Agent of such misrepresentation (it being understood that the period of time in the foregoing shall not be additive to any grace period included in the applicable representation and warranty giving rise to such default); or

(c)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; provided that a default in the observance or performance of a covenant set forth in Section 7.1 (or any Specified Revolver Interest Payment Default) will not constitute a Default or an Event of Default for purposes of the Term Facilities and no Term Lender will be permitted to exercise any remedies with respect to an Event of Default in respect of such covenant set forth in Section 7.1 (or any Specified Revolver Interest Payment Default) until the date, if any, on which the Revolving Commitments have been terminated and the Revolving Loans have been accelerated, in each case as a result of such default in the observance or performance of such covenant set forth in Section 7.1 (or any Specified Revolver Interest Payment Default); or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e)  any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is that such Material Indebtedness becomes due and payable prior to its stated maturity; provided that this clause (e)(iii) shall not apply to (x) the occurrence of any event that permits holders of any Permitted Convertible Debt to convert such Indebtedness or the conversion of Permitted Convertible Debt, in either case, into common stock of the Parent Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Parent Borrower), cash (in an amount determined by reference to the price of such common stock or other securities or property) or any combination thereof, in each case that does not constitute or arise from a default under the definitive documentation for such Permitted Convertible Debt, (y) any early settlement, unwind or termination (whether optional or mandatory) with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction or (z) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or

(f)  (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)  (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)  any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby if the aggregate value of the affected Collateral is in excess of the Threshold Amount, except (i) the release thereof as provided in the applicable Loan Document or Section 10.14 or (ii) as a result of the failure of the Administrative Agent to timely file any UCC (or equivalent) continuation statement and/or to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement; or

(j)  the guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert, in each case other pursuant to the terms thereof or hereof; or

(k)  a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released.  Each Borrower further agrees, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Borrower’s or such Loan Party’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party.  To the extent permitted by applicable law, each Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

8.2  Application of Payments.

Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Parent Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.23, be applied by the Administrative Agent as follows:

(i)  first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.5 and amounts pursuant to Section 2.8(b) payable to the Administrative Agent in its capacity as such);

(ii)  second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, Reimbursement Obligations, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 10.5) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)  third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)  fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and obligations arising under Specified Cash Management Agreements and Specified Swap Agreements and (B) to cash collateralize that portion of L/C Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrowers pursuant to Section 2.23 or 3.1, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.23 or 3.1, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 8.2;

(v)  fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)  finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9. THE AGENTS

9.1  Appointment. (a) Each Lender party hereto and each other Secured Party (by accepting the benefits of the Collateral) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender and such other Secured Party under this Agreement and the other Loan Documents, and each such Lender and such other Secured Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and each of the other Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)  Each Secured Party irrevocably authorizes and instructs the Administrative Agent to take all actions contemplated to be taken by the Administrative Agent pursuant to Section 10.14 and Section 10.18.

(c)  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.

9.2  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3  Exculpatory Provisions.  No Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (respectively) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent, any Arranger or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7  Indemnification.  The Lenders agree to severally indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8  Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8.1(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10  Arrangers and Syndication Agent.  None of the Arrangers or the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

9.11  Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for  the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle  and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties  pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.12  Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a

Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)  The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13  Erroneous Distributions.  If all or any part of any distribution by or on behalf of the Administrative Agent to any Lender or other recipient of distributions hereunder is determined by the Administrative Agent to have been made in error, whether known to the recipient or not, or if such Lender or other recipient is not otherwise entitled to receive such distribution under the provisions of this Agreement at such time and in such amount from the Administrative Agent as determined by the Administrative Agent (any such distribution, an “Erroneous Distribution”), then the relevant Lender or other recipient shall forthwith on demand repay to the Administrative Agent an amount equal to such Erroneous Distribution made to such Lender or other recipient in same day funds, together with interest thereon in respect of each day from and including the date such amount was made available by or on behalf of the Administrative Agent to such Lender or other recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  Each Lender that fails to return such amounts to the Administrative Agent within one (1) Business Day after receipt of such notice shall be a Defaulting Lender for all purposes under this Agreement. Each Lender and other recipient of distributions hereunder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or other recipient of distributions under this Agreement or any other Loan Document against any amount due to the Administrative Agent.  Any determination by the Administrative Agent that all or a portion of any distribution was an Erroneous Distribution shall be conclusive absent manifest error.  Each Lender and other recipient of distributions hereunder irrevocably waives any claim of discharge for value and any other claim of entitlement to, or in respect of, any Erroneous Distribution.

SECTION 10. MISCELLANEOUS

10.1  Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each

Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Class) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby (except that in each case in this clause (i), no waiver, amendment, supplement or other modification of, or consent to, or departure from, (A) any Default or Event of Default or any mandatory prepayment, and/or (B) the definition of “Consolidated Secured Net Leverage Ratio” or any other financial term or ratio used in the calculation of any such payment (including any component definition thereof) shall in any case constitute a forgiveness of principal amount or extension of the final scheduled date of maturity of any Loan, or the scheduled date of any amortization payment in respect of any Loan, a reduction of any rate of any interest or fee payable hereunder, or any such extension of payment or increase or extension of any Commitment); (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii)(A) reduce any percentage specified in the definition of (x) “Required Lenders” without the written consent of each Lender, (y) “Required Revolving Lenders” without the written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) or (z) “Majority Facility Lenders” without the written consent of each Lender of the applicable Class or Facility (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any such change to the definition of “Majority Facility Lenders”) or (B) change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of the applicable Class or Facility, as applicable (it being understood that, in such case, neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any such change)); (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17 without the written consent of each Lender directly affected thereby; (vi) amend, modify or waive any provision of Section 8.2 without the written consent of each Lender directly affected thereby; (vii) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Term Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to the applicable Class of Term Facility adversely affected thereby (it being understood that neither the consent of the Required Lenders, the Required Revolving Lenders, any Revolving Lender nor the consent of any other Lender shall be required in connection with any such change); (viii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (ix) [reserved]; (x) amend, modify or waive any provision of Section 3 in a manner that adversely affects the rights or duties of any Issuing Lender without the written consent of such adversely affected Issuing Lender; or (xi) solely with respect to the Revolving Facility, (1) subordinate the Liens with respect to all or substantially all of the value of the Collateral securing such Facility to any Liens securing other third party Indebtedness for borrowed money in excess of the Threshold Amount or (2) subordinate all or substantially of the payment obligations in respect of such Facility in right of payment to any other third party Indebtedness for borrowed money in excess of the Threshold Amount without, in each case of (1) and (2), the written consent of each Revolving Lender directly and adversely affected thereby (unless (x) pursuant to a transaction in which all affected Revolving Lenders are offered a bona fide opportunity to participate on a ratable basis and on substantially the same terms and conditions as other lenders providing such other Indebtedness (it being understood that, such “ratable basis” right to participate shall consider any other pari passu debt facilities (including notes or loans) also being offered such a right), or (y) in connection with any “debtor-in-possession” (or equivalent) financing or use of Collateral in any insolvency proceeding); provided further that, notwithstanding the foregoing, (A) any waiver, amendment, supplement or other modification with respect to Section 7.1 (or, solely for purposes of the covenants set forth in Section 7.1, the definition of “Consolidated Secured Net Leverage Ratio”, “Cash Interest Coverage Ratio” or any defined term used therein in each case solely affecting the calculation or formulation of the covenants set forth in Section 7.1), or any waiver of an Event of Default arising solely from a default in the observance or performance of a covenant set forth in Section 7.1 shall, in each case, only require the written consent of the Parent Borrower and the Required Revolving Lenders (it being understood that (x) neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any such waiver, amendment, supplement or other modification and (y) any waiver of an Event of Default arising solely from any Specified Revolver Interest Payment Default and any amendment or modification to the definition of “Applicable Pricing Grid” (as it relates to the Revolving Facility) or “Specified Revolver Interest Payment Default” shall in each case require the written consent of each Revolving Lender directly affected thereby (but without the consent of the Required Lenders or any other Lender)), (B) any amendment, waiver or modification of a condition to an extension of credit under the Revolving Facility, any Incremental Facility or any other Class or Facility, as applicable (including, any such amendment, waiver or modification of (x) Section 5 as it pertains to any credit extension under such Class or Facility and/or (y) any waiver of any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any credit extension under such Class or Facility being untrue in any respect as of the date made or deemed made), (C) solely with the consent of the Parent Borrower and the applicable Class of Revolving Lenders and/or, if applicable, Issuing Lenders (and without the consent of the Required Lenders or any Term Lender), this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency and (D) any amendments, waivers or modification that affect solely the Lenders under a Class or Classes of the Revolving Facility, any Incremental Facility, Term B Facility or any other Class or Facility and not any other Lender of any other Class or Classes, will, if such amendment, waiver or modification of such type would otherwise require the consent of the Required Lenders, require only the consent of the Parent Borrower and the Majority Facility Lenders in respect of such Class or Facility and no other consents or approvals by the Required Lenders or any other Lender shall be required (it being understood and agreed that (X) Required Lender consent shall be required for any amendment or waiver of the conditions to establish an Incremental Facility expressly set forth in Section 2.24 except as otherwise set forth therein and (Y) without limitation of the foregoing, solely with the consent of the Parent Borrower and the applicable Class of Term Lenders (and without the consent of the Required Lenders or any other Lender), this Agreement may be amended or otherwise modified to give effect to the incurrence of Incremental Term Loans after the Tenth Amendment Effective Date (including with respect to amortization, prepayments, premiums and other matters applicable solely to the applicable Class of Term Loans) and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new Term Loans).  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of the Parent Borrower and the Lenders (including any New Lender) providing the relevant Replacement Term Loans (as defined below) and/or Replacement Revolving Facility (as defined below) to permit (I) the refinancing, replacement or modification of all or any portion of any then-outstanding Term Loans under any applicable Class (“Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus an amount equal to the applicable Additional Permitted Amount, (b) the terms of Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of incurrence thereof as reasonably determined by the applicable Borrower (but in no event shall any Replacement Term Loans have covenants and events of default, taken as a whole, materially more restrictive than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date of the Facilities (as in effect on the date of incurrence of such Replacement Term Loans))), (c) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans, (d) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (e) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (f) such Replacement Term Loans shall share ratably or less than ratably with any prepayments or repayments of the Replaced Term Loans and/or the (II) refinancing, replacement or modification of all or any portion of the outstanding Revolving Commitments (“Replaced Revolving Facility”) with a replacement revolving facility hereunder (“Replacement Revolving Facility”); provided, that (a) the aggregate principal amount of commitments under any Replacement Revolving Facility shall not exceed the aggregate principal amount of the commitments under the Replaced Revolving Facility plus an amount equal to the applicable Additional Permitted Amount, (b) the terms of the Replacement Revolving Facility reflect market terms at the time of incurrence thereof as reasonably determined by the applicable Borrower (but in no event shall any Replacement Revolving Facility have covenants and events of default, taken as a whole, materially more restrictive than those applicable to the Replaced Revolving Facility (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date of the Facilities (as in effect on the date of incurrence of such Replacement Revolving Facility)), (c) the maturity date of such Replacement Revolving Facility shall not be earlier than the maturity date of the Replaced Revolving Facility and (d) such Replacement Revolving Facility shall share ratably or less than ratably with any prepayments or repayments of the Replaced Revolving Facility.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment to include Replacement Term Loans and/or a Replacement Revolving Facility, as the case may be, without the consent of any other Lenders, to the extent necessary to (i) reflect the terms of such Replacement Term Loans and/or a Replacement Revolving Facility, as the case may be, incurred pursuant to this paragraph and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this paragraph.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent may, with the consent of the Parent Borrower, and without the consent of the Required Lenders or any Lender, amend, modify, waive or supplement (x) any Loan Document in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error, other manifest error or omission of a technical nature in any Loan Document, (y) any guaranty, collateral security agreement, pledge agreement and/or any other related Loan Document to (1) comply with any Requirements of Law or (2) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents and/or (z) this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Parent Borrower and the Administrative Agent to (1) effect the provisions of this Agreement specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility and/or any Credit Agreement Refinancing Indebtedness permitted to be incurred that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment); (ii) the Administrative Agent, with the consent of the Parent Borrower (and without the consent of the Required Lenders or any other Lender), may enter into or amend any applicable intercreditor agreement entered into pursuant to Section 9 or Section 10.18 to give effect to such intercreditor agreement or carry out the provisions thereof and (iii) the Loan Documents may be amended pursuant to Sections 2.24, 2.25, 2.26, 2.27 and/or in connection with any Replacement Term Loans and/or Replacement Revolving Facility, as applicable (including in connection with any Incremental Facility Amendment, Refinancing Amendment, Permitted Amendment or Loan Modification Agreement). Without limitation of the foregoing, any such amendment, modification or supplement shall become effective in accordance with its terms without any further action or consent of any other party to any Loan Document immediately upon the execution and delivery thereof (or, at the option of the Administrative Agent, solely in the case of clause (i) above, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof).

10.2  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of any Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower:	Ultra Clean Holdings, Inc. 26462 Corporate Avenue Hayward, CA 94545 Attention: Sheri Savage, Chief Financial Officer E-mail: ssavage@uct.com

Administrative Agent:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Patrick Shields

E-mail: patrick.shields@barclays.com

Email for delivery of updates to the list of Disqualified Lenders:  patrick.shields@barclays.com and aaron.trinkle@barclays.com

For servicing queries and borrowing notices:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Matthew Martins

E-mail: matthew.martins@barclays.com and 12145455230@tls.ldsprod.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4  Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5  Payment of Expenses; Limitation of Liability; Indemnification.

(a)  Payment of Expenses.  Each Borrower jointly and severally agrees (i) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Term B Facility and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers (taken together as a single group or client) and, if necessary, one local counsel to the Administrative Agent and the Arrangers (taken together as a single group or client) in each applicable jurisdiction, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, and (ii) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all costs and expenses incurred during any workout, restructuring or negotiations; provided that fees, disbursements and other charges of counsel set forth in this clause (ii) shall be limited to fees, disbursements and other charges of (A) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (B) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel, (C) additional counsel retained with the Parent Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (D) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, where the Lender affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Lender and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Lender and one firm of special regulatory counsel for such affected Lender.

(b)  Limitation of Liability.  No Lender, Issuing Lender, Arranger or Agent, or their respective affiliates, or their and their respective affiliates’ respective officers, directors, employees, agents, advisors and controlling persons (each of the foregoing, a “Lender-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Lender-Related Person (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Lender-Related Person of its obligations under the Loan Documents pursuant to a claim initiated by the Borrowers.  No Lender-Related Person shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  Except as otherwise set forth herein, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Lender-Related Person in connection with the subject matter of this Agreement.

(c)  Indemnification.  Each Borrower jointly and severally agrees to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees, disbursements and other charges of legal counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons), (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by the Borrowers or (z) a dispute that does not involve any action or omission by the Parent Borrower or any of its Affiliates and is solely among the Indemnitees (other than any claims against an Indemnitee in its capacity as an Agent or as an Arranger), and provided, further, that this Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(d)  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Borrowers in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6  Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)  the Parent Borrower (such consent not to be unreasonably withheld), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C)  each Issuing Lender, provided that no consent of an Issuing Lender shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or in connection with an assignment of all or any portion of a Term Loan or Term B Commitment.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term B Facility or an Incremental Term Facility, $1,000,000) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)  (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with respect to such processing and recordation fee, unless otherwise agreed by the Administrative Agent in its sole discretion) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)  Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible

Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(vii)  Any assignment to a Disqualified Lender in violation of this Section 10.6 shall not be void, but the provisions of Section 10.6(g) shall apply

(c)  Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant.  Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.22 with respect to any Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e)  Any Lender may, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Loans are used, directly or indirectly, to fund the consideration for any such assignment, at any time assign all or a portion of its rights and obligations with respect to Term Loans under a Facility under this Agreement to the Parent Borrower through (x) Dutch auctions open to all Lenders under such Facility on a pro rata basis in accordance with Section 2.25 or (y) notwithstanding any other provision in this Agreement, open market purchases on a non pro rata basis; provided that, in connection with any such assignments, (A) at the time of any such assignment, the Parent Borrower shall make a No Undisclosed Information Representation, (B) any Term Loans assigned to the Parent Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by the Parent Borrower upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA) and (C) the Parent Borrower shall promptly provide notice to the Administrative Agent of such assignment of such Term Loans and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(f)  The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(g)  (i) If any assignment or participation is made to any Disqualified Lender in violation of this Section 10.6, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii)  Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7  Adjustments; Set-off.  (a)  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8  Counterparts; Electronic Execution.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any document to be signed in connection herewith or therewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10  Integration.  This Agreement , the Fee Letters and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12  Submission To Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)  submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13  Acknowledgements.

(a)  Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

(b)  Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger any Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.14  Releases of Guarantees and Liens.  (a)  Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party) of any Collateral constituting accounts receivable or related Permitted Receivables Financing Assets in connection with a Receivables Purchase Facility that constitutes a Permitted Receivables Facility (so long as such pledge is permitted by this Agreement), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In addition, if in compliance with the terms and provisions of the Loan Documents, any Subsidiary Guarantor (a) ceases to be a Subsidiary of a Loan Party or (b) becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted hereunder (including a designation by means of written notice by the Parent Borrower to the Administrative Agent that any Subsidiary constitutes an Excluded Subsidiary and provided a guarantee of the Obligations in error) (such Subsidiary Guarantor, a “Released Guarantor”), then such Released Guarantor shall, upon the consummation of such sale or transfer or other transaction or designation, be automatically released from its obligations under the Loan Documents and its obligations to guarantee the Obligations and/or pledge and grant any Collateral owned by it pursuant to the Guarantee and Collateral Agreement and any other Security Document and, in the case of a sale of all or substantially all of the Capital Stock of the Released Guarantor, the pledge of such Capital Stock of the Released Guarantor to the Administrative Agent pursuant to the Security Documents shall be automatically released. Notwithstanding the foregoing, no Guarantor will be automatically released solely as a result of the relevant Guarantor ceasing to be a Wholly Owned Subsidiary unless either (A) it is no longer a direct or indirect Subsidiary of the Parent Borrower or (B) such transaction is entered into for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such release or to evade the collateral and guarantee requirements hereunder (as determined by the Parent Borrower in good faith). In connection with any such termination or release pursuant to this paragraph (a), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence or effect such release; provided that, upon the request of the Administrative Agent, such Loan Party shall provide a certificate of a Responsible Officer of such Loan Party stating that such sale, transfer or other transaction or designation giving rise to such release pursuant to this paragraph (a) is permitted under the Loan Documents.  Any execution and delivery of documents pursuant to this Section 10.14(a) shall be without recourse to or warranty by the Administrative Agent.

(b)  On the Termination Date, (i) the Collateral shall be automatically released from the Liens created by the Security Documents and (ii) this Agreement, the Security Documents and the other Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party thereunder shall automatically terminate, in each case of clauses (i) and (ii), all without further delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 10.14(b) shall be without recourse to or warranty by the Administrative Agent.

(c)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above.

10.15  Confidentiality.  Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any other Issuing Lender, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) subject to an agreement to comply with the provisions of this Section or other non-disclosure terms reasonably satisfactory to the Parent Borrower, to insurance providers or brokers that require access to information about such Lender’s investment portfolio in the ordinary course of business, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, (k) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (l) if agreed by the Parent Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Each Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, each Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  No Borrower will request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Parent Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities. For the avoidance of doubt, the Projections shall not be posted to Public-Siders.

Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders.  If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Parent Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Parent Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.

For the avoidance of doubt, nothing in this Section 10.15 shall impede or prohibit the Parent Borrower, any of its Affiliates, or any of their officers, directors or employees from voluntarily disclosing or providing any information within the scope of this Section 10.15 to any Governmental Authority to the extent that any such impediment to or prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Governmental Authority.

10.16  WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17  USA PATRIOT Act.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the PATRIOT Act.

10.18  Intercreditor Agreements.  Each Lender and each other Secured Party hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement contemplated hereby reasonably satisfactory to the Administrative Agent on its behalf, perform under such Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders and the other Secured Parties, and each Lender and each other Secured Party agrees to be bound by the terms of such Intercreditor Agreement.

10.19  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

10.20  Conversion of Currencies.

(a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including, upon any Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the

Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.21  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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Schedule 1.1A – Tenth Amendment Revolving Commitments

Revolving Lender	Revolving Commitment
Barclays Bank Plc	$62,500,000
BMO Bank N.A.	$62,500,000
HSBC Bank USA, N.A.	$62,500,000
UBS AG, Stamford Branch	$62,500,000
Total	$250,000,000

Schedule 1.1C – L/C Commitments

Issuing Lender	L/C Commitment
Barclays Bank Plc	$12,500,000
BMO Bank N.A.	$12,500,000
HSBC Bank USA, N.A.	$12,500,000
UBS AG, Stamford Branch	$12,500,000
Total	$50,000,000